Filed Pursuant to Rule 424(b)(5)
Registration No. 333-195126

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
8.500% Senior Notes due 2022	$500,000,000(1)	$64,400(1)
Subsidiary Guarantees	(2)	(2)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2)	In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of the debt securities being registered.

Prospectus supplement

(To prospectus dated April 8, 2014)

EXCO Resources, Inc.

$500,000,000

8.500% Senior Notes due 2022

Interest payable April 15 and October 15

Issue Price: 100.000%

We are offering $500,000,000 aggregate principal amount of our 8.500% Senior Notes due 2022. The notes will mature on April 15, 2022. Interest will accrue on the notes from April 16, 2014, and the first interest payment date will be October 15, 2014.

We may redeem some or all of the notes at any time on or after April 15, 2017 at the redemption prices specified herein. We may also redeem up to 35% of the notes using all or a portion of the net proceeds of certain sales of equity interests of our company completed before April 15, 2017. We may also redeem the notes prior to April 15, 2017 upon payment of the make-whole premium specified herein. If we sell certain of our assets or upon the occurrence of certain changes in control, we must offer to repurchase the notes.

The notes will be our general unsecured, senior obligations, will be equal in right of payment with any of our existing and future unsecured senior indebtedness that is not by its terms subordinated to the notes (including the $750.0 million aggregate principal amount of our 7.500% Senior Notes due 2018), and will be effectively junior to our existing and future secured indebtedness to the extent of collateral securing that debt. The notes will be guaranteed on a senior basis by certain of our subsidiaries. The notes will be structurally subordinated to the indebtedness of our subsidiaries that do not guarantee the notes.

You should read this prospectus supplement, together with the accompanying prospectus, carefully before you invest in our securities. Investing in our securities involves a high degree of risk. See “Risk factors” beginning on page S-19 of this prospectus supplement and page 6 of the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in our securities.

	Public Offering Price(1)	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to the Issuer

Per Note	100.000%	1.750%	98.250%
Total	$500,000,000	$8,750,000	$491,250,000

(1)	Plus accrued interest, if any, from April 16, 2014.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

We expect that delivery of the notes, in book-entry form, will be made on or about April 16, 2014 through The Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Joint book-running managers

J.P. Morgan	Wells Fargo Securities	BofA Merrill Lynch	BMO Capital Markets

Senior co-managers

Credit Suisse	ING	Natixis	UBS Investment Bank

Co-managers

Capital One Securities	CIT Capital Securities	Deutsche Bank Securities	Goldman, Sachs & Co.

April 11, 2014.

EXCO Resources, Inc.*

Marcellus	
Proved Developed Reserves:	108 Bcfe[1]
Total Proved Reserves:	126 Bcfe[1]
Production:	52 Mmcfe/d[2]
Well Count:	124[3]
Net Acreage:	145,000

Appalachia

Appalachia Shallow	
Proved Developed Reserves:	55 Bcfe[1]
Total Proved Reserves:	55 Bcfe[1]
Production:	13 Mmcfe/d[2]
Well Count:	5,801[3]
Net Acreage:	274,000

East Texas / North Louisiana
South Texas

Haynesville and Bossier	
Proved Developed Reserves:	387 Bcfe[1]
Total Proved Reserves:	725 Bcfe[1]
Production:	318 Mmcfe/d[2]
Well Count:	439[3]
Net Acreage:	70,000

Eagle Ford	
Proved Developed Reserves:	65 Bcfe[1]
Total Proved Reserves:	91 Bcfe[1]
Production:	7,250 Boe/d[2]
Well Count:	130[3]
Net Acreage:	47,800

* Does not include EXCO'S proportionate share of the EXCO/HGI Partnership.
1 SEC Proved Reserves as of December 31, 2013
2 Production shown reflects December 2013 exit rate
3 As of December 31, 2013, excluding OBO

Prospectus supplement

Prospectus

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information in this prospectus supplement. Generally, when we refer to this prospectus, we are referring to the prospectus supplement and accompanying prospectus combined together with all documents incorporated by reference.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus, or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Summary

This summary highlights selected features of this offering and selected information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our debt securities. You should carefully read the entire prospectus supplement and the accompanying prospectus, especially the risks of investing in our debt securities discussed under “Risk factors” in this prospectus supplement and the accompanying prospectus, and the risk factors and other information discussed in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Except where the context otherwise requires or as otherwise indicated, as used in this prospectus, (i) “EXCO,” “EXCO Resources,” “Company,” “we,” “ours” and “us” refer to EXCO Resources, Inc. and its consolidated subsidiaries and (ii) statements regarding our indebtedness do not include the indebtedness, or our proportionate interest in the indebtedness, of EXCO/HGI Production Partners, LP, or the EXCO/HGI Partnership. While our proportionate share of the EXCO/HGI Partnership’s debt is consolidated, we are not a guarantor of this debt. We have provided definitions of terms commonly used in the oil and natural gas industry in the “Glossary of selected oil and natural gas terms” beginning on page S-129.

Our company

We are an independent oil and natural gas company engaged in the exploitation, exploration, acquisition, development and production of onshore U.S. oil and natural gas properties, with a focus on shale resource plays. Our principal operations are conducted in certain key U.S. oil and natural gas areas including Texas, Louisiana and the Appalachia region.

As of December 31, 2013, our Proved Reserves were approximately 1.1 Tcfe, of which 90% were natural gas and 66% were Proved Developed Reserves. As of December 31, 2013, the Standardized Measure of our Proved Reserves was approximately $1.3 billion. For the year ended December 31, 2013, we produced 161.9 Bcfe of oil, natural gas and natural gas liquids and we generated total revenues of $634.3 million, net income of $22.2 million and $417.5 million of Adjusted EBITDA (as defined herein). See “—Summary selected financial data” for a discussion and reconciliation of Adjusted EBITDA. As of December 31, 2013, our average daily net production rate was 454 Mmcfe.

Selected geographic data

The following table sets forth information concerning our reserves and production by geographic region as of December 31, 2013:

	Total proved reserves (Bcfe)(1)	PV-10 (in millions) (1)(2)	Average daily net production (Mmcfe)(3)

East Texas/North Louisiana	725.1	$526.1	318
South Texas(4)	90.6	455.1	44
Appalachia	181.1	157.9	65
Permian and other(5)	2.3	9.2	2

Subtotal	999.1	1,148.3	429

EXCO/HGI Partnership(6)	125.2	104.0	25

Total	1,124.3	$1,252.3	454

	Estimated drilling locations(7)	Total gross acreage	Total net acreage

East Texas/North Louisiana	2,167	189,300	87,000
South Texas(4)	325	97,000	47,800
Appalachia	3,533	672,500	290,400
Permian and other(5)	101	29,500	18,200

Total	6,126	988,300	443,400

EXCO/HGI Partnership(8)	805	179,200	39,400

(1)	The total Proved Reserves and PV-10 as of December 31, 2013 were prepared in accordance with the rules and regulations of the SEC. The estimated future plugging and abandonment costs necessary to compute PV-10 were computed internally.

(2)	See “—Summary operating and reserve data” for a discussion and reconciliation of PV-10 to the Standardized Measure.

(3)	The average daily net production rate was calculated based on the average daily rate during the final week of the year ended December 31, 2013.

(4)	We plan on developing certain undeveloped acreage in the Eagle Ford shale as part of a participation agreement, or the KKR Participation Agreement, with certain affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR. Under this agreement, we will assign half of our working interest in a well to certain affiliates of KKR upon commencement of development. Therefore, we have only included half of our current working interest in the undeveloped locations subject to this agreement within our Proved Reserves. We have not incorporated the impact of future buybacks under the KKR Participation Agreement within our Proved Reserves. The acreage in this region consists of 36,500 net acres outside of our core area in Zavala County that are subject to KKR’s right to participate in each proposed well. Our acreage in the South Texas region does not include the undeveloped locations associated with the farmout agreement with Chesapeake Energy Corporation, or Chesapeake.

(5)	On March 24, 2014, we completed the sale of substantially all of the Permian Basin assets owned by EXCO for approximately $68.2 million after final closing adjustments.

(6)	We own a 25.5% economic interest in the EXCO/HGI Partnership and proportionately consolidate the reserves. The reserves of the EXCO/HGI Partnership include conventional shallow producing assets in East Texas and North Louisiana and shallow Canyon Sand and other assets in the Permian Basin of West Texas.

(7)	Identified drilling locations represent total gross drilling locations identified and scheduled by our management as an estimate of our multi-year drilling activities on existing acreage. Of the total drilling locations shown in the table, approximately 510 are classified as proved excluding the proved locations of the EXCO/HGI Partnership. Our actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, drilling results and other factors. See “Risk factors—Risks relating to our business” in this prospectus supplement.

(8)	The total identified drilling locations for the EXCO/HGI Partnership shown in the table include approximately 58 locations classified as proved. The net acreage reported for the EXCO/HGI Partnership represents our 25.5% economic interest. The acreage reported for the EXCO/HGI Partnership consists of shallow rights in a portion of the same acreage for which EXCO owns the deep rights.

Joint ventures

We have used and may in the future use joint ventures or partnership structures to facilitate the acquisition and development of oil and natural gas properties. We have included a description of our current joint ventures and partnership structures below:

•

BG Group/ETX/NLA.    We are parties to a joint venture formed in 2009 with BG Group, plc, or BG Group, covering an undivided 50% interest in a substantial portion of our shale assets in the East Texas/North Louisiana area, including the Haynesville/Bossier shale, or the East Texas/North Louisiana JV. The East Texas/North Louisiana JV is governed by a joint development agreement with our subsidiary, EXCO Operating Company, LP, serving as operator.

•

BG Group/Appalachia.    We are also parties to a joint venture formed in 2009 with BG Group covering our Marcellus shale acreage and shallow producing assets in the Appalachia region, or the Appalachia JV. EXCO and BG Group each own an undivided 50% interest in the Appalachia JV and a 49.75% working interest in the joint venture’s properties. The remaining 0.5% working interest is owned by a jointly owned operating entity,

EXCO Resources (PA), LLC, which manages the Appalachia JV operations. Pursuant to another joint venture with BG Group, we each own a 50% interest in EXCO Appalachia Midstream LLC, a midstream company which develops infrastructure and provides take-away capacity in the Marcellus shale.

•

EXCO/HGI Partnership.    On February 14, 2013, we formed the EXCO/HGI Partnership with Harbinger Group, Inc., or HGI. We own a 25.5% economic interest in the EXCO/HGI Partnership, including a 50% interest in EXCO/HGI GP, LLC, the general partner of the EXCO/HGI Partnership. HGI owns the remaining 50% interest in the general partner. We proportionately consolidate our interests, including the reserves of the EXCO/HGI Partnership which include conventional shallow producing assets in East Texas and North Louisiana and shallow Canyon Sand and other assets in the Permian Basin of West Texas.

•

KKR.    During 2013, we acquired producing wells and non-producing leasehold interests in the Eagle Ford shale in South Texas. In connection with our acquisition of assets in the Eagle Ford shale, we entered into the KKR Participation Agreement with certain affiliates of KKR to jointly develop certain undeveloped acreage in the Eagle Ford shale.

Our business strategy

Our primary strategy focuses on the exploitation and development of our shale resource plays, while continuing to evaluate complementary acquisitions that meet our strategic and financial objectives. We plan to carry out this strategy by leveraging our management and technical team’s experience, exploiting our multi-year inventory of development drilling locations in our shale plays, actively seeking acquisition opportunities, managing our liquidity and enhancing financial flexibility.

Exploit our shale resource plays

Our primary focus is the development of our core areas as we exploit our extensive inventory of drilling opportunities. We hold significant acreage positions in three prominent shale plays in the United States:

•	East Texas and North Louisiana—we currently hold approximately 70,000 net acres in the Haynesville/Bossier shales;

•	South Texas—we currently hold approximately 47,800 net acres in the Eagle Ford shale; and

•	Appalachia—we currently hold approximately 145,000 net acres prospective in the Marcellus shale.

We commenced our horizontal drilling program in the Haynesville/Bossier shales during 2008 and have gained extensive amounts of technical and operational expertise within these formations. We have spud 430 operated horizontal wells from the commencement of our drilling program through December 31, 2013. At December 31, 2013, we also owned working interests in 178 Haynesville/Bossier shale horizontal wells operated by others. We have accumulated significant amounts of contiguous acreage and are one of the largest operators within this region. Our economies of scale have allowed us to efficiently develop our assets and minimize our costs through greater utilization of multi-well pads and existing infrastructure and facilities. During 2013, we acquired additional assets in our core area of the Haynesville shale, including additional working interests in our operated wells and operated interests in producing wells in sections with additional developmental opportunities.

During 2013, we acquired producing wells and non-producing leasehold interests in the Eagle Ford shale. We believe this acquisition includes significant upside on the undeveloped acreage while increasing our exposure to oil production. In addition, we entered into a farm-out agreement covering additional acreage adjacent to the acquired properties. In connection with the closing of the acquisition of the Eagle Ford assets, we entered into the KKR Participation Agreement with KKR to jointly develop the assets. We believe this agreement will allow us to diversify the risks associated with this development while establishing a platform for growth through the acquisition of oil-focused proved developed producing properties at attractive prices based on the offer process within the agreement. We intend to apply our technical and operational expertise from other shale plays to the Eagle Ford shale and realize operational efficiencies as we move to a manufacturing mode in our core area. As of December 31, 2013, we had spud 26 operated horizontal wells in the Eagle Ford shale since acquiring the Eagle Ford assets.

Our principal activities in the Marcellus shale are focused on technical evaluations of our acreage holdings and a disciplined appraisal drilling program. In 2014, we are planning appraisal initiatives as we evaluate future development activities. A substantial portion of our shale resource play acreage is held-by-production, which gives us flexibility to defer drilling as we evaluate our development activities without the threat of losing valuable leases.

Evaluate complementary acquisitions that meet our strategic and financial objectives

We continue to evaluate acreage opportunities and acquisitions of producing properties in our shale areas. We believe we can leverage our technical expertise and economies of scale to maximize our returns in these areas. Our acquisition history over the last five years has been focused on shale resource plays with an emphasis on the acquisition of undeveloped acreage. Undeveloped acreage acquisitions differ from acquisitions of producing properties as undeveloped acreage acquisitions do not result in immediate production and cash flows or provide incremental borrowing base capacity under our credit agreement, or the EXCO Resources Credit Agreement. The acquisitions we closed in July 2013 consisted of producing properties and undeveloped acreage. Our current business development focus is on evaluating acreage and producing property acquisition opportunities that are both complementary to our current asset base and consistent with our strategy to manage our liquidity and enhance our financial flexibility.

Manage our liquidity and enhance financial flexibility

We actively manage our liquidity to ensure that we are able to execute our business strategies. We continuously review our portfolio and evaluate transactions that would enhance our liquidity and allow us to redeploy capital to other projects with higher rates of return. During 2013 and the first quarter of 2014, we executed several key transactions that improved our liquidity and financial flexibility. We utilized the proceeds from these transactions to reduce indebtedness under the EXCO Resources Credit Agreement and facilitate the acquisitions of the Haynesville and Eagle Ford assets. These transactions included the following:

•

sold our equity interest in TGGT Holdings, LLC to Azure Midstream Holdings LLC for cash proceeds of approximately $241.9 million and an equity interest of approximately 4% in Azure Midstream Holdings LLC;

•

formed the EXCO/HGI Partnership with HGI. We contributed our conventional non-shale assets in East Texas and North Louisiana and our shallow Canyon Sand and certain other assets in the Permian Basin of West Texas to the EXCO/HGI Partnership in exchange for net proceeds of approximately $574.8 million and a 25.5% economic interest in the EXCO/HGI Partnership. The operations of the EXCO/HGI Partnership are currently funded with its cash flows from operations and its credit facility, or the EXCO/HGI Partnership Credit Agreement;

•

sold an undivided 50% interest in the undeveloped Eagle Ford acreage we acquired to KKR for approximately $130.9 million and entered into the KKR Participation Agreement to jointly develop these assets;

•

sold an undivided 50% interest in certain undeveloped acreage with horizontal shale drilling opportunities in the Permian Basin. We received $37.9 million in cash and the purchaser agreed to fund our share of drilling and completion costs within the joint venture area up to $18.9 million. The private party was designated as the operator under the joint development agreement. On March 24, 2014, we sold our remaining interest for approximately $68.2 million after final closing adjustments, which was used to repay indebtedness under the EXCO Resources Credit Agreement;

•

completed a rights offering of our common stock, or the Rights Offering, and related private placement on January 17, 2014, which resulted in the issuance of 54,574,734 shares of our common stock for proceeds of $272.9 million. We utilized the proceeds from the Rights Offering and related private placement to repay indebtedness under the EXCO Resources Credit Agreement; and

•	used approximately $46.8 million of cash flow from operations to repay indebtedness under the EXCO Resources Credit Agreement.

We reduced our total indebtedness by $629.6 million from approximately $2.1 billion as of September 30, 2013 (excluding $6.9 million of outstanding letters of credit, unamortized discounts and our proportionate share of indebtedness under the EXCO/HGI Partnership Credit Agreement) to approximately $1.4 billion as of March 31, 2014, including $673.7 million of indebtedness under the EXCO Resources Credit Agreement (excluding $6.9 million of outstanding letters of credit and unamortized discount) and $750.0 million of indebtedness (excluding unamortized discount) under our 7.5% senior unsecured notes due September 15, 2018, or the 2018 Notes, but excluding our proportionate share of indebtedness for the EXCO/HGI Partnership.

Our board of directors approved a capital expenditure budget of $368.0 million for 2014. We expect the capital expenditure program will be funded primarily by our operating cash flow. Our capital program was designed to minimize the impact of production declines while managing our capital expenditures in relation to our operating cash flow. We believe our 2014 budget will increase our exposure to crude oil production as it includes $138.0 million of capital expenditures that are focused on drilling and development activities for oil in our South Texas region. Our capital expenditure budget excludes the EXCO/HGI Partnership, which funds its capital expenditures through internally generated cash flow and the EXCO/HGI Partnership Credit Agreement.

We use derivative financial instruments to enhance our ability to execute our business plan over the entire commodity price cycle, protect our returns on investments and manage our capital structure. We expect that our comprehensive derivative financial instrument program will help to mitigate the impact of volatility in commodity prices and achieve more predictable cash flows. Our derivative financial instruments are comprised of oil and natural gas swaps, basis swaps and call option contracts.

As of December 31, 2013, we had derivative financial instruments in place for the volumes and prices shown below:

(in thousands, except prices)	NYMEX gas volume (mmbtu)	Weighted average contract price per mmbtu	NYMEX oil volume (bbls)	Weighted average contract price per bbl

Swaps:
2014	84,060	$4.22	1,644	$95.03
2015	28,288	4.31	548	91.78
Basis Swaps:
2014	—	—	183	6.03
2015	—	—	91	6.10
Call options:
2014	20,075	4.29	365	100.00
2015	20,075	4.29	365	100.00

We are also evaluating potential transactions which would further enhance our liquidity, including additional divestitures of non-core assets, and continuous evaluation of cost reduction initiatives in operating and general and administrative costs.

Our strengths

We have a number of strengths that we believe will help us successfully execute our strategy.

High quality asset base in attractive regions

We own a geographically diversified reserve base including significant acreage positions in some of the most prominent shale plays in the United States. Our principal operations are in Texas, Louisiana and the Appalachia region. In addition, a significant portion of our acreage is held-by-production which allows us to develop these properties within our desired time frame. Our properties are generally characterized by:

•	multi-year inventory of development drilling and exploitation projects;
•	high drilling success rates;
•	significant unproved reserves and resources; and
•	long reserve lives.

Operational control

We operate a significant portion of our properties which allows us to manage our operating costs and better control capital expenditures as well as the timing of development and exploitation activities. Therefore, we are able to allocate our capital to the most attractive projects based on commodity prices, rates of return and industry trends. As of December 31, 2013, we operated 7,863 of our 8,453 gross wells, or wells representing approximately 97% of our Proved Developed Reserves. We have continued to demonstrate improved drilling and completion efficiencies and costs in our operated areas while maintaining low capital and operating costs.

Skilled technical personnel and experienced management team

We have developed a workforce that has a significant number of highly skilled technical and operational personnel who have been successful in developing our shale resources. We will leverage our technical expertise to exploit our asset base in an efficient and cost-effective manner. We believe our technical expertise gives us a competitive advantage in our key operating areas.

Our senior management team has led both public and private oil and natural gas companies and has extensive experience in acquiring, exploring, exploiting and developing oil and natural gas properties. The average industry experience of our management team is 26 years. We believe that our management team will be instrumental in executing a disciplined approach to accomplish our business strategies. Our board of directors is currently conducting a search for a new chief executive officer who will bring additional leadership, experience and expertise to our current management team.

Plans for 2014

Our plans for 2014 primarily focus on the exploitation and development of our core assets. These plans include a disciplined development program which will primarily be funded with cash flows from our operations. We expect our development program will result in a decline in natural gas production while increasing our crude oil production. We will also focus on improving our operating margins as a result of initiatives to manage our operating and general and administrative costs. This will allow us to preserve our liquidity and capital resources in preparation for future growth, including purchases of Eagle Ford assets under the KKR Participation Agreement beginning in 2015. Although our focus is on the exploitation and development of our current asset base, we will also continue to evaluate complementary acquisitions if opportunities arise that meet our strategic and financial objectives.

2014 capital budget

Our board of directors approved a capital budget of $368.0 million for 2014, of which $294.0 million is allocated to development and completion activities. Our developmental activities in the East Texas/North Louisiana region are primarily focused on our core area in DeSoto Parish as well as a limited drilling program in the Shelby area. In the South Texas region, our developmental activities are primarily focused on our core area under the KKR Participation Agreement. Our capital program was designed to manage our capital expenditures in relation to our operating cash flow. These capital expenditures exclude the EXCO/HGI Partnership, which funds its capital expenditures through internally generated cash flow and the EXCO/HGI Partnership Credit Agreement, and also exclude any capital expenditures for our joint development of shale properties in the Permian Basin. Based upon current commodity prices and our capital structure, our 2014 capital budget is currently allocated among the different budget categories as follows:

(in millions, except wells)	Gross wells spud(1)	Net wells spud(1)	Net wells completed(1)	Drilling & completion	Other capital	Total capital

East Texas/North Louisiana	42	20.5	18.3	$173	$11	$184
South Texas	90	15.2	14.3	109	29	138
Appalachia	2	0.5	0.5	12	5	17
Corporate and other(2)	—	—	—	—	29	29

Total	134	36.2	33.1	$294	$74	$368

(1)	The wells spud and completed within this table only include those operated by EXCO.
(2)	Includes $18.0 million of capitalized interest.

Recent developments

On February 26, 2014, we provided first quarter 2014 average daily production guidance that was between 8% and 10% lower than our fourth quarter 2013 average daily production of 446 Mmcfe/d. The decline is primarily attributable to our 2014 capital budget discipline, the timing of completion activities in East Texas/North Louisiana, shut-ins of producing wells due to offset completion activities in South Texas and East Texas/North Louisiana, and the lower working interest of the South Texas wells currently being developed under the KKR Participation Agreement in their first year of production before the buyback offer process versus the 121 producing South Texas wells at December 31, 2013 that are not subject to the KKR Participation Agreement. In addition, we provided first quarter 2014 Adjusted EBITDA guidance that was between 11% and 15% lower than our fourth quarter 2013 Adjusted EBITDA of $123.7 million. We have not reconciled the first quarter 2014 Adjusted EBITDA range because applicable information on which this reconciliation is based is not readily available. Accordingly, a reconciliation of the first quarter 2014 Adjusted EBITDA range at this time is not available without unreasonable effort.

As of March 31, 2014, after giving effect to the completion of the offering and the application of the net proceeds therefrom and our expected borrowing base redetermination, the borrowing base under the EXCO Resources Credit Agreement would have been $875.0 million. After giving effect to the completion of this offering and the application of net proceeds therefrom and our expected borrowing base redetermination, as of March 31, 2014, we would have had approximately $183.7 million of indebtedness outstanding under the EXCO Resources Credit Agreement, excluding $6.9 million of outstanding letters of credit, and we would have had total unused availability of approximately $684.4 million under the EXCO Resources Credit Agreement.

Corporate information

EXCO Resources, Inc. is a Texas corporation incorporated in October 1955. Our shares of common stock trade on the New York Stock Exchange, or NYSE, under symbol “XCO.” Our principal executive office is located at 12377 Merit Drive, Suite 1700, Dallas, Texas 75251. Our telephone number is (214) 368-2084. Our website address is www.excoresources.com. Except for any documents that are incorporated on or through this prospectus supplement, our website is not part of this prospectus supplement.

Summary organizational structure

The following summary organizational structure does not include entities with immaterial assets, liabilities and revenues. We use the equity method of accounting for our 50% investment in Appalachia Midstream, LLC and EXCO Resources (PA), LLC and we report our 25.5% interest in the EXCO/HGI Partnership using proportional consolidation (collectively, such entities are referred to as the “JV Entities”). All subsidiaries that are guarantors under the EXCO Resources Credit Agreement will be guarantors of the notes offered hereby. For additional financial information regarding the subsidiary guarantors and JV Entities, see “The offering—Guaranties.”

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes and the guaranties, please refer to “Description of the notes” in this prospectus supplement.

Issuer	EXCO Resources, Inc.

Securities offered	$500.0 million aggregate principal amount of 8.500% Senior Notes due 2022.

Maturity date	April 15, 2022.

Interest rate	8.500% per year.

Interest payment dates	April 15 and October 15, commencing October 15, 2014.

Optional redemption	The notes will be redeemable at our option, in whole or in part, at any time on or after April 15, 2017, at the redemption prices set forth in this prospectus supplement, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to April 15, 2017, we may redeem up to 35% of the aggregate principal amount of the notes originally issued with the proceeds of certain equity offerings at a redemption price of 108.500% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to April 15, 2017, we may also redeem all, but not less than all, of the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole premium.”

Mandatory offers to purchase	Upon the occurrence of a change of control, we will be required to offer to purchase from you all or a portion of your notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events that may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 540 days to repay indebtedness or to invest in capital assets related to our business or capital stock of a restricted subsidiary (as defined under the heading “Description of the notes”).

Guaranties

The notes will be guaranteed on a senior unsecured basis by each restricted subsidiary that borrows or guaranties obligations under the EXCO Resources Credit Agreement and certain of our existing and future direct and indirect subsidiaries that either guarantee our indebtedness or incur certain other indebtedness. Under certain circumstances, subsidiary guarantors may be released from their guaranties without the consent of the holders of notes. See “Description of the notes—Guaranties.”

The subsidiary guarantors under the indenture that will govern the notes offered hereby:

•	represented approximately 92% of our total revenues for the year ended December 31, 2013; and

•	represented approximately 85% of our total assets as of December 31, 2013.

Our equity interests in the JV Entities, which are not subsidiaries and will not be guarantors of the notes:

•	represented approximately 7% of our total revenues for the year ended December 31, 2013;

•	contributed $53.3 million of equity method losses for the year ended December 31, 2013;

•	represented approximately 8% of our total assets as of December 31, 2013; and

•	represented $57.6 million of our equity method investments as of December 31, 2013.

The JV Entities had $105.7 million of liabilities as of December 31, 2013, including trade payables, but excluding intercompany liabilities.

We also had one non-guarantor subsidiary that no revenues, assets and liabilities as of and for the year ended December 31, 2013.

For more information concerning our interests in the JV Entities, see “Summary—Joint ventures” and “Summary—Summary organizational structure.”

Ranking	The notes and the subsidiary guaranties will be EXCO Resources, Inc.’s and the subsidiary guarantors’ senior unsecured obligations and:

•	will rank equal in right of payment with all of our and the subsidiary guarantors’ existing and future senior unsecured indebtedness;

•	will rank senior in right of payment to all of our and the subsidiary guarantors’ existing and future subordinated indebtedness;

•	will be effectively subordinated to any of our and the subsidiary guarantors’ existing and future secured indebtedness, to the extent of the value of the collateral securing such debt; and

•	will be structurally subordinated to all of the existing and future liabilities (including trade payables) of the JV Entities and any of our subsidiaries that do not guarantee the notes.

After giving effect to the completion of this offering and the application of net proceeds therefrom and our expected borrowing base redetermination, as of March 31, 2014:

•	we would have had approximately $1.3 billion of total unsecured indebtedness (including the notes), which would have ranked equally with the notes; and

•

we would have had approximately $183.7 million of secured indebtedness under the EXCO Resources Credit Agreement to which the notes will be effectively subordinated, excluding $6.9 million of outstanding letters of credit, and we would have had total unused availability of approximately $684.4 million under the EXCO Resources Credit Agreement.

Covenants	We will issue the notes under a base indenture, as supplemented by a supplemental indenture, with Wilmington Trust Company, as trustee. The indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications.

If the notes are assigned an investment grade rating from Moody’s or Standard & Poor’s, many of these covenants will be suspended.

For more details, see “Description of the notes.”

Absence of public market for the notes

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice.

Use of proceeds	We estimate that the proceeds from this offering, after deducting estimated discounts to the underwriters and offering fees and expenses, will be approximately $490.0 million.

We intend to use the net proceeds received from the offering of the notes to repay the $297.8 million term loan and a portion of the revolving commitment under the EXCO Resources Credit Agreement.

Conflicts of interest	Affiliates of J.P. Morgan Securities LLC, BMO Capital Markets Corp., Deutsche Bank Securities Inc. and ING Financial Markets LLC, will receive more than 5% of the net proceeds of this offering in connection with the repayment of the $297.8 million term loan and a portion of the revolving commitment under the EXCO Resources Credit Agreement. See “Use of proceeds”. Because J.P. Morgan Securities LLC, BMO Capital Markets Corp., Deutsche Bank Securities Inc. and ING Financial Markets LLC are underwriters in this offering and their respective affiliates are expected to receive more than 5% of the net proceeds of this offering, J.P. Morgan Securities LLC, BMO Capital Markets Corp., Deutsche Bank Securities Inc. and ING Financial Markets LLC are deemed to have a “conflict of interest” under Financial Industry Regulatory Authority Rule 5121 (“FINRA Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. This rule requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement. Capital One Securities, Inc. has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. See “Underwriting (Conflicts of Interest).”

Risk factors

In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information in this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk factors” for risks involved with an investment in the notes.

Summary selected financial data

The following table presents summary selected historical and pro forma financial information as of and for the periods indicated. We derived the historical information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference. This summary table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

We derived the unaudited pro forma financial information for the year ended December 31, 2013 from the aforementioned historical information. The pro forma financial information gives effect to the sale of our interest in TGGT, LLC, the acquisition of the Haynesville and Eagle Ford oil and natural gas properties, the sale of undeveloped properties to KKR, the amendment and restatement of, and increased borrowings under, the EXCO Resources Credit Agreement and the formation of the EXCO/HGI Partnership as if each transaction occurred on January 1, 2013. This summary table should be read in conjunction with our unaudited pro forma financial statements included as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on April 8, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Historical			Pro forma
	Year ended December 31,			Year ended December 31,
(in thousands, except per share amounts and ratios)	2013	2012	2011	2013
				(Unaudited)

Statement of Operations Data(1):
Revenues:
Oil and natural gas	$634,309	$546,609	$754,201	$771,971
Total revenues	634,309	546,609	754,201	771,971

Cost and expenses:
Oil and natural gas operating costs	83,248	104,610	108,641	106,744
Gathering and transportation	100,645	102,875	86,881	99,863
Depletion, depreciation and amortization	245,775	303,156	362,956	323,434
Impairment of oil and natural gas properties	108,546	1,346,749	233,239	108,546
Accretion of discount on asset retirement obligations	2,514	3,887	3,652	2,489
General and administrative	91,878	83,818	104,618	91,069
(Gain) loss on divestitures and other operating items(2)	(177,518)	17,029	23,819	8,948

Total cost and expenses	455,088	1,962,124	923,806	741,093

Operating income (loss)	179,221	(1,415,515)	(169,605)	30,878

Other income (expense):
Interest expense, net	(102,589)	(73,492)	(61,023)	(92,840)
Gain (loss) on derivative financial instruments	(320)	66,133	219,730	(320)
Other income (expense)	(828)	969	788	(828)
Equity income (loss)	(53,280)	28,620	32,706	(2,620)

Total other income (expense)	(157,017)	22,230	192,201	(96,608)

Income (loss) before income taxes	22,204	(1,393,285)	22,596	(65,730)

Net income (loss)	$22,204	($1,393,285)	$22,596	($65,730)

	Historical			Pro forma
	Year ended December 31,			Year ended December 31,
(in thousands, except per share amounts and ratios)	2013	2012	2011	2013
				(Unaudited)

Other financial and operating data:
EBITDA(3)	$370,568	($1,016,637)	$446,575	$350,544
Adjusted EBITDA(3)	417,545	468,178	605,119	533,301
Interest expense	102,589	73,492	61,023	92,840

Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$350,634	$514,786	$428,543
Investing activities	(252,478)	(427,094)	(709,531)
Financial activities	(93,317)	(74,045)	268,756

Balance Sheet Data (as of period end):
Current assets	$305,854	$361,866	$678,008
Total assets	2,408,628	2,323,732	3,791,587
Current liabilities	349,170	237,931	287,399
Total debt	1,890,778	1,848,972	1,887,828
Shareholders’ equity	147,905	149, 393	1,558,332
Total liabilities and shareholders’ equity	2,408,628	2,323,732	3,791,587

(1)	We have completed numerous acquisitions and dispositions that impact the comparability of the selected financial data between periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013, and our unaudited pro forma financial statements included as Exhibit 99.1 to our Current Report on Form 8-K filed on April 8, 2014, each of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

(2)	Accounting Standards Codification, or ASC, 815, Derivatives and Hedging, or ASC 815, requires that changes in the derivative’s fair value be recognized in earnings unless specific hedge accounting criteria are met, or exemptions for normal purchases and normal sales as permitted by ASC 815 exist. We do not designate our derivative financial instruments as hedging instruments and, as a result, recognize the change in a derivative’s estimated fair value in earnings as a component of other income or expense.

(3)

Earnings before interest, taxes, depreciation, depletion and amortization, or EBITDA, represents net income (loss) adjusted to exclude interest expense, income taxes and depreciation, depletion and amortization. “Adjusted EBITDA” represents EBITDA adjusted to exclude other operating items impacting comparability, accretion of discount on asset retirement obligations, impairment of oil and natural gas properties, non-cash changes in the fair value of derivatives, income or losses from equity method investments and stock-based compensation. See “Description of certain indebtedness—EXCO Resources Credit Agreement” for information on our Adjusted EBITDA maintenance requirements. We have presented EBITDA and Adjusted EBITDA because they are a widely used measure by investors, analysts and rating agencies for valuations, peer comparisons and investment recommendations. Our EBITDA and Adjusted EBITDA, as presented herein, differ in certain respects from the comparable measures as calculated in accordance with the EXCO Resources Credit Agreement and the indenture governing the 2018 Notes and the notes offered hereby. The EXCO Resources Credit Agreement uses EBITDAX (as defined therein) to measure compliance with certain financial covenants, and our indenture governing the 2018 Notes and the notes offered hereby uses Consolidated Net Income and EBITDA (each, as defined in the indenture) in connection with our debt incurrence and restricted payment capacity. Compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to us. Among other differences, the calculation of EBITDA under the indenture governing the 2018 Notes and the notes offered hereby for the quarter ended December 31, 2013 and year ended December 31, 2013 would not include our proportionate share of the EXCO/HGI Partnership’s EBITDA of $4.7 million and $18.1 million, respectively, or Adjusted EBITDA of $6.1 million and $19.8 million, respectively, because the indenture permits the inclusion of EXCO/HGI Partnership’s income only to the extent that it is distributed to EXCO during the referenced period. Our computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others. EBITDA and Adjusted EBITDA are measures that are not prescribed by generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities. As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures.

The calculation of EBITDA and Adjusted EBITDA presented in this “Summary Selected Financial Data” for the quarter ended December 31, 2013 and year ended December 31, 2013 include our proportionate share of the EXCO/HGI Partnership’s EBITDA of $4.7 million and $18.1 million, respectively, and Adjusted EBITDA of $6.1 million and $19.8 million, respectively. We have not provided a reconciliation of pro forma Adjusted EBITDA to net cash provided by operating activities because applicable information on which this reconciliation is based is not readily available. The following table sets forth the reconciliation of EBITDA and Adjusted EBITDA.

	Historical				Pro forma
	Three months ended December 31,	Year ended December 31,			Year ended December 31,
(in thousands)	2013	2013	2012	2011	2013
					(Unaudited)
Net income (loss)	$(122,863)	$22,204	$(1,393,285)	$22,596	$(65,730)
Interest expense	30,818	102,589	73,492	61,023	92,840
Income tax expense (benefit)	—	—	—	—	—
Depletion, depreciation and amortization	82,580	245,775	303,156	362,956	323,434

EBITDA	$(9,465)	$370,568	$(1,016,637)	$446,575	350,544

Accretion of discount on asset retirement obligations	649	2,514	3,887	3,652	2,489
Impairment of oil and natural gas properties	97,839	108,546	1,346,749	233,239	108,546
(Gain) loss on divestitures and other non-recurring items impacting comparability	8,143	(170,550)	17,928	27,660	15,915
Equity method (income) loss	(7,949)	53,280	(28,620)	(32,706)	2,620
Net (gains) losses on derivative financial instruments(a)	19,495	320	(66,133)	(219,730)	320
Cash settlements on derivative financial instruments(a)	13,703	42,119	202,078	135,417	42,119
Stock-based compensation expense	1,255	10,748	8,926	11,012	10,748

Adjusted EBITDA	$123,670	$417,545	$468,178	$605,119	533,301

Interest expense	(30,818)	(102,589)	(73,492)	(61,023)
Income tax expense	—	—	—	—
Other operating items impacting comparability	7,184	(14,613)	(16,625)	(21,339)
Amortization of deferred financing costs and discount	—	29,624	9,788	9,759
Deferred income taxes	(6,840)	—	—	—
Changes in working capital	34,067	20,667	126,937	(103,973)

Net cash provided by operating activities	$127,263	$350,634	$514,786	$428,543

(a)	The disclosure regarding derivative financial instruments in our reconciliations of Adjusted EBITDA is designed to have the effect of including only cash settlements of derivatives which were settled during the period. The line item “Net gain (losses) on derivative financial instruments” included in our Consolidated Statement of Operations and reconciliation above consists of both the non-cash change in fair value of our derivative instruments and the cash settlements on derivative financial instruments in the referenced period. Therefore, the net effect of these two line items is to add back the non-cash portion of our net (gain) losses on derivative financial instruments to our Adjusted EBITDA calculation.

Summary operating and reserve data

The following table sets forth summary data with respect to our historical oil and natural gas production, net of royalties for the periods indicated. For additional information on price calculations, see the information set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included, as applicable, in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference into this prospectus supplement and the accompanying prospectus, in evaluating the materials presented below.

	Historical
	Year ended December 31,
(in thousands, except per unit price)	2013	2012	2011

Production:
Oil (Mbbls)	1,188	704	741
Natural gas liquids (Mbbls)	243	510	505
Natural gas (Mmcf)	153,321	182,644	176,700
Total production (Mmcfe)	161,907	189,928	184,176
Average daily production (Mmcfe)	444	519	505

Revenues before derivative financial instrument activities:
Oil	$111,440	$62,119	$67,440
Natural gas liquids	8,560	22,068	29,639
Natural gas	514,309	462,422	657,122

Total Revenues	$634,309	$546,609	$754,201

Oil and natural gas derivative financial instruments:
Gain (loss) on derivative financial instruments	($320)	$66,133	$219,730

Average sales price (before cash settlements of derivative financial instruments):
Oil (per Bbl)	$93.80	$88.24	$91.01
Natural gas liquids (per Bbl)	35.23	43.27	58.69
Natural Gas (per Mcf)	3.35	2.53	3.72
Natural gas equivalent (per Mcfe)	3.92	2.88	4.10

Costs and Expenses:
Oil and natural gas operating costs	$61,277	$77,127	$84,766
Production and ad valorem taxes	21,971	27,483	23,875
Gathering and transportation	100,645	102,875	86,881
Depletion	237,899	288,401	344,947
Depreciation and amortization	7,876	14,755	18,009
General and administrative	91,878	83,818	104,618
Interest expense, net	102,589	73,492	61,023

Costs and expenses (per Mcfe):
Oil and natural gas operating costs	$0.38	$0.41	$0.46
Production and ad valorem taxes	0.14	0.14	0.13
Gathering and transportation	0.62	0.54	0.47
Depletion	1.47	1.52	1.87
Depreciation and amortization	0.05	0.08	0.10
General and administrative	0.57	0.44	0.57
Net income (loss)	$22,204	($1,393,285)	$22,596

The following table sets forth estimates of our Proved Reserves and PV-10, including our proportionate interest in the EXCO/HGI Partnership, for the periods indicated. For additional information on our Proved Reserves and PV-10, see the information set forth under the headings “Risk factors,” “Business—Our oil and natural gas reserves” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and notes thereto included, as applicable, in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference into this prospectus supplement and the accompanying prospectus, in evaluating the materials presented below.

	As of December 31,
	2013	2012	2011

Equivalent reserves (Mmcfe)
Developed	737,291	972,256	982,912
Undeveloped	386,954	37,130	346,676

Total	1,124,245	1,009,386	1,329,588

PV-10 (in millions)(1)
Developed	$1,153.5	$666.0	$1,545.7
Undeveloped	98.8	30.1	128.0

Total	1,252.3	696.1	1,673.7

Standardized Measure (in millions)(2)	$1,252.3	$696.1	$1,426.5

(1)	The PV-10 is based on the following average spot prices, in each case adjusted for historical differentials. Prices presented on the table below are the trailing 12 month simple average spot price at the first of the month for natural gas at Henry Hub and West Texas Intermediate crude oil at Cushing, Oklahoma. The price of NGLs was computed using the trailing 12 month average of realized prices.

	Oil (per Bbl)	Average spot prices Natural gas (per Mmbtu)	Natural gas liquid (per Bbl)

December 31, 2013	$96.78	$3.67	$39.92
December 31, 2012	94.71	2.76	46.57
December 31, 2011	96.19	4.12	—

(2)	We believe that PV-10, while not a financial measure in accordance with GAAP, is an important financial measure used by investors and independent oil and natural gas producers for evaluating the relative significance of oil and natural gas properties and acquisitions due to tax characteristics, which can differ significantly among comparable companies. The Standardized Measure represents the PV-10 after giving effect to income taxes, and is calculated in accordance with ASC 932. There is no difference in Standardized Measure and PV-10 for the years ended December 31, 2013 and 2012 as the impacts of net operating loss carry-forwards eliminated future income taxes. Our existing net operating loss carryforwards eliminated estimated future income taxes for the year ended December 31, 2013. The amount of estimated future plugging and abandonment costs, the PV-10 of these costs and the Standardized Measure were determined by us. We do not designate our derivative financial instruments as hedges and accordingly, do not include the impact of derivative financial instruments when computing the Standardized Measure. The following table provides a reconciliation of our PV-10 to our Standardized Measure as of December 31, 2013, 2012 and 2011:

	As of December 31,
(in millions)	2013	2012	2011
PV-10	$1,252.3	$696.1	$1,673.7
Future income taxes	—	—	(390.8)
Discount of future income taxes at 10% per annum	—	—	143.6

Standardized Measure	$1,252.3	$696.1	$1,426.5

Risk factors

Our business, operations and financial condition are subject to various risks and uncertainties. Some of these are described below and other factors are noted throughout this prospectus supplement and in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and you should take these risks into account in evaluating us or any investment decision involving us or in deciding whether to participate in the purchase of the notes proposed in this prospectus supplement. This section does not describe all risks or uncertainties applicable to us, our industry, our business, or an investment in our debt securities and it is intended only as a summary of certain material factors.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those contained in any forward-looking statement included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks related to our business

Fluctuations in oil and natural gas prices, which have been volatile at times, may adversely affect our revenues as well as our ability to maintain or increase our borrowing capacity, repay current or future indebtedness and obtain additional capital on attractive terms.

Our future financial condition, access to capital, cash flow and results of operations depend upon the prices we receive for our oil and natural gas. We are particularly dependent on prices for natural gas. As of December 31, 2013, approximately 90% of our Proved Reserves were natural gas and approximately 95% of our production was natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. Factors that affect the prices we receive for our oil and natural gas include:

•	supply and demand for oil and natural gas and expectations regarding supply and demand;

•	the level of domestic production;

•	the availability of imported oil and natural gas;

•

political and economic conditions and events in foreign oil and natural gas producing nations, including embargoes, continued hostilities in the Middle East, Africa, South America and Russia, other sustained military campaigns, and acts of terrorism or sabotage;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	the cost and availability of transportation and pipeline systems with adequate capacity;

•	the cost and availability of other competitive fuels;

•	fluctuating and seasonal demand for oil, natural gas and refined products;

•	concerns about global warming or other conservation initiatives and the extent of governmental price controls and regulation of production;

•	regional price differentials and quality differentials of oil and natural gas;

•	the availability of refining capacity;

•	technological advances affecting oil and natural gas production and consumption;

•	weather conditions and natural disasters;

•	foreign and domestic government relations and regulations and taxes; and

•	overall economic conditions.

In the past, prices of oil and natural gas have been extremely volatile, and we expect this volatility to continue. During 2013, the NYMEX price for natural gas fluctuated from a high of $4.46 per Mmbtu to a low of $3.11 per Mmbtu, while the NYMEX West Texas Intermediate crude oil price ranged from a high of $110.53 per Bbl to a low of $86.68 per Bbl. For the five years ended December 31, 2013, the NYMEX Henry Hub natural gas price ranged from a high of $6.07 per Mmbtu to a low of $1.91 per Mmbtu, while the NYMEX West Texas Intermediate crude oil price ranged from a high of $113.93 per Bbl to a low of $33.98 per Bbl. On December 31, 2013, the spot market price for natural gas at Henry Hub was $4.23 per Mmbtu, a 26% increase from December 31, 2012. On December 31, 2013, the spot market price for crude oil at Cushing was $98.42 per Bbl, a 7% increase from December 31, 2012. For 2013, our average realized prices (before the impact of derivative financial instruments) for oil and natural gas were $93.80 per Bbl and $3.35 per Mcf, respectively, compared with 2012 average realized prices of $88.24 per Bbl and $2.53 per Mcf, respectively.

Lower commodity prices will reduce our cash flows and borrowing ability. We may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a decline in our reserves as existing reserves are depleted. Lower commodity prices may also reduce the amount of oil and natural gas that we can produce economically. If commodity prices further decrease, a significant portion of our exploitation, development and exploration projects could become uneconomic. This may result in our having to make significant downward adjustments to our estimated proved reserves. As a result, a substantial or extended decline in the prices of oil and natural gas may materially and adversely affect our future financial condition, access to capital, cash flow and results of operations.

Our revenues, cash flow and profitability and our ability to maintain or increase our borrowing capacity, to repay current or future indebtedness and to obtain additional capital on attractive terms depend substantially upon oil and natural gas prices.

Changes in the differential between NYMEX or other benchmark prices of oil and natural gas and the reference or regional index price used to price our actual oil and natural gas sales could have a material adverse effect on our results of operations and financial condition.

The reference or regional index prices that we use to price our oil and natural gas sales sometimes reflect a discount to the relevant benchmark prices, such as NYMEX. The difference between the benchmark price and the price we reference in our sales contracts is called a differential. We cannot accurately predict oil and natural gas differentials. Changes in differentials between the benchmark price for oil and natural gas and the reference or regional index price we reference in our sales contracts could have a material adverse effect on our results of operations and financial condition. We have recently experienced significant volatility in our price differentials including crude oil production from the Eagle Ford shale and natural gas production in certain areas in Appalachia. Our crude oil production from the Eagle Ford shale is currently sold at a price based on the Phillips 66 West Texas Intermediate index plus or minus the differential to the Argus Louisiana Light Sweet index. During 2013, this differential ranged from a high of $21.98 per barrel to a low of $2.20 per barrel. Our natural gas production from the Marcellus shale in Northeast Pennsylvania is sold at a price based on a Platts index that represents value into the Transco Leidy Pipeline. Due to the increased production in this region without an offsetting increase in pipeline capacity or infrastructure to the Northeast United States markets, this differential in 2013 ranged from a high of NYMEX less $0.02 per Mmbtu to a low of NYMEX less $1.86 per Mmbtu. These differentials vary depending on factors such as supply, demand, pipeline capacity, infrastructure, and weather.

There are risks associated with our drilling activity that could impact our results of operations and financial condition.

Our drilling involves numerous risks, including the risk that we will not encounter commercially productive oil or natural gas reservoirs. The oil and natural gas industry is capital intensive. We must incur significant expenditures to identify and acquire properties and to drill and complete wells. Additionally, seismic and other technology does not allow us to know conclusively prior to drilling a well that oil or natural gas is present or economically producible. The costs of drilling and completing wells are often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions, shortages or delays in the delivery of equipment, environmental hazards, limited availability of financing on acceptable terms, title problems and regulatory, technological and competitive developments. We have experienced some delays in contracting for drilling rigs, obtaining fracture stimulation crews and materials, which result in increased costs to drill wells. Also, we may experience issues with the availability of water used in our drilling and hydraulic fracturing activities. All of these risks could adversely affect our results of operations and financial condition.

Our ability to develop properties in new or emerging formations may be subject to more uncertainties than drilling in areas that are more developed or have a longer history of established production.

The results of our drilling in new or emerging formations, including the Eagle Ford shale formation, are more uncertain initially than drilling results in areas that are developed, have established production or where we have a longer history of operation. Because new or emerging formations have limited or no production history, we are less able to use past drilling results in those areas to help predict future drilling results. Further, part of our strategy for the Eagle Ford shale formation involves the use of horizontal drilling and completion techniques that have been successful in other shale formations. Our experience with horizontal drilling in these areas to date, as well as the industry’s drilling and production history, while growing, is limited. The ultimate success of these drilling and completion techniques will be better evaluated over time as more wells are drilled and production profiles are better established.

If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, and/or natural gas and oil prices decline, our investment in these areas may not be as attractive as we anticipate and we could incur material impairments of undeveloped properties and the value of our undeveloped acreage could decline in the future, which could have a material adverse effect on our business and results of operations.

Market conditions or operational impediments, such as lack of available transportation or infrastructure, may hinder our production or adversely impact our ability to receive market prices for our production or to achieve expected drilling results.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements or infrastructure may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends, in substantial part, on the availability and capacity of gathering systems, pipelines, processing facilities and oil and condensate trucking operations owned and operated by third-parties. Our failure to obtain these services on acceptable terms could have a material adverse effect on our business. We may be required to shut in wells due to lack of a market or inadequacy or unavailability of crude oil or natural gas pipelines, gathering systems or trucking capacity. A portion of our production may also be interrupted, or shut in, from time to time for numerous other reasons, including as a result of accidents, excessive pressures, maintenance, weather, field labor issues or other disruptions of service. Curtailments and disruptions may last from a few days to several months, and we have no control over when or if third-party facilities are restored.

In the past we have experienced production curtailments due to infrastructure and market constraints in the Eagle Ford shale formation, which has caused natural gas production to either be shut in or flared. Any significant curtailment in gathering, processing or pipeline system capacity, significant delay in the construction of necessary facilities or lack of availability of transportation would interfere with our ability to market our oil and natural gas production, and could have a material adverse effect on our cash flow and results of operations.

We depend on Chesapeake to market our oil and natural gas production in the Eagle Ford shale. If Chesapeake is unable or otherwise fails to market our Eagle Ford production, our revenues could be adversely affected.

We have entered into marketing agreements with an affiliate of Chesapeake to sell all of the anticipated oil and natural gas production associated with the acreage we acquired from Chesapeake in the Eagle Ford shale formation. If Chesapeake is unable or otherwise fails to market the oil and natural gas we produce from the Eagle Ford shale formation, we would be required to find alternate means to market our production, which could increase our costs, reduce the revenues we might obtain from the sale of our oil and natural gas or have a material adverse effect on our business, results of operations or financial condition.

We conduct a substantial portion of our operations through joint ventures, and our failure to continue such joint ventures or resolve any material disagreements with our partners could have a material adverse effect on the success of these operations, our financial condition and our results of operations.

We conduct a substantial portion of our operations through joint ventures with third parties, principally BG Group, HGI and KKR, and as a result, the continuation of such joint ventures is vital to our continued success. We may also enter into other joint venture arrangements in the future. In many instances we depend on these third parties for elements of these arrangements that are important to the success of the joint venture, such as agreed payments of substantial development costs pertaining to the joint venture and their share of other costs of the joint venture. The performance of these third party obligations or the ability of third parties to meet their obligations under these arrangements is outside our control. If these parties do not meet or satisfy their obligations under these arrangements, the performance and success of these arrangements, and their value to us, may be adversely affected. If our current or future joint venture partners are unable to meet their obligations, we may be forced to undertake the obligations ourselves and/or incur additional expenses in order to have some other party perform such obligations. In such cases we may also be required to enforce our rights, which may cause disputes among our joint venture partners and us. If any of these events occur, they may adversely impact us, our financial performance and results of operations, these joint ventures and/or our ability to enter into future joint ventures. In addition, we are required to present opportunities related to the development of certain conventional assets to the EXCO/HGI Partnership. BG Group also has the right to elect to participate in all acreage and other acquisitions in defined areas of mutual interest in the Haynesville and Appalachia regions. If they elect not to participate in a particular transaction or transactions, we would bear the entire cost of the acquisition and all development costs of the acquired properties.

Such joint venture arrangements may involve risks not otherwise present when exploring and developing properties directly, including, for example:

•	our joint venture partners may share certain approval rights over major decisions;

•	the possibility that our joint venture partners might become insolvent or bankrupt, leaving us liable for their shares of joint venture liabilities;

•	the possibility that we may incur liabilities as a result of an action taken by our joint venture partners;

•	joint venture partners may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

•

disputes between us and our joint venture partners may result in litigation or arbitration that would increase our expenses, delay or terminate projects and prevent our officers and directors from focusing their time and effort on our business;

•

that under certain joint venture arrangements, neither joint venture partner may have the power to control the venture, and an impasse could be reached which might have a negative influence on our investment in the joint venture; and

•

our joint venture partners may decide to terminate their relationship with us in any joint venture company or sell their interest in any of these companies and we may be unable to replace such joint venture partner or raise the necessary financing to purchase such joint venture partner’s interest.

The failure to continue some of our joint ventures or to resolve disagreements with our joint venture partners could adversely affect our ability to transact the business that is the subject of such joint venture, which would in turn negatively affect our financial condition and results of operations.

We may make significant capital expenditures and be subject to certain legal and financial terms as the result of our joint ventures with BG Group that could adversely affect us.

We are a party to the East Texas/North Louisiana JV with BG Group covering an undivided 50% interest in a substantial portion of our shale assets in the East Texas/North Louisiana area including the Haynesville/Bossier shale. The East Texas/North Louisiana JV operates as a joint venture pursuant to a joint development agreement under which EXCO acts as the operator.

We are also party to the Appalachia JV with BG Group covering our Marcellus shale acreage and shallow producing assets in the Appalachia region. Pursuant to the agreements governing the Appalachia JV, EXCO and BG Group agreed to jointly explore and develop their Appalachian properties, particularly the Marcellus shale. EXCO and BG Group each own a 50% interest in the operating entity that operates the Appalachia JV’s properties subject to oversight from a management board having equal representation from EXCO and BG Group. In addition, certain midstream assets owned by EXCO and BG Group are party to a midstream joint venture in Appalachia through which they will pursue the construction and expansion of gathering systems, pipeline systems and treating facilities for anticipated future production from the Marcellus shale. EXCO has unconditionally guaranteed its subsidiaries’ performance of the joint venture agreements under the Appalachia joint ventures.

Each of these joint ventures may require us to make significant capital expenditures. If we do not timely meet our financial commitments under the respective joint venture agreements, our rights to participate in such joint ventures will be adversely affected and other parties to the joint ventures may have a right to acquire a share of our interest in such joint ventures proportionate to, and in satisfaction of, our unmet financial obligations.

Our use of derivative financial instruments is subject to risks that our counterparties may default on their contractual obligations to us and may cause us to forego additional future profits or result in us making cash payments.

To reduce our exposure to changes in the prices of oil and natural gas, we have entered into, and may in the future enter into, derivative financial instrument arrangements for a portion of our oil and natural gas production. The agreements that we have entered into generally have the effect of providing us with a fixed price for a portion of our expected future oil and natural gas production over a fixed period of time. Our derivative financial instruments are subject to mark-to-market accounting treatment. The change in the fair market value of these instruments is reported as a non-cash item in our Consolidated Statements of Operations each quarter, which typically results in significant variability in our net income. Derivative financial instruments expose us to the risk of financial loss and may limit our ability to benefit from increases in oil and natural gas prices in some circumstances, including the following:

•	market prices may exceed the prices which we are contracted to receive, resulting in our need to make significant cash payments;

•	there may be a change in the expected differential between the underlying price in the derivative financial instrument agreement and actual prices received; or

•	the counterparty to the derivative financial instrument contract may default on its contractual obligations to us.

Our use of derivative financial instruments could have the effect of reducing our revenues and the value of our securities. During the years ended December 31, 2013 and 2012, we received cash receipts to settle our derivative financial instrument contracts totaling $42.1 million and $202.1 million, respectively. For the year ended December 31, 2013, a $1.00 increase in the average commodity price per Mcfe would have resulted in an increase in cash settlement payments (or a decrease in settlements received) of approximately $91.9 million. As of December 31, 2013, our oil and natural gas derivative financial instrument contracts were in the net liability position of $6.5 million. The ultimate settlement amount of these unrealized derivative financial instrument contracts is dependent on future commodity prices. We may incur significant realized and unrealized losses in the future from our use of derivative financial instruments to the extent market prices increase and our derivatives contracts remain in place.

If we are unable to complete the joint development of our assets in the Eagle Ford shale formations with KKR, we may need to find alternative sources of capital, which may not be available on favorable terms, or at all.

On July 31, 2013, we closed the acquisition of certain producing and non-producing oil, natural gas and mineral leases and wells in the Eagle Ford shale located in Zavala, Dimmit and Frio counties in South Texas. In connection with the closing of the acquisition of the Eagle Ford assets, we sold an undivided 50% interest in the undeveloped acreage to affiliates of KKR for approximately $130.9 million. With respect to each well drilled, EXCO will assign half of its undivided 50% interest in such well to KKR such that KKR will fund and own 75% of each well drilled and EXCO will fund and own 25% of each well drilled. There can be no assurance that KKR will elect to proceed with subsequent phases of the development of our Eagle Ford assets. If we cannot identify an alternative joint venture partner or partners for our Eagle Ford assets, sell assets at acceptable valuations or are unable to complete the joint development of our Eagle Ford assets, we will need to utilize cash flow from other operations or will need to find alternative sources of capital to finance the development of the Eagle Ford assets, which may slow the development of these assets and have a material adverse effect on our operations and prospects.

While we are required to make offers to purchase KKR’s interest in certain wells, we may not have sufficient funds or borrowing capacity under the EXCO Resources Credit Agreement to complete the acquisitions pursuant to the KKR Participation Agreement. In the event we fail to purchase a group of wells that KKR is obligated to sell, there are remedies available to KKR which allow KKR to reject future EXCO offers, terminate the KKR Participation Agreement, or pursue other legal remedies. This could require us to seek alternative financing to make offers to preserve KKR’s obligation to sell to us, or negatively impact our ability to increase our Eagle Ford assets via acquisitions of KKR’s producing properties.

We may be unable to obtain additional financing to implement our growth strategy.

The growth of our business will require substantial capital on a continuing basis. Due to the amount of debt we have incurred, it may be difficult for us in the foreseeable future to obtain additional debt financing or to obtain additional secured financing other than purchase money indebtedness. If we are unable to obtain additional capital on satisfactory terms and conditions or at all, we may lose opportunities to acquire oil and natural gas properties and businesses and, therefore, be unable to implement our growth strategy.

We may be unable to acquire or develop additional reserves, which would reduce our revenues and access to capital.

Our success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are profitable to produce. Factors that may hinder our ability to acquire or develop additional oil and natural gas reserves include competition, access to capital, prevailing oil and natural gas prices and the number and attractiveness of properties for sale. If we are unable to conduct successful development activities or acquire properties containing Proved Reserves, our total Proved Reserves will generally decline as a result of production. Also, our production will generally decline. In addition, if our reserves and production decline, then the amount we are able to borrow under the EXCO Resources Credit Agreement will also decline. We may be unable to locate additional reserves, drill economically productive wells or acquire properties containing Proved Reserves.

Acquisitions, development drilling and exploration drilling are the main methods of replacing reserves. However, development and exploration drilling operations may not result in any increases in reserves for various reasons. Our future oil and natural gas production depends on our success in finding or acquiring additional reserves. If we fail to replace reserves through drilling or acquisitions, our level of production and cash flows will be adversely affected.

We may not identify all risks associated with the acquisition of oil and natural gas properties, and any indemnification we receive from sellers may be insufficient to protect us from such risks, which may result in unexpected liabilities and costs to us.

Generally, it is not feasible for us to review in detail every individual property involved in an acquisition. Our business strategy focuses on acquisitions of producing oil and natural gas properties. Any future acquisitions will require an assessment of recoverable reserves, title, future oil and natural gas prices, operating costs, potential environmental hazards and liabilities, potential tax and Employee Retirement Income Security Act of 1974 liabilities, other liabilities and similar factors. Ordinarily, our review efforts are focused on the higher-valued properties. Even a detailed review of properties and records may not reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well that we acquire. Potential problems, such as deficiencies in the mechanical integrity of equipment or environmental conditions that may require significant remedial expenditures, are not necessarily observable even when we inspect a well. Any unidentified problems from acquisitions could result in material liabilities and costs that could negatively impact our financial condition and results of operations.

Even if we are able to identify problems with an acquisition, the seller may be unwilling or unable to provide effective contractual protection or indemnify us against all or part of these problems. Even if a seller agrees to provide indemnification, the indemnification may not be fully enforceable and may be limited by floors and caps on such indemnification.

We have entered into significant natural gas firm transportation and marketing agreements primarily in East Texas and North Louisiana that require us to pay fixed amounts of money to the shippers or marketers regardless of quantities actually shipped or marketed. If we are unable to deliver the necessary quantities of natural gas, our results of operations and liquidity could be adversely affected.

We have entered into significant natural gas firm transportation contracts primarily in East Texas and North Louisiana that require us to pay fixed amounts of money to the shippers regardless of quantities actually shipped. The use of firm transportation agreements allows us priority space in a shippers’ pipeline. In the event the quantities delivered under these arrangements are significantly below the minimum volumes within the agreements, it could adversely affect our business, financial condition and results of operations.

In addition, we have also entered into a marketing agreement with respect to our Haynesville production whereby we are required to deliver a minimum amount of natural gas from the Haynesville shale. We will be required to make material expenditures for these agreements if we fail to deliver the required quantities of natural gas in the future. To the extent that we do not produce and deliver sufficient natural gas production, the requirements to pay for quantities not delivered could have a material impact on our results of operations and liquidity.

We may encounter obstacles to marketing our oil and natural gas, which could adversely impact our revenues.

Our ability to market our oil and natural gas production will depend upon the availability and capacity of gathering systems, pipelines and other transportation facilities. We are primarily dependent upon third parties to transport our products. Transportation space on the gathering systems and pipelines we utilize is occasionally limited or unavailable due to repairs, outages caused by accidents or other events, or improvements to facilities or due to space being utilized by other companies that have priority transportation agreements. We have experienced production curtailments in East Texas/North Louisiana resulting from capacity restraints, offsetting fracturing stimulation operations and short term shutdowns of certain pipelines for maintenance purposes. As we have increased our knowledge of the Haynesville/Bossier shale plays, we have begun to shut in production on adjacent wells when conducting completion operations. Due to the high production capabilities of these wells, these volumes can be significant. Our access to transportation options can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand. These factors and the availability of markets are beyond our control. If market factors dramatically change, the impact on our revenues could be substantial and could adversely affect our ability to produce and market oil and natural gas, the value of our common stock and our ability to pay dividends on our common stock.

We may not correctly evaluate reserve data or the exploitation potential of properties as we engage in our acquisition, exploration, development and exploitation activities.

Our future success will depend on the success of our acquisition, exploration, development and exploitation activities. Our decisions to purchase, explore, develop or otherwise exploit properties or prospects will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often inconclusive and subject to various interpretations. These decisions could significantly reduce our ability to generate cash needed to service our debt and fund our capital program and other working capital requirements.

We may be unable to integrate successfully the operations of acquisitions with our operations and we may not realize all the anticipated benefits of any acquisitions.

Integration of our acquisitions with our business and operations has been a complex, time consuming and costly process. Failure to successfully assimilate our past or future acquisitions could adversely affect our financial condition and results of operations.

Our acquisitions involve numerous risks, including:

•	operating a significantly larger combined organization and adding operations;

•	difficulties in the assimilation of the assets and operations of the acquired business, especially if the assets acquired are in a new business segment or geographic area;

•	the risk that oil and natural gas reserves acquired may not be of the anticipated magnitude or may not be developed as anticipated;

•	the loss of significant key employees from the acquired business;

•	the diversion of management’s attention from other business concerns;

•	the failure to realize expected profitability or growth;

•	the failure to realize expected synergies and cost savings;

•	coordinating geographically disparate organizations, systems and facilities; and

•	coordinating or consolidating corporate and administrative functions.

Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you may not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in evaluating future acquisitions.

Our estimates of oil and natural gas reserves involve inherent uncertainty, which could materially affect the quantity and value of our reported reserves, our financial condition and the value of our common stock.

Numerous uncertainties are inherent in estimating quantities of Proved Reserves, including many factors beyond our control. This prospectus supplement contains or incorporates by reference certain estimates of our Proved Reserves and the PV-10 and Standardized Measure of our Proved Reserves. These estimates are based upon reports of our independent petroleum engineers. These reports rely upon various assumptions, including assumptions required by the SEC as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. These estimates should not be construed as the current market value of our estimated Proved Reserves.

The process of estimating oil and natural gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir. As a result, the estimates are inherently imprecise evaluations of reserve quantities and future net revenue and such estimates prepared by different engineers or by the same engineers at different times, may vary substantially.

Our actual future production, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from those we have assumed in the estimates. Any significant variance in our assumptions could materially affect the quantity and value of reserves, the amount of PV-10 and Standardized Measure described in this prospectus supplement, and our financial condition. In addition, our reserves, the amount of PV-10 and Standardized Measure may be revised downward or upward, based upon production history, results of future exploitation and development activities, prevailing oil and natural gas prices, decisions and assumptions made by engineers and other factors. A material decline in prices paid for our production can adversely impact the estimated volumes and values of our reserves. Similarly, a decline in market prices for oil or natural gas may adversely affect our PV-10 and Standardized Measure. Any of these negative effects on our reserves or PV-10 and Standardized Measure may negatively affect the value of our common stock.

We are exposed to operating hazards and uninsured risks that could adversely impact our results of operations and cash flow.

Our operations are subject to the risks inherent in the oil and natural gas industry, including the risks of:

•	fires, explosions and blowouts;

•	pipe failures;

•	abnormally pressured formations; and

•	environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination).

We have in the past experienced some of these events during our drilling, production and midstream operations. These events may result in substantial losses to us from:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	environmental clean-up responsibilities;

•	regulatory investigation;

•	penalties and suspension of operations; or

•	attorneys’ fees and other expenses incurred in the prosecution or defense of litigation.

As is customary in our industry, we maintain insurance against some, but not all, of these risks. Our insurance may not be adequate to cover these potential losses or liabilities. Furthermore, insurance coverage may not continue to be available at commercially acceptable premium levels or at all. Due to cost considerations, from time to time we have declined to obtain coverage for certain drilling activities. We do not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could require us to make large unbudgeted cash expenditures that could adversely impact our results of operations and cash flow.

Our operations may be interrupted by severe weather or drilling restrictions.

Our operations are conducted primarily in Texas, North Louisiana and Appalachia. The weather in these areas can be extreme and can cause interruption in our exploration and production operations. Severe weather can result in damage to our facilities entailing longer operational interruptions and significant capital investment.

Likewise, our operations are subject to disruption from hurricanes, winter storms and severe cold, which can limit operations involving fluids and impair access to our facilities. Severe weather can also cause or exacerbate environmental contamination or other environmental conditions at or affecting our properties and operations. Additionally, many municipalities in Appalachia impose weight restrictions on the paved roads that lead to our jobsites due to the conditions caused by spring thaws.

We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations.

Our oil and natural gas development and production operations are subject to complex and stringent laws and regulations. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. We may incur substantial costs in order to comply with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to our operations.

Our business is subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration for, production and sale of, oil and natural gas. Failure to comply with such laws and regulations, as interpreted and enforced, could have a material adverse effect on our business, financial condition and results of operations.

Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.

The Obama administration’s budget proposals for fiscal year 2015 contain numerous proposed tax changes, and from time to time, legislation has been introduced that would enact many of these proposed changes. The proposed budget and legislation would repeal many tax incentives and deductions that are currently used by U.S. oil and gas companies and impose new fees. Among others, the provisions include: elimination of the ability to fully deduct intangible drilling costs in the year incurred; repeal of the percentage depletion deduction for oil and gas properties; repeal of the domestic manufacturing tax deduction for oil and gas companies; and increase in the geological and geophysical amortization period for independent producers. The passage of legislation containing some or all of these provisions or any other similar change in U.S. federal income tax law could eliminate or postpone certain tax deductions that are currently available to us with respect to oil and natural gas exploration and development, and any such change could have a material adverse effect on our business, financial condition and results of operations.

The implementation of climate change regulations could result in increased operating costs and reduced demand for our oil and natural gas production.

Although federal legislation regarding the control of emissions of greenhouse gases, or GHGs, for the present appears unlikely, the Environmental Protection Agency, or the EPA, has been implementing regulations under existing Clean Air Act, or CAA, authority, some of which may affect our operations. GHGs are certain gases, including carbon dioxide, a product of the combustion of natural gas, and methane, a primary component of natural gas, that may be contributing to the warming of the Earth’s atmosphere, resulting in climatic changes. In addition, the EPA as well as the states in which we operate may develop and implement additional regulations addressing GHGs. For example, in March 2014, the Obama administration announced a strategy to reduce methane emissions that includes an EPA assessment in the spring of 2014 of several potentially significant sources of methane emissions from the oil and gas sector, to be followed by an EPA determination in the fall of 2014 of how best to pursue further methane reductions from these sources and, if additional regulations are to be developed in order to achieve those reductions, completion of any such regulations by the end of 2016. These and other GHG regulations that may be implemented or legislation that may be enacted could require us to incur increased operating costs and, even if not applicable in any of the jurisdictions in which we operate, could have an adverse effect on demand for our oil and natural gas production and the value of our assets.

The EPA has adopted GHG rules that require federal prevention of significant deterioration permit requirements for new sources and major modifications, and Title V operating permits for all sources, that have the potential to emit specific quantities of GHGs. Those permitting provisions could require controls or other measures to reduce GHG emissions from new or modified sources, and we could incur additional costs to satisfy those requirements. The EPA has also adopted rules establishing GHG reporting requirements for sources in the petroleum and natural gas industry requiring those sources to monitor, maintain records on, and annually report their GHG emissions. We are subject to these rules and the applicable GHG reporting requirements. Although these rules do not limit the amount of GHGs that can be emitted, they require us to incur costs to monitor, recordkeep and report GHG emissions associated with our operations.

The adoption of derivatives legislation and regulations thereunder could have an adverse impact on our ability to hedge risks associated with our business and could affect our business, financial condition or results of operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. The Dodd-Frank Act establishes federal oversight and regulation of the over-the-counter derivatives market and entities that participate in the market and requires the Commodities Future Trading Commission, or the CFTC, federal regulators of banks and other financial institutions and the SEC to implement the new law by promulgating regulations relating to derivatives transactions, including the derivatives transactions we use to hedge our exposure to commodity price volatility.

Under the Dodd-Frank Act and related reforms, over-the-counter derivatives dealers and other over-the-counter major market participants could be subjected to substantial regulatory supervision. The reforms expand the power of the CFTC to regulate derivatives transactions related to energy commodities, including oil and natural gas, to mandate clearance of derivatives contracts through registered derivatives clearing organizations and to impose burdensome capital and margin requirements and business conduct standards on over-the-counter derivatives transactions.

The Dodd-Frank Act also permits the CFTC to set position limits on certain derivatives instruments. In October 2011, the CFTC issued a rule to implement position limits for certain futures and options contracts on certain commodities and for swaps that are their economic equivalents (with exemptions for certain bona fide hedging transactions). Following a challenge in federal court by the Securities Industry Financial Markets Association and the International Swaps and Derivatives Association, the CFTC’s rule on position limits was vacated by the U.S. District Court for the District of Columbia in September 2012 and remanded to the CFTC to resolve ambiguity as to whether statutory requirements for such limits to be determined necessary and appropriate were satisfied. As a result, such position limits have not yet taken effect, although the CFTC did issue a new set of proposed position limit rules in November 2013 and has taken the position that the Dodd-Frank Act requires the CFTC to impose such position limits. The impact of such regulations upon our business is not yet clear. Certain of our hedging and trading activities, and those of our counterparties, may be subject to such position limits, which may reduce our ability to enter into hedging transactions.

The reforms may also require us to comply with margin and clearing and trade-execution requirements in connection with our derivatives activities, although whether and the extent to which these requirements will apply to our business is uncertain at this time. Further, the reforms may also require our counterparties to spin off derivatives activities to separate entities which may not be as creditworthy as the original counterparties.

The full impact of the Dodd-Frank Act and related reforms and regulatory requirements upon our business will not be known until the regulations are implemented and the market for derivatives contracts has adjusted. If the reforms ultimately require that we post margin for our hedging activities or require our counterparties to hold margin or maintain required minimum capital levels, the cost of which could be passed through to us, or impose other requirements that are more burdensome that current regulations, hedges could become significantly more expensive (including through requirements to post collateral, which could adversely affect available liquidity), uneconomic or unavailable, which could lead to increased costs, commodity price volatility, reductions in commodity prices, or any combination of the foregoing. Further, such developments could reduce our ability to monetize or restructure our existing derivatives contracts, subject us to additional capital or margin requirements, restrict our flexibility in conducting trading activity and taking commodity positions, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives contracts as a result of the new requirements, our results of operations may become more volatile and cash flows less predictable, which could adversely affect our ability to plan for and fund capital expenditures. In addition, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the legislation and regulations is lower commodity prices. Individually and collectively, these factors could have a material adverse effect on our ability to hedge risks and on our business, financial condition or results of operations.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas production. Most hydraulic fracturing (other than hydraulic fracturing using diesel) is exempted from regulation under the Safe Drinking Water Act, or the SDWA. Congress has considered legislation to amend the federal SDWA to remove the exemption from regulation and permitting that is applicable to hydraulic fracturing operations and require reporting and disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Some environmental advocacy groups, scientists and policy-makers, as well as sponsors of bills previously introduced before the Senate and House of Representatives have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. Such bills or similar legislation or regulation, if adopted, could increase the possibility of litigation and establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens, making it more difficult to perform hydraulic fracturing and increasing our costs of compliance. At the state and local levels, some jurisdictions have adopted, and others are considering adopting, requirements that could impose more stringent permitting, public disclosure or well construction requirements on hydraulic fracturing activities, as well as moratoriums or bans on hydraulic fracturing activities. In the event that new or more stringent state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we have properties, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development or production activities, and perhaps even be precluded from drilling wells. The value of our assets in any jurisdictions imposing more stringent restrictions could also be adversely affected.

In addition, the EPA has recently been taking action to assert federal regulatory authority over hydraulic fracturing using diesel under the SDWA’s Underground Injection Control Program, or UIC. Further, in March 2010, the EPA announced that it would conduct a wide-ranging study on the effects of hydraulic fracturing on drinking water resources. A progress report on the study was released in 2012, with a draft report for public comment and peer review expected to be released in 2014. The agency also announced that one of its enforcement initiatives for 2014 through 2016 would be to focus on environmental compliance by the energy extraction sector. This study and enforcement initiative could result in additional regulatory scrutiny that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business. Consequently, these studies and initiatives could spur further legislative or regulatory action regarding hydraulic fracturing or similar production operations.

In addition, the EPA recently issued guidance under the SDWA providing direction on how it will address the use of diesel in hydraulic fracturing activities and how its UIC program will be applied to such hydraulic fracturing activities. Moreover, the EPA has announced that it will develop effluent limitations under the Clean Water Act for the treatment and discharge to treatment plants of wastewater resulting from hydraulic fracturing activities that it will propose in 2014. Discharging such wastewaters directly to navigable waters without a permit is already prohibited. Other governmental agencies, including the U.S. Department of Energy and the U.S. Department of the Interior, are evaluating various other aspects of hydraulic fracturing. The Bureau of Land Management has proposed rules to regulate hydraulic fracturing on federal lands and the EPA has announced an initiative under the Toxic Substances Control Act to develop regulations governing the disclosure and evaluation of hydraulic fracturing chemicals. If hydraulic fracturing is regulated at the federal level, our fracturing activities could become subject to additional permit requirements or operations restrictions and also to associated permitting delays and potential increases in costs. Restrictions on hydraulic fracturing could reduce the amount of oil and natural gas that we ultimately are able to produce.

Our business exposes us to liability and extensive regulation on environmental matters, which could result in substantial expenditures.

Our operations are subject to numerous complex U.S. federal, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of materials into the water and air, the generation, management and disposal of hazardous substances and wastes and the clean-up of contaminated sites. Laws, rules and regulations protecting the environment have changed frequently and the changes often include increasingly stringent requirements. We could incur material costs, including clean-up costs, fines and civil and criminal sanctions (including injunctive relief) and third-party claims for property damage, natural resource damages, and personal injury as a result of violations of, or liabilities under, environmental laws and regulations. Such laws and regulations not only expose us to liability for our own activities, but may also expose us to liability for the conduct of others or for actions by us that were in compliance with all applicable laws at the time those actions were taken. In addition, we could incur substantial expenditures complying with environmental laws and regulations, including future environmental laws and regulations which may be more stringent, for example, the regulation of GHG emissions under the federal CAA, or state or regional regulatory programs. Regulation of GHG emissions by the EPA, or various states in the United States in areas in which we conduct business, for example, could have an adverse effect on our operations and demand for our oil and natural gas production and, in turn, on the value of our assets. Other regulations may make more costly or time consuming, or in some cases, may severely restrict or prohibit our ability to develop our properties, which could also adversely affect the value of our assets in the relevant jurisdictions. Moreover, the EPA has shown a general increased scrutiny on the oil and gas industry through its GHG, CAA and SDWA regulations. For example, as noted above, the EPA has announced that one of its enforcement initiatives for 2014 to 2015 would be to focus on environmental compliance by the energy extraction sector.

The EPA has adopted rules subjecting oil and natural gas operations to regulation under the New Source Performance Standards, or the NSPS, and the National Emissions Standards for Hazardous Air Pollutants, or the NESHAPS, programs under the CAA, and imposing new and amended requirements under both programs. Among other things, the rule amends standards applicable to natural gas processing plants and expands the NSPS to include all oil and natural gas operations, imposing requirements on those operations. The rule also imposes NSPS standards for completions of hydraulically fractured natural gas wells. These standards include the reduced emission completion techniques. The NESHAPS also includes maximum achievable control technology standards for certain glycol dehydrators and storage vessels, and revises applicability provisions, alternative test protocols and the availability of the startup, shutdown and maintenance exemption. The implementation of these new requirements may result in increased operating and compliance costs, increased regulatory burdens and delays in our operations.

We may have impairments of our asset values, which could negatively affect our results of operations and net worth.

We follow the full cost method of accounting for our oil and natural gas properties. Depending upon oil and natural gas prices in the future, and at the end of each quarterly and annual period when we are required to test the carrying value of our assets using full cost accounting rules, we may be required to record an impairment to the value of our oil and natural gas properties if the present value of the after-tax future cash flows from our oil and natural gas properties falls below the net book value of these properties. We have in the past experienced, and may experience in the future, ceiling test impairments with respect to our oil and natural gas properties.

Given the short passage of time between the closing of the acquisition of Haynesville and Eagle Ford assets, or the Chesapeake Properties, from Chesapeake during July 2013 and the required ceiling test computation, we requested, and received, an exemption from the SEC to exclude these acquired properties from the ceiling test assessments for a period of 12 months following the corresponding acquisition dates. The request for exemption was made because the ceiling test requires companies using the full cost accounting method to price period ending Proved Reserves using the simple average spot price for the trailing 12 month period, which may not be indicative of actual market values. We will assess these acquisitions for impairment during the requested exemption period. Further, if we cannot demonstrate that fair value exceeds the unamortized carrying costs during the requested exemption periods prior to issuance of our financial statements, we are required to recognize an impairment.

Our evaluation of impairment is based upon estimates of Proved Reserves. The value of our Proved Reserves may be lowered in future periods as a result of a decline in prices of oil and natural gas, a downward revision of our oil and natural gas reserves or other factors. As a result, our evaluation of impairment for future periods is subject to uncertainties inherent in estimating quantities of Proved Reserves, in projecting the future rates of production and in the timing of development activities. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because several of these factors are beyond our control, we cannot accurately predict or control the amount of ceiling test impairments in future periods. Future ceiling test impairments could negatively affect our results of operations and net worth.

For the years ended December 31, 2013, 2012, and 2011 we recognized impairments of $108.5 million, $1.3 billion and $233.2 million, respectively, to our proved oil and natural gas properties. We may have additional impairments of our oil and natural gas properties in future periods if the cost of our unamortized proved oil and natural gas properties exceeds the limitation under the full cost method of accounting.

We also test goodwill for impairment annually or when circumstances indicate that an impairment may exist. If the book value of our reporting units exceeds the estimated fair value of those reporting units, an impairment charge will occur, which would negatively impact our results of operations and net worth. As a result of our testing of goodwill for impairment, we did not record an impairment charge for the periods ended December 31, 2013, 2012 and 2011.

We may experience a financial loss if any of our significant customers fail to pay us for our oil or natural gas.

Our ability to collect payments from the sale of oil and natural gas to our customers depends on the payment ability of our customer base, which includes several significant customers. If any one or more of our significant customers fails to pay us for any reason, we could experience a material loss. In addition, in recent years, it has become more difficult to maintain and grow a customer base of creditworthy customers because a number of energy marketing and trading companies have discontinued their marketing and trading operations, which has significantly reduced the number of potential purchasers for our oil and natural gas production. As a result, we may experience a material loss as a result of the failure of our customers to pay us for prior purchases of our oil or natural gas.

We may experience a decline in revenues if we lose one of our significant customers.

For 2013, sales to BG Energy Merchants LLC accounted for approximately 48% of total consolidated revenues. BG Energy Merchants LLC is a subsidiary of BG Group. In addition, approximately 14% of our total consolidated revenues were to Chesapeake Energy Marketing Inc. Chesapeake Energy Marketing Inc. is a subsidiary of Chesapeake. The loss of any significant customer may cause a temporary interruption in sales of, or a lower price for, our oil and natural gas.

Competition in our industry is intense and we may be unable to compete in acquiring properties, contracting for drilling equipment and hiring experienced personnel.

The oil and natural gas industry is highly competitive. We encounter strong competition from other independent operators and from major oil companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Many of these competitors have greater financial and technical resources and a larger headcount than we do. As a result, our competitors may be able to pay more for desirable leases, or to evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit. The oil and natural gas industry has periodically experienced shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploitation activities and has caused significant expense/cost increases. We may experience difficulties in obtaining drilling rigs and other services in certain areas as well as an increase in the cost for these services and related material and equipment. We are unable to predict when, or if, such shortages may again occur or how such shortages and price increases will affect our development and exploitation program. Competition has also been strong in hiring experienced personnel, particularly in petroleum engineering, geoscience, accounting and financial reporting, tax and land professions. In addition, competition is strong for attractive oil and natural gas producing properties, oil and natural gas companies, and undeveloped leases and drilling rights. We are often outbid by competitors in our attempts to acquire properties or companies. All of these challenges could make it more difficult to execute our growth strategy.

If third-party pipelines or other facilities interconnected to our gathering and transportation pipelines become unavailable to transport or process natural gas, our revenues and cash flow could be adversely affected.

We depend upon third party pipelines and other facilities to provide gathering and transportation. Much of the natural gas transported by our pipelines must be treated or processed before delivery into a pipeline for natural gas. If the processing and treating plants to which we deliver natural gas were to become temporarily or permanently unavailable for any reason, or if throughput were reduced because of testing, line repair, damage to pipelines, reduced operating pressures, lack of capacity or other causes, our customers would be unable to deliver natural gas to end markets. If any of such events occur, they could materially and adversely affect our business, results of operations and financial condition.

We are currently involved in a search for a new chief executive officer and if this search is delayed or if we were to lose the services of other key personnel, our business could be negatively impacted.

On November 20, 2013, Douglas H. Miller resigned from the positions of chief executive officer, chairman of the board of directors and as a director. Our board of directors appointed Jeffrey D. Benjamin to serve as non-executive chairman of the board of directors and initiated a search to identify a new chief executive officer. To the extent there is a delay in choosing a new chief executive officer, our business could be negatively impacted. In addition, our future success depends in part upon the continued service of key members of our senior management team. Our senior management team is critical to our management and they also play a key role in maintaining our culture and setting our strategic direction. All of our executive officers and key employees are at-will employees. The loss of key personnel could seriously harm our business.

Our ability to use net operating loss carryovers to reduce future tax payments may be limited.

Our net operating loss and other tax attribute carryovers, or NOLs, may be limited if we undergo an ownership change. Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership in us by more than 50 percentage points looking back over a rolling three-year period. If an ownership change occurs, our ability to use our NOLs to reduce income taxes is limited to an annual amount, or the Section 382 limitation, generally equal to the fair market value of our common stock immediately prior to the ownership change multiplied by the long term tax-exempt interest rate, which is published monthly by the Internal Revenue Service. In the event of an ownership change, NOLs can be used to offset taxable income for years within a carryforward period subject to the Section 382 limitation. Any excess NOLs that exceed the Section 382 limitation in any year will continue to be allowed as carryforwards for the remainder of the carryforward period. Whether or not an ownership change occurs, the carryforward period for NOLs is 20 years from the year in which the losses giving rise to the NOLs were incurred. If the carryforward period for any NOL were to expire before that NOL had been fully utilized, the unused portion of that NOL would be lost. Our use of new NOLs arising after the date of an ownership change would not be affected by the Section 382 limitation (unless there is another ownership change after the new NOLs arise).

We exist in a litigious environment.

Any constituent could bring suit regarding our existing or planned operations or allege a violation of an existing contract. Any such action could delay when planned operations can actually commence or could cause a halt to existing production until such alleged violations are resolved by the courts. Not only could we incur significant legal and support expenses in defending our rights, but halting existing production or delaying planned operations could impact our future operations and financial condition. In addition, we are defendants in numerous cases involving claims by landowners for surface or subsurface damages arising from our operations and for claims by unleased mineral owners and royalty owners for unpaid or underpaid revenues customary in our business. We incur costs in defending these claims and from time to time must pay damages or other amounts due. Such legal disputes can also distract management and other personnel from their primary responsibilities.

Our business could be negatively impacted by security threats, including cybersecurity threats, and other disruptions.

As an oil and natural gas production company, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the safety of our employees; threats to the security of our facilities and infrastructure or third party facilities and infrastructure, such as processing plants and pipelines; and threats from terrorist acts. Although we utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities, essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations, or cash flows. Cybersecurity attacks in particular are evolving and include but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. These events could damage our reputation and lead to financial losses from remedial actions, loss of business or potential liability.

There are inherent limitations in all internal control over financial reporting, and misstatements due to error or fraud may occur and not be detected.

While we have taken actions designed to address compliance with the internal control, disclosure control and other requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC implementing these requirements, there are inherent limitations in our ability to control all circumstances. Our management, including our chief financial officer and chief accounting officer, does not expect that our internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of our company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Certain of our undeveloped leasehold assets are subject to leases that will expire over the next several years unless production is established on the acreage.

Leases on oil and natural gas properties typically have a term after which they expire unless, prior to expiration, a well is drilled and production of hydrocarbons in paying quantities is established. If our leases expire and we are unable to renew the leases, we will lose our right to develop the related properties. While we seek to actively manage our leasehold inventory through drilling wells to hold the leasehold acreage that we believe is material to our operations, our drilling plans for these areas are subject to change.

Potential physical effects of climate change could adversely affect our operations and cause us to incur significant costs in preparing for or responding to those effects.

In an interpretative guidance on climate change disclosures, the SEC indicates that climate change could have an effect on the severity of weather (including hurricanes and floods), sea levels, the arability of farmland, and water availability and quality. If such effects were to occur, our exploration and production operations, including the hydraulic fracturing of our wells, have the potential to be adversely affected. Potential adverse effects could include disruption of our production activities, including, for example, damages to our facilities from powerful winds or increases in our costs of operation or reductions in the efficiency of our operations, as well as potentially increased costs for insurance coverage in the aftermath of such effects. Significant physical effects of climate change could also have an indirect effect on our financing and operations by disrupting the transportation or process related services provided by midstream companies, service companies or suppliers with whom we have a business relationship. We may not be able to recover through insurance some or any of the damages, losses or costs that may result from potential physical effects of climate change.

Risks relating to this offering and the notes

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our debt.

As of March 31, 2014 we had approximately $1.4 billion of indebtedness, including $673.7 million of indebtedness under the EXCO Resources Credit Agreement (excluding $6.9 million of outstanding letters of credit) and $750.0 million of indebtedness under the 2018 Notes, but excluding our proportionate share of indebtedness for the EXCO/HGI Partnership. We expect that effective as of the completion of the offering and the application of the net proceeds therefrom, the borrowing base under the EXCO Resources Credit Agreement will be $875.0 million. After giving effect to the completion of this offering and the application of net proceeds therefrom and our expected borrowing base redetermination, as of March 31, 2014, we would have had approximately $1.4 billion of indebtedness, including approximately $183.7 million of indebtedness outstanding under the EXCO Resources Credit Agreement (excluding $6.9 million of outstanding letters of credit), $750.0 million of indebtedness under the 2018 Notes and $500.0 million of indebtedness under the notes, and we would have had total unused availability of approximately $684.4 million under the EXCO Resources Credit Agreement.

Our level of debt could have important consequences, including the following:

•

it may be more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt agreements, including financial and other restrictive covenants, could result in an event of default under the EXCO Resources Credit Agreement, the indenture governing the 2018 Notes and the indenture governing the notes offered hereby, and the agreements governing our other indebtedness;

•

we may have difficulty borrowing money in the future for acquisitions (including obligations to offer to acquire interests in wells pursuant to the KKR Participation Agreement), capital expenditures or to meet our operating expenses or other general corporate obligations;

•	the amount of our interest expense may increase because certain of our borrowings are at variable rates of interest;

•

we will need to use a substantial portion of our cash flows to pay principal and interest on our debt, which will reduce the amount of money we have for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other business activities;

•	our business might not generate sufficient cash flow from operations to enable us to repay our indebtedness, to fund planned capital expenditures and to fund our other liquidity needs;

•	we may have a higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

•	we may be more vulnerable to economic downturns and adverse developments in our industry or the economy in general, especially declines in oil and natural gas prices;

•

when oil and natural gas prices decline, our ability to maintain compliance with our financial covenants becomes more difficult and our borrowing base is subject to reductions, which may reduce or eliminate our ability to fund our operations; and

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will be unable to control many of these factors, such as economic conditions and governmental regulation. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt and meet our other obligations. If we do not have enough money to service our debt, we may be required but unable to refinance all or part of our existing debt, sell assets, borrow more money or issue additional equity or debt securities, which may not be available on commercially reasonable terms, if at all and may be required to surrender assets pursuant to the security provisions of the EXCO Resources Credit Agreement. In addition, the sale of assets or issuance of debt securities would have to be completed in compliance with the financial and other restrictive covenants in the EXCO Resources Credit Agreement, the indenture governing the 2018 Notes and the indenture governing the notes offered hereby.

If we cannot make scheduled payments on our indebtedness, we will be in default and holders of the 2018 Notes and the notes offered hereby could declare all outstanding principal and interest to be due and payable, the lenders under the EXCO Resources Credit Agreement could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations. Further, failing to comply with the financial and other restrictive covenants in the EXCO Resources Credit Agreement, the indenture governing the 2018 Notes and the indenture governing the notes offered hereby, could result in an event of default, which could adversely affect our business, financial condition and results of operations.

We may incur substantially more debt, which may intensify the risks described above, including our ability to service our indebtedness.

Together with our subsidiaries, we may incur substantially more debt in the future in connection with our exploration, exploitation, development, acquisitions of undeveloped acreage and producing properties. The restrictions in our debt agreements on our incurrence of additional indebtedness are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. For example, as of December 31, 2013, we would have been permitted to distribute approximately $197.5 million, or approximately $470.5 million after giving effect to the Rights Offering, under the cumulative “builder” basket of the restricted payments covenant under the indenture governing the notes offered hereby. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. To the extent new indebtedness is added to our current indebtedness levels, the risks described above could substantially increase. Significant additions of undeveloped acreage financed with debt may result in increased indebtedness without any corresponding increase in borrowing base, which could curtail drilling and development of this acreage or could cause us to not comply with our debt covenants.

If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. In addition, we expect that effective as of the completion of the offering and the application of the net proceeds therefrom, the borrowing base under the EXCO Resources Credit Agreement will be $875.0 million. After giving effect to the completion of this offering and the application of net proceeds therefrom and our expected borrowing base redetermination, as of March 31, 2014, we would have had total unused availability of approximately $684.4 million under the EXCO Resources Credit Agreement. All of those borrowings would be secured indebtedness. If new debt is incurred in addition to our current debt levels, the related risks that we and the guarantors now face could intensify. See “Description of certain indebtedness” and “Description of the notes.”

To service our indebtedness, fund our planned capital expenditure programs and fund acquisitions under the KKR Participation Agreement, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt obligations could harm our business, financial condition and results of operations.

Our ability to make payments on and to refinance our indebtedness, including the EXCO Resources Credit Agreement, the 2018 Notes and the notes offered hereby, and to fund planned capital expenditures will depend on our ability to generate cash flow from operations and other resources in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, including the prices that we receive for oil and natural gas.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the EXCO Resources Credit Agreement, the 2018 Notes and the notes offered hereby, to fund planned capital expenditures or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to fund our debt obligations and capital expenditure programs, we may be forced to sell assets, issue additional equity or debt securities or restructure our debt. These remedies may not be available on commercially reasonable terms, or at all. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, which could cause us to default on our obligations and could impair our liquidity.

Our borrowing base under the EXCO Resources Credit Agreement is subject to semi-annual redeterminations. If our borrowing base were to be reduced to a level which was less than the current borrowings, we would be required to reduce our borrowings to a level sufficient to cure any deficiency. We may be required to sell assets or seek alternative debt or equity which may not be available at commercially reasonable terms, if at all.

In addition, we conduct certain of our operations through our joint ventures and subsidiaries. Accordingly, repayment of our indebtedness, including the EXCO Resources Credit Agreement, the 2018 Notes and the notes offered hereby, is dependent on the generation of cash flow by our joint ventures and subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the EXCO Resources Credit Agreement, the 2018 Notes, the notes offered hereby or our other indebtedness, our joint ventures and subsidiaries do not have any obligation to pay amounts due under the EXCO Resources Credit Agreement, the 2018 Notes, the notes offered hereby or our other indebtedness or to make funds available for that purpose. Our joint ventures and subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes offered hereby. Each joint venture and subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our joint ventures and subsidiaries. While the indenture governing the 2018 Notes and the indenture governing the notes offered hereby and the agreements governing certain of our other existing indebtedness will limit the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our joint ventures and subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the 2018 Notes and the notes offered hereby.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the 2018 Notes and the notes offered hereby.

If we cannot make scheduled payments on our debt, we will be in default and holders of the 2018 Notes and the notes offered hereby could declare all outstanding principal and interest to be due and payable, the lenders under the EXCO Resources Credit Agreement could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations. All of these events could result in your losing your investment in the notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the EXCO Resources Credit Agreement are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. As of March 31, 2014, after giving effect to the completion of the offering and the application of the use of proceeds therefrom, we expect that our total interest expense, excluding amortization of deferred financing costs and our proportionate share of interest expense for the EXCO/HGI Partnership, on an annual basis based on currently available interest rates would change by approximately $1.8 million for every 1% change in interest rates. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

Restrictive debt covenants could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

The EXCO Resources Credit Agreement, the indenture governing the 2018 Notes and the indenture governing the notes offered hereby contain a number of significant covenants that, among other things, restrict our ability to:

•	dispose of assets;

•	incur or guarantee additional indebtedness and issue certain types of preferred stock;

•	pay dividends on our capital stock;

•	create liens on our assets;

•	enter into sale or leaseback transactions;

•	enter into specified investments or acquisitions;

•	repurchase, redeem or retire our capital stock or subordinated debt;

•	merge or consolidate, or transfer all or substantially all of our assets and the assets of our subsidiaries;

•	engage in specified transactions with subsidiaries and affiliates; or

•	pursue other corporate activities.

Also, the EXCO Resources Credit Agreement requires us to maintain compliance with specified financial ratios and satisfy certain financial condition tests. Our ability to comply with these ratios and financial condition tests may be affected by events beyond our control, and, as a result, we may be unable to meet these ratios and financial condition tests. These financial ratio restrictions and financial condition tests could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under the EXCO Resources Credit Agreement, the indenture governing the 2018 Notes and the indenture governing the notes offered hereby.

A breach of any of these covenants or our inability to comply with the required financial ratios or financial condition tests could result in an event of default under the applicable indebtedness. The consolidated funded indebtedness to consolidated EBITDAX ratio, as defined in the EXCO Resources Credit Agreement, is computed using a trailing 12 month computation. When oil and/or natural gas prices decline for an extended period of time, our ability to comply with this covenant becomes more difficult. Such a default, if not cured or waived, may allow the creditors to accelerate the related indebtedness and could result in acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies. An event of default under the indenture governing the 2018 Notes and the indenture governing the notes offered hereby would permit the lenders under the EXCO Resources Credit Agreement to terminate all commitments to extend further credit under the agreement. Furthermore, if we were unable to repay the amounts due and payable under the EXCO Resources Credit Agreement, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event that our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets or be able to borrow sufficient funds to repay or refinance that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing during general economic, business or industry downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

The notes will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under the EXCO Resources Credit Agreement and our other secured indebtedness to the extent of the value of the property securing that indebtedness.

The notes will not be secured by any of our or our subsidiary guarantors’ assets. As a result, the notes and the guaranties will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under the EXCO Resources Credit Agreement with respect to the assets that secure that indebtedness. We expect that effective as of the completion of the offering and the application of the net proceeds therefrom, the borrowing base under the EXCO Resources Credit Agreement will be $875.0 million. After giving effect to the completion of this offering and the application of net proceeds therefrom and our expected borrowing base redetermination, as of March 31, 2014, we would have had approximately $183.7 million of indebtedness under the EXCO Resources Credit Agreement, excluding $6.9 million of outstanding letters of credit, and we would have had total unused availability of approximately $684.4 million under the EXCO Resources Credit Agreement.

In addition, we may incur additional secured debt in the future, subject to the provisions of the indenture governing the 2018 Notes and the indenture governing the notes offered hereby. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or the subsidiary guarantors of the EXCO Resources Credit Agreement or of that other secured debt, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the notes only after all indebtedness under the EXCO Resources Credit Agreement and that other secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries and our interests in joint ventures, including the JV Entities, that are not and do not become guarantors of the notes.

As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of funds to us from our subsidiaries in the form of dividends, loans or other payments. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of amounts owed under the notes. The notes will be guaranteed by certain of our existing and subsequently acquired or organized subsidiaries. Our subsidiaries that do not guarantee the notes will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. In addition, the JV Entities will not be guarantors of the notes offered hereby and will not be considered subsidiaries under the indenture governing the 2018 Notes and the indenture governing the notes offered hereby. The notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary, joint venture or JV Entity such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary, joint venture or JV Entity that is not a guarantor, all of that subsidiary’s, joint venture’s or JV Entity’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of that subsidiary’s, joint venture’s or JV Entity’s assets before we would be entitled to any payment. The JV Entities had $105.7 million of liabilities as of December 31, 2013, including trade payables, but excluding intercompany liabilities.

In addition, the indenture governing the 2018 Notes and the indenture governing the notes offered hereby will, subject to some limitations, permit these subsidiaries and JV Entities to incur certain additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries or JV Entities. For additional information regarding our non-guarantor subsidiaries and the JV Entities, see “Summary—Summary organizational structure” and “The offering—Guaranties.”

Our subsidiaries that provide, or will provide, guaranties of the notes will be automatically released from those guaranties upon the occurrence of certain events.

Our subsidiaries that provide, or will provide, guaranties of the notes will be automatically released from those guaranties upon the occurrence of certain events, including the following:

•	the designation of that subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any subsidiary guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of the notes—Guaranties.”

We may be unable to repurchase the notes and the 2018 Notes upon a change of control.

Upon the occurrence of a change of control, we will be required to offer to repurchase all outstanding notes and the 2018 Notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the EXCO Resources Credit Agreement, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend. The source of funds for any purchase of the notes and repayment of borrowings under the EXCO Resources Credit Agreement would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes and the 2018 Notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing the EXCO Resources Credit Agreement, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the 2018 Notes and the indenture governing the notes offered hereby, constitute a “change of control” that would require us to repurchase the notes or the 2018 Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of the notes—Change of control.”

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the 2018 Notes and the indenture governing the notes offered hereby includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guaranties, and, if that occurs, you may not receive any payments on such notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guaranties of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which vary from state to state, the notes or the guaranties thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (1) issued the notes or incurred the guaranties with the intent of hindering, delaying or defrauding creditors or (2) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guaranties and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guaranties;

•	the issuance of the notes or the incurrence of the guaranties left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on its business; or

•	the guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that guarantee, could subordinate the notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor, or could require the holders of the notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance has occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or retires or redeems equity securities issued by the debtor.

We cannot be certain of the standards that a court would use to determine whether reasonably equivalent value or fair consideration was received or whether or not a guarantor was solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of its guaranties would not be voided or subordinated to any of its other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

The indenture governing the 2018 Notes contains, and the indenture governing the notes offered hereby will contain, a “savings clause,” which limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guaranties from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guaranties would suffice, if necessary, to pay the 2018 Notes and the notes in full when due. Furthermore, in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause that will be included in the indenture governing the notes was unenforceable. As a result, the subsidiary guaranties were found to be fraudulent conveyances. The U.S. Court of Appeals for the Eleventh Circuit recently affirmed the liability findings of the bankruptcy court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision were followed by other courts, the risk that the guaranties would be deemed fraudulent conveyances would be significantly increased.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The notes will be new issues of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. The underwriters of the notes have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market in the notes and, if commenced, may discontinue their market-making activities at any time without notice.

Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Oaktree Capital Management, WL Ross & Co. LLC and/or their respective affiliates have significant influence over us because of their ownership of our common stock and may have conflicts of interest with us or you now or in the future.

Oaktree Capital Management, L.P., or Oaktree, and WL Ross & Co. LLC, or WL Ross, directly or through certain affiliates, beneficially own a significant interest in our outstanding shares of common stock. As a result, Oaktree and WL Ross may have influence over our ability to enter into any corporate transaction that requires the approval of shareholders regardless of whether holders of the notes believe that any such transactions are in their own best interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Oaktree and WL Ross and their affiliates, as equity holders, may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes.

Oaktree and WL Ross are also in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. As long as Oaktree and WL Ross, directly or through certain affiliates, continue to beneficially own a significant interest in our outstanding shares of common stock, Oaktree and WL Ross may continue to be able to influence our decisions.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. Any downgrade by either Standard & Poor’s or Moody’s may also result in higher borrowing costs.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements, as defined in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements relate to, among other things, the following:

•	our future financial and operating performance and results;

•	our business strategy;

•	market prices;

•	our future use of derivative financial instruments; and

•	our plans and forecasts.

We have based these forward-looking statements on our current assumptions, expectations and projections about future events.

We use the words “may,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “plan,” “budget” and other similar words to identify forward-looking statements. The statements that contain these words should be read carefully because they discuss future expectations, contain projections of results of operations or our financial condition and/or state other “forward-looking” information. We do not undertake any obligation to update or revise publicly any forward-looking statements, except as required by applicable securities laws. These statements also involve risks and uncertainties that could cause our actual results or financial condition to materially differ from our expectations in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including, but not limited to:

•	fluctuations in the prices of oil, natural gas and natural gas liquids;

•	the availability of foreign oil, natural gas and natural gas liquids;

•	future capital requirements and availability of financing;

•	our ability to meet our current and future debt service obligations;

•	disruption of credit and capital markets and the ability of financial institutions to honor their commitments;

•	estimates of reserves and economic assumptions, including estimates related to acquisitions of oil and natural gas properties;

•	geological concentration of our reserves;

•	risks associated with drilling and operating wells;

•	exploratory risks, primarily related to our activities in shale formations, including the Eagle Ford shale play in South Texas;

•	discovery, acquisition, development and replacement of oil and natural gas reserves;

•	cash flow and liquidity;

•	timing and amount of future production of oil and natural gas;

•	availability of drilling and production equipment;

•	availability of water for drilling and hydraulic fracturing activities;

•	marketing of oil and natural gas;

•	political and economic conditions and events in oil-producing and natural gas-producing countries;

•	title to our properties;

•	litigation;

•	competition;

•	general economic conditions, including costs associated with drilling and operations of our properties;

•

environmental or other governmental regulations, including legislation to reduce emissions of greenhouse gases, legislation of derivative financial instruments, regulation of hydraulic fracture stimulation and elimination of income tax incentives available to our industry;

•	receipt and collectability of amounts owed to us by purchasers of our production and counterparties to our derivative financial instruments;

•	decisions whether or not to enter into derivative financial instruments;

•	potential acts of terrorism;

•	our ability to manage joint ventures with third parties, including the resolution of any material disagreements and our partners’ ability to satisfy obligations under these arrangements;

•	actions of third party co-owners of interests in properties in which we also own an interest;

•	fluctuations in interest rates; and

•	our ability to effectively integrate companies and properties that we acquire.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. We caution you not to place undue reliance on any forward-looking statements. When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The risk factors noted in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and other factors noted throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. Please see “Risk factors” for a discussion of certain risks related to our business and an investment in our debt securities.

Our revenues, operating results and financial condition depend substantially on prevailing prices for oil and natural gas and the availability of capital from the EXCO Resources Credit Agreement and other sources. Declines in oil or natural gas prices may have a material adverse effect on our financial condition, liquidity, results of operations, the amount of oil or natural gas that we can produce economically and the ability to fund our operations. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered.

Ratio of earnings to fixed charges

The following table sets forth our historical and pro forma ratio of earnings to fixed charges:

	Year ended December 31,
	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	1.5x	(1)	(1)	10.4x	(1)
Pro forma(2)	1.2x

(1)	The amounts by which earnings were insufficient to cover fixed charges in 2012, 2011 and 2009 were $1.5 billion, $16.8 million and $512.1 million, respectively. These deficits were primarily due to non-cash impairments of oil and natural gas properties.

(2)	To give effect to the increase in interest expense resulting from this offering and the use of a portion of the proceeds from this offering to repay the term loan and a portion of the revolving commitment under the EXCO Resources Credit Agreement, as if such transaction had occurred at the beginning of the period presented. See “Use of proceeds.”

For purposes of computing the ratio of earnings to fixed charges, earnings are defined as:

•	income from continuing operations before income taxes and equity method earnings of affiliates; plus

•	fixed charges, distributed income of equity investees and amortization of capitalized interest; less

•	capitalized interest.

Fixed charges are defined as the sum of the following:

•	interest expense (including amounts capitalized);

•	amortization of debt discount and issuance cost (expensed and capitalized);

•	preferred stock dividends; and

•	that portion of rental expense which we believe to be representative of an interest factor.

Use of proceeds

We estimate that the proceeds from this offering, after deducting estimated discounts to the underwriters and offering fees and expenses, will be approximately $490.0 million.

We intend to use the net proceeds from this offering to repay the $297.8 million term loan and a portion of the revolving commitment under the EXCO Resources Credit Agreement. We entered into the EXCO Resources Credit Agreement on July 31, 2013 to amend and restate our then-outstanding credit agreement, and we used the proceeds to fund the acquisition of the Chesapeake Properties in July 2013 and for general corporate and working capital purposes.

We expect that effective as of the completion of the offering and the application of the net proceeds therefrom, the borrowing base under the EXCO Resources Credit Agreement will be $875.0 million. After giving effect to the completion of this offering and the application of net proceeds therefrom and our expected borrowing base redetermination, as of March 31, 2014, we would have had approximately $183.7 million of indebtedness under the EXCO Resources Credit Agreement, excluding $6.9 million of outstanding letters of credit, and we would have had total unused availability of approximately $684.4 million under the EXCO Resources Credit Agreement.

The interest rate grid on the revolving credit facility of the EXCO Resources Credit Agreement ranges from LIBOR plus 175 bps to 275 bps (or alternate base rate, or ABR, plus 75 bps to 175 bps), depending on the percentages of drawn balances to the borrowing base. The revolving credit facility portion of the EXCO Resources Credit Agreement matures on July 31, 2018. The interest rate on the term loan portion of the EXCO Resources Credit Agreement is LIBOR (with a floor of 100 bps) plus 400 bps (or ABR plus 300 bps). The term loan portion of the EXCO Resources Credit Agreement matures on August 19, 2019. See “Description of certain indebtedness.” Affiliates of underwriters of this offering are agents or lenders under the EXCO Resources Credit Agreement. These entities will receive a portion of the proceeds of this offering. See “Underwriting (Conflicts of Interest).”

Capitalization

The following table sets forth our capitalization and cash balance as of December 31, 2013:

(i)	on a consolidated historical basis;

(ii)	as adjusted to reflect each of the following events that occurred during the first quarter of 2014: (a) the completion of the Rights Offering and the related private placement, the receipt of $272.9 million of cash proceeds therefrom and the repayment of indebtedness with such proceeds and (b) the repayment of indebtedness of approximately $68.2 million from the sale of certain Permian Basin assets; and

(iii)	as further adjusted to reflect the completion of this offering and the application of net proceeds of $490.0 million as described in “Use of proceeds.”

This table is derived from, should be read together with, and is qualified in its entirety by reference to: (i) our audited consolidated financial statements and the accompanying notes and (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which are included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The adjusted information is not considered to be complete and excludes the impact of all other transactions subsequent to December 31, 2013.

	At December 31, 2013
(Dollars in thousands)	Actual	As adjusted	As further adjusted(1)
Cash and cash equivalents(2)(3)	$66,518	$66,518	$66,518

Total debt:
Revolving commitment under the EXCO Resources Credit Agreement	735,000	422,750	231,228
Asset sale requirement under the EXCO Resources Credit Agreement	28,866	—	—
Term loan under the EXCO Resources Credit Agreement(4)	298,500	298,500	—
2018 Notes(5)	750,000	750,000	750,000
Notes offered hereby	—	—	500,000

Total debt(6)	$1,812,366	1,471,250	1,481,228

Shareholders’ equity
Preferred stock, $0.001 par value; 10,000,000 authorized shares; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value; 350,000,000 authorized shares; 218,783,540 shares issued and 218,244,319 shares outstanding, actual; 350,000,000 authorized shares; 273,358,274 shares issued and 272,819,053 shares outstanding, as adjusted and as further adjusted	215	270	270
Treasury stock, at cost; 539,221 shares at December 31, 2013, actual, as adjusted and as further adjusted	(7,479)	(7,479)	(7,479)
Subscription rights, $0.001 par value, 54,574,734 issued and outstanding at December 31, 2013, actual; none issued and outstanding, as adjusted and as further adjusted	55	—	—
Additional paid-in capital	3,219,748	3,492,622	3,492,622
Accumulated deficit	(3,064,634)	(3,065,006)	(3,067,787)

Total stockholders’ equity	147,905	420,407	417,626

Total capitalization	$1,960,271	$1,891,657	$1,898,854

(1)	As of March 31, 2014, under the EXCO Resources Credit Agreement, we had $673.7 million of outstanding indebtedness, consisting of $376.0 million under the revolving commitment and $297.8 million under the term loan (excluding $6.9 million of outstanding letters of credit), resulting in total unused availability of $517.1 million. After giving effect to the completion of the offering and the application of the net proceeds therefrom and our expected borrowing base redetermination, as of March 31, 2014, the borrowing base under the EXCO Resources Credit Agreement would have been $875.0 million. After giving effect to the completion of this offering and the application of net proceeds therefrom and our expected borrowing base redetermination, as of March 31, 2014, we would have had approximately $183.7 million of indebtedness under the EXCO Resources Credit Agreement, excluding $6.9 million of outstanding letters of credit, and we would have had total unused availability of approximately $684.4 million under the EXCO Resources Credit Agreement. The amount outstanding under the EXCO Resources Credit Agreement fluctuates throughout the year depending on our working capital and other needs.

(2)	Includes restricted cash of $20.6 million at December 31, 2013.

(3)	Excludes our proportionate share of cash related to the EXCO/HGI Partnership of $4.5 million at December 31, 2013.

(4)	Excludes unamortized discount of $2.8 million at December 31, 2013.

(5)	Excludes unamortized discount of $7.3 million at December 31, 2013.

(6)	Excludes our proportionate share of the debt related to the EXCO/HGI Partnership of $88.5 million as of December 31, 2013.

Description of certain indebtedness

EXCO Resources Credit Agreement

On July 31, 2013, we amended and restated the EXCO Resources Credit Agreement which increased our borrowing base at that time to $1.6 billion, including a $1.3 billion revolving commitment and a $300.0 million term loan commitment. The amendment to the EXCO Resources Credit Agreement included a $400.0 million asset sale requirement which was eliminated as a result of the repayment of outstanding borrowings in January 2014. The maturity date of the revolving commitment of the EXCO Resources Credit Agreement is July 31, 2018.

On August 19, 2013, the EXCO Resources Credit Agreement was amended to reflect a term loan that ranks pari passu in right of payment and of security with the revolving loans. The term loan has a maturity date of August 19, 2019 unless a permitted refinancing of the 2018 Notes does not occur prior to March 15, 2018, in which case the term loan will have a maturity date of July 31, 2018. We are required to make scheduled principal payments on the term loan in the amount of $0.8 million due and payable on the last day of March, June, September and December of each year. As of December 31, 2013, $298.5 million in principal was outstanding on the term loan. The unamortized discount on the term loan at December 31, 2013 was $2.8 million.

As of December 31, 2013, we had a borrowing base of approximately $1.2 billion under the EXCO Resources Credit Agreement, with $1.1 billion of outstanding indebtedness, consisting of $735.0 million under the revolving commitment, $28.9 million under the asset sale requirement and $298.5 million under the term loan portion of the EXCO Resources Credit Agreement (excluding $6.9 million of outstanding letters of credit), resulting in total unused availability of approximately $158.1 million.

As of March 31, 2014, we had a borrowing base of approximately $1.2 billion under the EXCO Resources Credit Agreement, with $673.7 million of outstanding indebtedness, consisting of $376.0 million under the revolving commitment and $297.8 million under the term loan portion of the EXCO Resources Credit Agreement (excluding $6.9 million of outstanding letters of credit), resulting in total unused availability of approximately $517.1 million.

We expect that effective as of the completion of the offering and the application of the net proceeds therefrom, the borrowing base under the EXCO Resources Credit Agreement will be $875.0 million. After giving effect to the completion of this offering and the application of net proceeds therefrom and our expected borrowing base redetermination, as of March 31, 2014, we would have had approximately $183.7 million of indebtedness under the EXCO Resources Credit Agreement, excluding $6.9 million of outstanding letters of credit, and we would have had total unused availability of approximately $684.4 million under the EXCO Resources Credit Agreement.

Subsequent redeterminations of the borrowing base will occur semi-annually with us and the lenders having the right to request interim unscheduled redeterminations in certain circumstances. The interest rate grid for the revolving commitment under the EXCO Resources Credit Agreement ranges from LIBOR plus 175 bps to 275 bps (or ABR plus 75 bps to 175 bps), depending on our borrowing base usage. The interest rate grid was increased by 100 bps per annum until the asset sale requirement was eliminated in January 2014. On December 31, 2013, the one month LIBOR was 0.2%, which resulted in an interest rate of approximately 3.7% on the revolving commitment. The term loan bears interest at LIBOR, with a floor of 100 bps, plus 400 bps (or ABR plus 300 bps).

The majority of our subsidiaries are guarantors under the EXCO Resources Credit Agreement. The EXCO Resources Credit Agreement permits investments, loans and advances to the unrestricted subsidiaries related to our joint ventures with certain limitations, and allows us to repurchase up to $200.0 million of our common stock, of which $7.5 million has been repurchased to date. The repurchase of our common stock was prohibited until the asset sale requirement was eliminated in January 2014. There have been no share repurchases to date in 2014, and there were no share repurchases during 2013, 2012 or 2011.

Borrowings under the EXCO Resources Credit Agreement are collateralized by first lien mortgages providing a security interest of not less than 80% of the engineered value, as defined in the agreement, in our oil and natural gas properties covered by the borrowing base. We are permitted to have derivative financial instruments covering no more than 100% of forecasted production from total Proved Reserves, as defined in the agreement, for any month during the first two years of the forthcoming five-year period, 90% of forecasted production from total Proved Reserves for any month during the third year of the forthcoming five-year period and 85% of forecasted production from total Proved Reserves for any month during the fourth and fifth years of the forthcoming five-year period.

The EXCO Resources Credit Agreement sets forth the terms and conditions under which we are permitted to pay a cash dividend on our common stock and provides that we may declare and pay cash dividends on our common stock in an amount not to exceed a cumulative total of $50.0 million in any four consecutive fiscal quarters, provided that, as of each payment date and after giving effect to the dividend payment date, (i) no default has occurred and is continuing, (ii) we have at least 10% of our revolving commitment, as defined in the EXCO Resources Credit Agreement, available under the EXCO Resources Credit Agreement, and (iii) payment of such dividend is permitted under the indenture governing the 2018 Notes.

As of December 31, 2013, we were in compliance with the financial covenants contained in the EXCO Resources Credit Agreement, which require that we:

•	maintain a consolidated current ratio (as defined in the EXCO Resources Credit Agreement) of at least 1.0 to 1.0 as of the end of any fiscal quarter; and

•	not permit our ratio of consolidated funded indebtedness to consolidated EBITDAX (as defined in the EXCO Resources Credit Agreement) to be greater than 4.5 to 1.0 at the end of any fiscal quarter.

Investment accounts managed by Invesco Advisers, Inc. are lenders under the term loan pursuant to the EXCO Resources Credit Agreement. Investment accounts managed by Invesco Advisers, Inc. hold approximately 10% of total borrowings under the term loan and Invesco Advisers, Inc. does not act as an administrative agent or serve in any other administrative capacity to the EXCO Resources Credit Agreement. These investment accounts will receive proceeds from this offering in connection with the repayment of the term loan under the EXCO Resources Credit Agreement.

Invesco Advisers, Inc. is an indirect owner of WL Ross & Co. LLC. As of April 1, 2014, WL Ross & Co. LLC, directly or through certain affiliates, beneficially owned approximately 18.7% of our common stock. Wilbur L. Ross, Jr., the chairman and chief executive officer of WL Ross & Co. LLC, serves on our board of directors. For additional information, see “Risk factors—Risks relating to this offering and the notes” and “Note 6. Debt” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

2018 Notes

As of December 31, 2013, $750.0 million in principal was outstanding pursuant to the 2018 Notes. The unamortized discount on the 2018 Notes at December 31, 2013 was $7.3 million. Interest accrues at 7.5% and is payable semi-annually in arrears on March 15th and September 15th of each year.

The 2018 Notes are guaranteed on a senior unsecured basis by a majority of EXCO’s subsidiaries, with the exception of certain non-guarantor subsidiaries, our jointly-held equity investments with BG Group and the EXCO/HGI Partnership. Our equity investments with BG Group, other than EXCO Resources (PA), LLC, have been designated as unrestricted subsidiaries under the indenture governing the 2018 Notes.

The indenture governing the 2018 Notes contains covenants, which may limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional debt and issue certain types of preferred stock;

•	pay dividends on our capital stock (over $50.0 million per annum) or redeem, repurchase or retire our capital stock or subordinated debt;

•	make certain investments;

•	create liens on our assets;

•	enter into sale/leaseback transactions;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	engage in transactions with our affiliates;

•	transfer or issue shares of stock of subsidiaries;

•	transfer or sell assets; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

EXCO/HGI Partnership Credit Agreement

On February 14, 2013, in connection with its formation, the EXCO/HGI Partnership entered into the EXCO/HGI Partnership Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent. While our proportionate share of the EXCO/HGI Partnership’s debt is consolidated in EXCO’s consolidated financial statements, neither EXCO nor any of its restricted subsidiaries is an obligor under the EXCO/HGI Partnership Credit Agreement. Borrowings under the EXCO/HGI Partnership Credit Agreement are secured by properties held by the EXCO/HGI Partnership.

Description of the notes

EXCO Resources, Inc. will issue the notes under a base indenture as supplemented on the Issue Date (the “Indenture”), among itself, certain of its subsidiaries and Wilmington Trust Company, as Trustee.

The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “—Certain definitions.” In this description, the words “Company,” “we,” “us” and “our” refer only to EXCO Resources, Inc. and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as Holders of the notes. You may request copies of the Indenture at our address set forth under the heading “Where you can find more information.”

Brief description of the notes

The notes:

•	are general unsecured senior obligations of the Company and will rank equally in right of payment to any existing and future senior Indebtedness of the Company (including the Existing Senior Notes);

•	will rank senior in right of payment to any future Subordinated Obligations of the Company;

•	will rank effectively junior to all secured Indebtedness of the Company (including the borrowings under the Credit Agreement) to the extent of the value of the collateral securing such obligations;

•	will be guaranteed by each Subsidiary Guarantor on a senior unsecured basis; and

•	will be represented by one or more registered notes in global form, and, except in limited circumstances, will not be issued in definitive form.

Principal, maturity and interest

The Company will issue the notes with a maximum aggregate principal amount of $500.0 million. The Company will issue the notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The notes will mature on April 15, 2022. Subject to our compliance with the covenant described under the subheading “—Certain covenants—Limitation on Indebtedness”, we are entitled to, without the consent of the holders, issue more notes under the Indenture in an unlimited aggregate principal amount (the “Additional Notes”). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the notes,” references to the notes include any Additional Notes actually issued.

Interest on the notes will accrue at the rate of 8.500% per annum and will be payable semiannually in arrears on April 15 and October 15, commencing on October 15, 2014. We will make each interest payment to the Holders of record of the notes on the immediately preceding April 1 and October 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the notes will accrue from April 16, 2014. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional redemption

Except as set forth below, we will not be entitled to redeem the notes at our option prior to their Stated Maturity.

At any time prior to April 15, 2017, we will be entitled, at our option, to redeem all, but not less than all, of the notes at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a note at any redemption date, the greater of (i) 1.00% of the principal amount of such note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note on April 15, 2017 (such redemption price being described in the penultimate paragraph of this “—Optional redemption” section, exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such note through April 15, 2017 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate, provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after April 15, 2017, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to April 15, 2017, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to April 15, 2017.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and its successors and assigns, Wells Fargo Securities LLC and its successors and assigns and one other nationally recognized investment banking firm selected by the Company that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City Time, on the third Business Day immediately preceding such redemption date.

On and after April 15, 2017, we will be entitled at our option to redeem all or a portion of these notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Period	Redemption price

2017	106.375%
2018	104.250%
2019	102.125%
2020 and thereafter	100.000%

Prior to April 15, 2017, we may at our option on one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 108.500%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of notes (which includes the Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurs within 90 days after the date of the related Equity Offering.

Selection and notice of redemption

If we are redeeming less than all the notes at anytime, the Trustee will select notes on a pro rata basis, to the extent practicable or by lot or such similar method in accordance with the procedures of DTC.

We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail or otherwise delivered in accordance with the procedures of DTC at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notice of redemption, including without limitation, upon an Equity Offering, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or other refinancing.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancelation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory redemption; offers to purchase; open market purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions “—Change of Control,” and “—Certain covenants—Limitation on sales of assets and Subsidiary stock.” The Company may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Guaranties

Each of the Subsidiary Guarantors will jointly and severally guarantee, on a senior basis, our obligations under the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty is limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk factors—Risks related to this offering and the notes—Federal and state fraudulent transfer laws may permit a court to void the notes and/ or the guarantees, and if that occurs, you may not receive any payments on the notes.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk factors—Risks related to this offering and the notes—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, and if that occurs, you may not receive any payments on the notes.”

Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain covenants—Merger and consolidation” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain covenants—Limitation on sales of assets and Subsidiary stock”; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)	the sale or other disposition (including by way of merger, consolidation or otherwise) of a Subsidiary Guarantor or following which such Subsidiary Guarantor is no longer a Restricted Subsidiary; or

(2)	the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or a Subsidiary of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officer’s Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Limitation on sales of assets and Subsidiary stock” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(2)	at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under “—Certain covenants—Future guarantors”;

(3)	if we exercise our legal defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture, or

(4)	upon the liquidation or dissolution of any Subsidiary Guarantor, provided no Default or Event of Default has occurred and is continuing.

Ranking

Senior indebtedness versus notes

The indebtedness evidenced by the notes and the Subsidiary Guaranties will rank pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be, will rank senior in right of payment to all existing and future Subordinated Obligations of the Company and the Subsidiary Guarantors, as the case may be, and will rank effectively junior to all secured Indebtedness of the Company and the Subsidiary Guarantors (including the Indebtedness represented by borrowings and Guaranties under the Credit Agreement) to the extent of the value of the collateral securing the obligations. The notes will be guaranteed by the Subsidiary Guarantors. After giving effect to the completion of this offering and the application of the net proceeds therefrom and our expected borrowing base redetermination, as of March 31, 2014:

(1)	the Company would have had approximately $1.3 billion of total unsecured Indebtedness (including the Existing Senior Notes), which would have ranked equally with the notes; and

(2)	the Company would have had approximately $183.7 million of secured Indebtedness under the Credit Agreement to which the notes would have been effectively junior, excluding $6.9 million of outstanding letters of credit, and the Company would have had total unused availability of approximately $684.4 million under the Credit Agreement.

Liabilities of subsidiaries versus notes

Substantially all of our business is conducted through our subsidiaries. As described above under “—Guaranties,” Subsidiary Guaranties may be released under certain circumstances. In addition, some of our existing subsidiaries are not and our future subsidiaries may not be required to guarantee the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries, generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the notes.

Accordingly, the notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-guarantor subsidiaries and joint ventures, including the JV Entities. For additional information regarding our non-guarantor subsidiaries and joint ventures, including the JV Entities, see “Summary—Summary organizational structure” and “The offering—Guaranties.”

Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain covenants—Limitation on Indebtedness.”

Change of control

Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). For purposes of the foregoing discussion, the following definitions apply:

“Change of Control” means the occurrence of any of the following events:

(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(2)	individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company, was approved by a vote of a majority of the directors of the Company, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail or otherwise deliver in accordance with the applicable procedures of DTC a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the procedures of DTC); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

Notwithstanding the foregoing, we will not be required to make a Change of Control Offer following a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (b) a notice of redemption with respect to a redemption of all of the notes has been given pursuant to the Indenture as described above under “—Optional redemption” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding the foregoing, a Change of Control Offer by the Company or a third party may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for a Change of Control at the time of making the Change of Control Offer.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company purchases all of the notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, to elect, within 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations among the Company and the underwriters. The Company does not have the present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain covenants—Limitation on Indebtedness,” “—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Company constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we may seek the consent of our lenders to the purchase of notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to offer to purchase notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control.

Moreover, the exercise by the holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain covenants

Covenant suspension

During any period that the notes have a rating equal to or higher than an Investment Grade Rating and no Default has occurred and is continuing, the Company and the Restricted Subsidiaries will not be subject to the following covenants:

(a)	“—Limitation on Indebtedness”;

(b)	“—Limitation on Restricted Payments”;

(c)	“—Limitation on restrictions on distributions from Restricted Subsidiaries”;

(d)	“—Limitation on sales of assets and Subsidiary stock”;

(e)	“—Limitation on Affiliate Transactions”;

(f)	clause (3) of the covenant described under “—Merger and consolidation”;

(g)	“—Future guarantors”; and

(h)	“—Change of Control”

(collectively, the “Suspended Covenants”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence, and subsequently have a rating below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will as of such date (the “Reinstatement Date”) again be subject to the Suspended Covenants (subject to subsequent suspension if the notes again receive Investment Grade Ratings); provided that in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the notes.

During any period that the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period (as defined below) will be classified to have been Incurred pursuant to the paragraph (a) of “—Limitation on Indebtedness” or one of the clauses set forth in the paragraph (b) of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the paragraphs (a) or (b) of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (4) of paragraph (b) of “—Limitation on Indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the paragraph (a) of “—Limitation on Restricted Payments.”

The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

The Company shall give the Trustee prompt written notice any time that the Suspended Covenants do not apply. Otherwise, the Trustee shall assume that the Suspended Covenants apply and shall have no duty to monitor compliance with such covenants on an ongoing basis.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Indebtedness

(a)	The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or a Restricted Subsidiary will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.25 to 1.0; provided, further, that aggregate indebtedness pursuant to this paragraph (a) of all such Restricted Subsidiaries that are not Subsidiary Guarantors does not exceed an aggregate amount of $50.0 million.

(b)	Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)	Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to any Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed an amount equal to the greater of (A) $1.2 billion less the sum of all principal payments which result in a permanent reduction in borrowing capacity of the Company or its Restricted Subsidiaries and (B) 75.0% of ACNTA as of the date of such Incurrence;

(2)	Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon not permitted by this clause (2), (B) if the Company is the obligor on such Indebtedness, and a Subsidiary Guarantor is not the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or another Subsidiary Guarantor is not the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guaranty;

(3)	the notes (other than any Additional Notes) and the Subsidiary Guaranties related thereto;

(4)	Indebtedness outstanding on the Issue Date (other than the Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)	Permitted Acquisition Indebtedness;

(6)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary;

(7)	Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and the Restricted Subsidiaries pursuant to the Indenture;

(8)	Hedging Obligations consisting of Oil and Natural Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Subsidiaries;

(9)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, banks’ acceptances and obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(10)	(a) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 15 Business Days of its Incurrence and (b) Indebtedness pursuant to Cash Management Obligations Incurred in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 Business Days of its Incurrence;

(11)	Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (3), (4), (5), (8), (9), (14), (15), (18) or (22) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (3), (4), (5), (8), (9), (14), (15), (18) or (22);

(12)	in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(13)	Non-Recourse Purchase Money Indebtedness;

(14)	Indebtedness (including Capital Lease Obligations) Incurred by the Company or a Restricted Subsidiary to finance all or any part of the design, development, installation, construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person not more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of such property, plant or equipment, in an aggregate principal amount which, when added together with the amount of Indebtedness previously Incurred pursuant to this clause and then outstanding, does not exceed the greater of (a) $20.0 million or (b) 2.0% of ACNTA, determined as of the Incurrence of such Indebtedness;

(15)	Indebtedness of a Foreign Subsidiary in an aggregate principal amount which, when added together with the amount of Indebtedness previously Incurred pursuant to this clause and then outstanding, does not exceed $5.0 million;

(16)	Indebtedness arising from Guarantees by the Company or any Restricted Subsidiary of Indebtedness incurred in connection with Permitted Business Investments at any time outstanding not to exceed the greater of $60.0 million and 5.0% of ACNTA determined as of the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof;

(17)	Permitted Marketing Obligations;

(18)	Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries;

(19)	Guarantees by the Company of the obligations of EOC to pay the BG Development Costs under Section 2.3 of the BG Joint Development Agreement with respect to Oil and Gas Interests owned by the Company or the Subsidiary Guarantors or any of its Unrestricted Subsidiaries;

(20)	Guarantees by the Company of the obligations of certain of its Subsidiaries to pay such Subsidiaries’ share of the Marcellus Development Costs with respect to the Marcellus JV Oil and Gas Assets in accordance with the terms of the Marcellus JV Documents;

(21)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition, provided that:

(a)	the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(b)	such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (21)); and

(22)	Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and the Subsidiary Guarantors outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (21) above or paragraph (a)), does not exceed the greater of (x) 2.5% of ACNTA determined as of the date of the incurrence of such Indebtedness and (y) $20.0 million.

(c)	Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d)	For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, or is entitled to be Incurred pursuant to paragraph (a) above, the Company, in its sole discretion, will be entitled to divide and classify (or later classify, reclassify or re-divide in whole or in part in its sole discretion) an item of Indebtedness in more than one of the types of Indebtedness described above at the time of Incurrence in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of the above clauses; provided, however, that all Indebtedness outstanding on the date of the Indenture under the Credit Agreement shall be deemed initially Incurred on the Issue Date under clause (1) of paragraph (b) of this covenant and not paragraph (a) or clause (4) of the paragraph (b) of this covenant;

(2)	Guarantees of or obligations in respect of letters or credit relating to Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)	if obligations in respect of letters of credit are incurred pursuant to the Credit Agreement and are being treated as incurred pursuant to clause (b)(1) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(5)	Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been Incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary.

(e)	For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

(a)	The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since June 30, 2010 would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 2010 to the end of the most recent fiscal quarter ending at least 40 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	100% of the aggregate Net Cash Proceeds and 100% of the fair market value (as determined by the Board of Directors in good faith) of property other than cash received by the Company from the issuance or sale of its Capital Stock or of debt securities of the Company that have been converted into or exchanged for such Capital Stock (other than Disqualified Stock) subsequent to June 30, 2010 (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale financed directly or indirectly with Indebtedness to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to June 30, 2010; plus

(C)	the amount by which Indebtedness is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to June 30, 2010 of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (plus the amount of any accrued interest then outstanding on such Indebtedness to the extent the obligation to pay such interest is extinguished less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or, in the case of a sale financed directly or indirectly with Indebtedness, to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)	an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made subsequent to June 30, 2010 by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary; provided, however, that such amount shall not exceed the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary or is sold; provided, however, that such amount shall not exceed, in the case of any Unrestricted Subsidiary other than the Marcellus Midstream Owner, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and provided, further, that in the case of the Marcellus Midstream Owner, the amount of any Permitted Investments made since the Issue Date by the Company or any Restricted Subsidiary in the Marcellus Midstream Owner shall be deducted from such amount.

As of December 31, 2013, the total amount available under the foregoing clause (3) would have been approximately $197.5 million, or approximately $470.5 million after giving effect to the Rights Offering.

(b)	The preceding provisions will not prohibit:

(1)	any Restricted Payment made, within 90 days of the sale or contribution, out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made, within 90 days of the sale, by exchange for, or out of the proceeds of the sale of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)	dividends paid on the consummation of any redemption of Subordinated Obligations within 60 days after the date of declaration of the dividend, or giving of the notice of redemption, as the case may be, if at such date of declaration or of notice such dividend or payment, would have complied with this covenant; provided, however, that such dividends and payments shall be included in the calculation of the amount of Restricted Payments;

(4)	so long as no Default has occurred and is continuing, Restricted Payments to effect the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or heirs, estates or other permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements or management equity subscription agreements), stock options or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancelation of Indebtedness) shall not exceed in any calendar year $2.0 million plus any unused amount permitted under this clause (4) for the immediately preceding year, but not to exceed $4.0 million in any single calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(5)	payments of dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6)

repurchases or other acquisitions of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof, and repurchases or other acquisitions of Capital Stock made in lieu of withholding taxes in connection with any such exercise or exchange; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8)	in the event of a Change of Control or an Asset Disposition, and if no Default shall have occurred and be continuing, the payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Restricted Subsidiary (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon in the event of a Change of Control and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Obligations plus any accrued but unpaid interest thereon, in the case of an Asset Disposition; provided, however, that prior to such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer or Asset Disposition offer with respect to the notes as a result of such Change of Control or Asset Disposition and has repurchased all notes validly tendered and not withdrawn in connection with such offer; however further, however, that such repurchase and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

(9)	payments of intercompany Indebtedness that was permitted to be Incurred under the Indenture, provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10)	the declaration or payment of dividends on the Company’s common stock of up to $55.0 million per annum; provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(11)	(a) any transfer to an Unrestricted Subsidiary of any direct or indirect interest of the Company and its Restricted Subsidiaries in real property so long as such interest at the time of such sale or transfer (i) does not include any material proved oil, natural gas, or other hydrocarbons and minerals and (ii) includes a surface interest, and (b) any disposition (by dividend or distribution in respect of Capital Stock of the Company or otherwise) of any such Unrestricted Subsidiary; provided, however, that such transfers and dispositions shall be excluded in the calculation of the amount of Restricted Payments;

(12)	payments to dissenting stockholders (a) pursuant to applicable law or (b) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(13)

for the avoidance of doubt, payments made by any Person other than the Company or any Restricted Subsidiary to the stockholders of the Company in connection with or as part of (a) a merger or consolidation of the Company with or into such Person or a Subsidiary of such Person, of (b) a merger of a

Subsidiary of such Person into the Company; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(14)	repurchases of common stock of the Company pursuant to the Company’s existing stock repurchase program pursuant to Rule 10b-18 under the Securities Act; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

(15)	Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (15), does not exceed the greater of (a) $40.0 million and (b) 2.5% of ACNTA; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments.

For purposes of determining compliance with this covenant, at the time a Restricted Payment is made, the Company will be entitled to divide and classify such Restricted Payment in more than one of the types of Restricted Payments described above. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The amount of any Restricted Payment paid in cash shall be equal to its face amount. The fair market value of any assets or securities that are required to be valued at the time of such Restricted Payment by this covenant shall be evidenced by an Officers’ Certificate which shall be delivered to the Trustee not later than ten Business Days following the date of the making of any Restricted Payment. Such Officers’ Certificate shall state that such Restricted Payment is permitted together with a copy of any related resolutions of the Board of Directors.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last paragraph of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on restrictions on distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company; provided that the priority of any Preferred Stock in receiving dividends or liquidating distributions being paid on common stock shall not be deemed a restriction of the ability to make distributions of Capital Stock, (b) make any loans or advances to the Company; provided that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction of the ability to make loans or advances or (c) transfer any of its property or assets to the Company, except:

(1)	with respect to clauses (a), (b) and (c),

(A)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date including, for the avoidance of doubt, the Credit Agreement and the Existing Senior Notes Indenture;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary, or otherwise binding on such Restricted Subsidiary, on or prior to the date on which such Restricted Subsidiary was acquired or was so designated by the Company or any Restricted Subsidiary (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, and other than any encumbrance or restriction entered into in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D)	any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets subject to such restrictions) pending the closing of such sale or disposition;

(E)	customary encumbrances and restrictions contained in agreements of the type described in the definition of the term “Permitted Business Investments”;

(F)	any encumbrance or restriction pursuant to an agreement relating to any Capital Lease Obligations, purchase money Indebtedness or Indebtedness owed by any Foreign Subsidiary, in each case not Incurred in violation of the Indenture; provided, however, that (1) with respect to purchase money Indebtedness or Capital Lease Obligations, such restrictions relate only to the property or assets financed with such Indebtedness and (2) with respect to any Indebtedness owed by any such Foreign Subsidiary, such encumbrance or restriction relates only to property or assets owned by such Foreign Subsidiary and is not materially more restrictive to such Foreign Subsidiary than is customary in comparable financings, as determined in good faith by the Board of Directors;

(G)	any encumbrance or restriction pursuant to provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis;

(H)	any encumbrance or restriction existing pursuant to applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(I)	any encumbrance or restriction pursuant to supermajority voting requirements under corporate charters, bylaws, stockholders agreements and similar documents and agreements; and

(J)	any encumbrance or restriction pursuant to an instrument or agreement governing Indebtedness permitted by the terms of the Indenture to be Incurred by a Restricted Subsidiary to fund, in whole or in part, the acquisition of any property or assets; provided such Indebtedness is repaid or otherwise refinanced in full with Refinancing Indebtedness on or prior to the date 12 months after the date such Indebtedness was initially incurred; and

(2)	with respect to clause (c) only,

(A)	any encumbrance or restriction consisting of customary nonassignment provisions (including provisions forbidding subletting) in leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements to the extent such provisions restrict the transfer of the lease, the property leased thereunder or the other interests therein;

(B)	any encumbrance or restriction contained in Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property or assets (including Capital Stock) subject to such Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments;

(C)	Permitted Liens or Liens securing Indebtedness otherwise permitted to be Incurred pursuant to the provisions of the covenant described above under the caption “—Liens” that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(D)	customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale;

(E)	customary restrictions on the subletting, assignment or transfer of any property or asset that is subject to a lease, license, sub-license or similar contract, or the assignment or transfer of any such lease, license, sub-license or other contract;

(F)	encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; and

(G)	any encumbrance or restriction pursuant to provisions with respect to the disposition or distribution of assets or property in operating agreements, sale-leaseback agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business.

Limitation on sales of assets and Subsidiary stock

(a)	The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any Person assuming responsibilities for any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors or an executive officer of the Company or such Restricted Subsidiary with the responsibility for such transaction which determination shall be conclusive evidence of compliance with this provision, of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents or Additional Assets or any combination thereof; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A)	to the extent the Company elects (or is required by the terms of any Senior Indebtedness), to prepay, repay, redeem or purchase Indebtedness of the Company or a Subsidiary Guarantor (other than any

Disqualified Stock), in each case other than Indebtedness owed to the Company or a Subsidiary of the Company, within 540 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	to the extent the Company elects, to acquire Additional Assets or to make capital expenditures in the Oil and Gas Business, in each case within 540 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)	to the extent of the balance of such Net Available Cash after any application in accordance with either or both of clauses (A) and (B), to make an offer to the Holders of the notes (and to holders of other Senior Indebtedness of the Company or any Restricted Subsidiary designated by the Company) to purchase notes (and such other Senior Indebtedness of the Company or of any Restricted Subsidiary) pursuant to and subject to the conditions contained in the Indenture.

Notwithstanding the foregoing, the 75% limitation referred to in clause (a) (2) above shall be deemed satisfied with respect to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax cash proceeds would have been had such Asset Disposition complied with such 75% limitation.

The requirement of clause (a)(3)(B) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or a Restricted Subsidiary within the time period specified in such clause and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $50.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be invested in any manner that is not prohibited by the Indenture.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are subordinated to the notes or any Subsidiary Guaranty) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or similar agreement that releases the Company or such Restricted Subsidiary from all further liability securities received by the Company or any Restricted Subsidiary from the transferee that are converted within 180 days by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion, and

(2)	accounts receivable of a business retained by the Company or any Restricted Subsidiary, as the case may be, following the sale of such business, provided that such accounts receivable are not (i) past due more than 30 days and (ii) do not have a payment greater than 90 days from the date of the invoice creating such accounts receivable.

(b)

In the event of an Asset Disposition that requires the purchase of notes (and other Senior Indebtedness of the Company or a Subsidiary Guarantor) pursuant to clause (a)(3)(C) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Senior Indebtedness) made on or before the 541st day after the later of the date of such Asset Disposition or the receipt of such

Net Available Cash at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company or such Subsidiary Guarantor was issued with original issue discount greater than 2.5%, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company or such Subsidiary Guarantor, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture; provided, however, that the procedures for making an offer to holders of other Senior Indebtedness will be as provided for by the terms of the agreements governing such Senior Indebtedness. If the aggregate purchase price of the notes and other Senior Indebtedness tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the notes and other Senior Indebtedness to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Indebtedness of the Company or a Subsidiary Guarantor) pursuant to this covenant if the Net Available Cash available therefor is less than $50.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer (whether or not accepted) and any then remaining Net Available Cash following such offer may be used for any purpose not prohibited by the Indenture.

(c)	The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

The Credit Agreement may prohibit or limit the Company from purchasing any notes from the Net Available Cash of Asset Dispositions. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Disposition offer occurs at a time when the Company is prohibited from purchasing the notes, the Company could seek the consent of its lenders to the purchase or could attempt to refinance the Senior Indebtedness that contain such prohibition. If the Company does not obtain such consent or repay such Senior Indebtedness, the Company may remain prohibited from purchasing the notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement and possibly a default under other agreements relating to Senior Indebtedness.

Limitation on Affiliate Transactions

(a)	The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company involving aggregate consideration in excess of $5.0 million (an “Affiliate Transaction”) unless:

(1)	the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate and if, in the good faith judgment of the Board of Directors (whose determination shall be conclusive), no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view;

(2)	if such Affiliate Transaction involves an amount in excess of $25.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3)	if such Affiliate Transaction involves an amount in excess of $50.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and the Restricted Subsidiaries or is not less favorable to the Company and the Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b)	The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Investment (other than an Investment described in clauses (2), (13) and (19) of the definition of “Permitted Investment”) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3)	loans or advances to officers or employees in the ordinary course of business in accordance with the past practices of the Company or the Restricted Subsidiaries not to exceed $5.0 million in the aggregate outstanding at any one time, in each case only as permitted by Section 402 of the Sarbanes-Oxley Act of 2002;

(4)	the payment of reasonable fees to directors of the Company and the Restricted Subsidiaries who are not employees of the Company or the Restricted Subsidiaries, the reimbursement of reasonable out-of-pocket expenses incurred by, directors of the Company and the Restricted Subsidiaries in attending meetings of such directors and indemnification payments made to officers, directors and employees of the Company or any Subsidiary pursuant to charter, bylaw, statutory or contractual provisions;

(5)	any transaction between or among the Company and a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company to, or the receipt by the Company of any capital contribution from, its stockholders or Affiliates;

(7)	any agreement as in effect on the Issue Date and described in the prospectus supplement or any amendments or other modifications, renewals or extensions of any such agreement (so long as such amendments or other modifications, renewals or extensions are not materially less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby;

(8)

any sale of oil, natural gas, or other hydrocarbons or other mineral products to an Affiliate of the Company or the entering into or performance of Oil and Natural Gas Hedging Contracts, gas gathering, transportation or processing contracts or oil or natural gas marketing or exchange contracts with an Affiliate of the Company, in each case, in the ordinary course of business, so long as the terms of any such transaction are approved by a majority of the members of the Board of Directors who are disinterested with respect to such transaction;

(9)	transactions contemplated by the Marcellus JV Documents, the KKR Participation Agreement, the EXCO/HGI MLP Documents or the BG JV Documents, in each case as in effect on the Issue Date, in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company, an executive officer of the Company or an executive officer of such Restricted Subsidiary with responsibility for such transaction (whose determination shall be conclusive evidence of compliance with this provision) and amendments, modifications, supplements, extensions or renewals of such agreements from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Company, when taken as a whole, than the terms of such agreements in effect on the Issue Date;

(10)	transactions with Unrestricted Subsidiaries, customers, clients, suppliers, or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the Indenture, which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company, an executive officer of the Company or an executive officer of such Restricted Subsidiary with responsibility for such transaction (whose determination shall be conclusive evidence of compliance with this provision) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11)	transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary; provided, however that such director shall abstain from voting as a director of the Company on any matter involving such other Person;

(12)	any transaction in which the Company or any of its Restricted Subsidiaries as the case may be, deliver to the Trustee, a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and the Restricted Subsidiaries or is not less favorable to the Company and the Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;

(13)	guarantees of performance by the Company and its Restricted Subsidiaries of the Company’s Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money; and

(14)	if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary where such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary.

Limitation on line of business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted

Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the notes or the Subsidiary Guaranty, as the case may be, shall be secured equally and ratably with the obligation so secured (or in the case of Subordinated Obligations, prior or senior thereto, with the same relative priority as the notes shall have with respect to such Subordinated Obligations) for so long as such obligation is secured.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/ Leaseback Transaction with respect to any property unless:

(1)	the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under “—Limitation on Liens”;

(2)	the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

(3)	the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on sale of assets and Subsidiary stock.”

Merger and consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Successor Company would either (x) be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; (y) have a Consolidated Coverage Ratio that is not less than the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction; or (z) have a Consolidated Net Worth that is not less than the Consolidated Net Worth of the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or another Subsidiary

Guarantor or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction under the law of the United States or any political subdivision or State thereof.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition in a single transaction or a series of related transactions of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)	the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States, or any State thereof or the District of Columbia, and such Person shall expressly assume, by an amendment to the Indenture, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty (except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person, (other than to the Company or any other Subsidiary of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary or (z) that has otherwise been released from its Subsidiary Guaranty in accordance with the terms thereof and the terms of the Indenture, in each case, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Limitation on sales of assets and Subsidiary stock” in respect of such disposition);

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

The successor Subsidiary Guarantor will be the successor to the Subsidiary Guarantor and shall succeed to, and be substituted for, and may exercise every right and power of, the Subsidiary Guarantor under the Indenture, and the predecessor Subsidiary Guarantor, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

Notwithstanding the foregoing, any Subsidiary Guarantor may merge with or into or transfer all or part of its properties and assets to a Subsidiary Guarantor or the Company or merge with a Subsidiary Guarantor of the Company, as long as (1) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing and (2) the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not materially increased thereby.

Future guarantors

The Company will cause (a) each Restricted Subsidiary that becomes a borrower under the Credit Facility or that Guarantees obligations under the Credit Facility, (b) each domestic Restricted Subsidiary that is a Significant Subsidiary and that Incurs or Guarantees any Indebtedness in an original principal amount greater than the De Minimis Guaranteed Amount, and (c) each Foreign Subsidiary that is a Significant Subsidiary and that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture.

SEC reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the notes are outstanding, the Company will file with the SEC (subject to the next sentence) and provide, within 15 days after such filing, the Trustee and Holders of the notes with the annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, and containing all the information, audit reports and exhibits required for such reports (but without exhibits in the case of Noteholders). If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website. The Company will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, and a description of such Unrestricted Subsidiaries in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company will be deemed to have furnished such reports to the trustees and the Holders of notes if it has filed such reports with the SEC using the EDGAR filing system and such reports are publicly available.

In addition, the Company will furnish to the Holders of the notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act during any time that the notes are not freely transferable under the Securities Act. Delivery of such reports, information and such documents to the Trustee are for informational purposes only, and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the notes when due, continued for 30 days;

(2)	a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company to comply with its obligations under “—Certain covenants—Merger and consolidation” above;

(4)	the failure by the Company to comply for 60 days after notice (as specified below) with any of its obligations in the covenants described above under “—Change of Control” (other than a failure to purchase notes) or under “—Certain covenants” under “—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on restrictions on distributions from Restricted Subsidiaries,” “—Limitation on sales of assets and Subsidiary stock” (other than a failure to purchase notes), “—Limitation on Affiliate Transactions,” “—Limitation on line of business,” “—Limitation on Liens,” “—Limitation on sale/ leaseback transactions,” “—Future Guarantors” or “—SEC Reports”;

(5)	the failure by the Company or any Subsidiary Guarantor to comply for 90 days after notice (as specified below) with its other agreements contained in the Indenture;

(6)	Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the Holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million (the “cross acceleration provision”), provided, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the notes shall be automatically rescinded;

(7)	certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8)	the failure by the Company, any Subsidiary Guarantor or any Significant Subsidiary to pay final, non-appealable judgments (to the extent not covered by insurance) aggregating in excess of in excess of $25.0 million for a period of 60 consecutive days following such judgment (the “judgment default provision”); or

(9)	any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty, as the case may be (the “guaranty default provision”).

However, a default under clause (4) or (5) will not constitute an Event of Default until the Company receives from the Trustee or the holders of 25% in principal amount of the outstanding notes a notice specifying the default, demanding that the default be remedied and stating that such notice is a “Notice of Default” and the Company does not cure such default within the time specified above after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable by notice in writing to the Company specifying such Event of Default and stating that such notice is a “Notice of Acceleration.” Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may waive an existing or past Event of Default and its consequences and may also rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the notes unless: (1) such Holder has previously given the Trustee notice that an Event of Default is continuing; (2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy; (3) such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and (5) Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail or otherwise deliver in accordance with the procedures of DTC to each Holder of the notes notice of the Default within 90 days of the Trustee’s knowledge of such Default. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as it determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after we became aware of any event which would constitute certain Defaults, written notice of such event and what action we are taking or propose to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or non-compliance with any provisions may also be waived with the consent of the Holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any note;

(3)	reduce the principal of or change the Stated Maturity of any note;

(4)	change the provisions applicable to the redemption of any note as described under “—Optional Redemption” above;

(5)	make any note payable in money other than that stated in the note;

(6)	impair the right of any Holder of the notes to receive payment of principal of and interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any note that would adversely affect the Noteholders; or

(9)	release, other than in accordance with the Indenture, any Subsidiary Guaranty that would adversely affect the Noteholders.

Notwithstanding the preceding, without the consent of any Holder of the notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor entity of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3)	to provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)	to add Guarantees with respect to the notes, including any Subsidiary Guaranties, or to evidence the release of any Subsidiary Guarantor from its Subsidiary Guaranty as provided in the Indenture;

(5)	to secure the notes or the Subsidiary Guaranties, including pursuant to the requirements of the covenant described above under “Certain covenants—Liens”;

(6)	to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(7)	to make any change that does not adversely affect the rights of any Holder;

(8)	conform the text of the Indenture, the notes or the Guarantees to any provision of this “Description of the notes” to the extent that such provision in this “Description of the notes” was intended to be a verbatim recitation of a provision of the Indenture, the notes or the Guaranties (such conformation to be evidenced in an Officer’s Certificate);

(9)	to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of the Indenture under the Trust Indenture Act;

(10)	evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture; or

(11)	to make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially adversely affect the rights of Holders with respect to transfer of the notes.

The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, waiver or consent.

After an amendment under the Indenture becomes effective, we are required to mail or otherwise deliver in accordance with the procedures of DTC to Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and discharge

When we (1) deliver to the Trustee all outstanding notes for cancelation or (2) all outstanding notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing or delivery in accordance with the procedures of DTC of notice of redemption (it being understood that all outstanding notes will be deemed to be due and payable on such redemption date upon the mailing or delivery in accordance with the procedures of DTC of such notice of redemption), and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At anytime, we may terminate all of our obligations under the notes and the Indenture and all of the Subsidiary Guarantors’ obligations under their respective Subsidiary Guaranties (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, at any time we may terminate our and the Subsidiary Guarantors’ obligations under “—Change of Control,” and under the covenants described under “—Certain covenants” (other than the covenant described under “—Merger and consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to the Subsidiary Guarantors and Significant Subsidiaries, the guaranty default provision and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain covenants—Merger and consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8), or (9) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain covenants—Merger and consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders and beneficial owners of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning the Trustee

Wilmington Trust Company is to be the Trustee under the Indenture. We have appointed Wilmington Trust Company as registrar and paying agent with regard to the notes. Wilmington Trust Company is also the trustee, registrar and paying agent under the Existing Senior Notes Indenture.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No personal liability of directors, officers, employees and stockholders

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, any Subsidiary Guaranty, or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing law

The Indenture and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Additional Assets” means:

(1)	any property, plant or equipment or other assets (including Capital Stock of a Person engaged in a Related Business) used in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Adjusted Consolidated Net Tangible Assets” or “ACNTA” means (without duplication), as of the date of determination:

(a)	the sum of:

(1)	discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the fiscal year ending at least 40 days prior to the date of determination, which reserve report is prepared or audited by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue calculated in accordance with SEC guidelines of:

(A)	estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, and

(B)	estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines and decreased by, as of the date of determination, the discounted future net revenue attributable to:

(C)	estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(D)	reductions in the estimated oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report which would, in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines;

in the case of clauses (A) through (D) utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Company were year-end, provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be estimated by the Company’s engineers or by an independent petroleum engineer engaged by the Company for that purpose;

(2)

the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the

Company’s books and records as of a date no earlier than the end of the most recent fiscal quarter for which financial statements of the Company have been made publicly available prior to the date of determination;

(3)	the Net Working Capital as of the end of the most recent fiscal quarter ending at least 40 days prior to the date of determination; and

(4)	the greater of (i) the net book value as of a date no earlier than the end of the most recent fiscal quarter ending at least 40 days prior to the date of determination and (ii) the appraised value, as estimated by independent appraisers (which may be a nationally recognized investment banking firm), of all other tangible assets, including mineral rights held under leases or other contractual arrangements, of the Company and its Restricted Subsidiaries as of a date no earlier than the most recent fiscal year ending at least 40 days prior to the date of determination (provided, however, that the Company shall not be required to obtain such an appraisal of such assets solely for the purpose of determining this value); minus

(b)	to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of

(1)	minority interests;

(2)	any natural gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited consolidated financial statements;

(3)	the discounted future net revenue, calculated in accordance with SEC guidelines (but utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Company were year-end), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(4)	to the extent included in the immediately preceding clause (a)(1) above, the discounted future net revenue calculated in accordance with SEC guidelines (but utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Company were year-end), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(5)	the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a) (1) (but utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Company were year-end), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

Whether or not the Company uses the successful efforts method of accounting or the full cost (or similar method) method of accounting, ACNTA will be calculated as if the Company were using the full cost (or similar method) method of accounting. Any calculation of ACNTA shall be determined on a pro forma basis in a manner consistent with the pro forma adjustments contained in the definition of Consolidated Coverage Ratio.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain covenants—Limitation on Restricted Payments,” “—Certain covenants—Limitation on Affiliate Transactions” and “—Certain covenants—Limitation on sales of assets and Subsidiary stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 20% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Appalachian Area” has the meaning assigned to such term in the Marcellus Joint Development Agreement as in effect on the Marcellus JV Closing Date and as amended or restated thereafter.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of the covenant described under “—Certain covenants—Limitation on sales of assets and Subsidiary stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain covenants—Limitation on Restricted Payments” and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain covenants—Merger and consolidation”;

(C)	a disposition of assets in a single transaction or a series of related transactions with a fair market value of less than $5.0 million;

(D)	a disposition of oil, natural gas or other Hydrocarbons or other mineral products in the ordinary course of business of the oil and gas production operations of the Company and its Subsidiaries;

(E)	the provision of services, equipment and other assets for the operation and development of the Company’s and its Restricted Subsidiaries’ oil and natural gas wells, in the ordinary course of the Company’s and its Restricted Subsidiaries Oil and Gas Business, notwithstanding that such transactions may be recorded as asset sales in accordance with full cost accounting guidelines;

(F)	the sale or other disposition of cash or Temporary Cash Investments; Hedging Obligations or other financial instruments in the ordinary course of business;

(G)

the trade or exchange by the Company or any Restricted Subsidiary of any oil or natural gas property or interest therein of the Company or such Restricted Subsidiary for any oil or natural gas property or interest therein of another Person or for the Capital Stock of a Person engaged in the Oil and Gas Business, including any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the oil or natural gas property or interest therein received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors, which determination shall be conclusive evidence of compliance with this provision) of the oil or natural gas property or interest therein or Capital Stock of a Person engaged in the Oil and Gas Business (including any cash or cash equivalents) so traded or exchanged; provided, further, that any Net Available Cash is applied pursuant to the requirements as described under “—Limitation on sales of assets and Subsidiary stock”;

(H)	the creation or perfection of a Lien permitted pursuant to the Indenture and the sale or other disposition of the property subject to such Lien upon foreclosure thereon;

(I)	the sale or transfer (whether or not in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided, however, that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(J)	the abandonment, farm-out, lease or sublease of developed or undeveloped crude oil and natural gas properties in the ordinary course of business;

(K)	the sale or transfer of surplus or obsolete equipment that is no longer useful and is disposed of in the ordinary course of business;

(L)	any assignment of an overriding royalty or net profits interest to an employee or consultant of the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the generation of prospects or the development of oil and natural gas projects;

(M)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(N)	the licensing or sublicensing of intellectual property (including without limitation the licensing of seismic data) or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(O)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(P)	any Production Payments and Reserve Sales;

(Q)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(R)	the sale, transfer or assignment by the Company, EXCO PA, EXCO WV or any other Restricted Subsidiary of an undivided interest in Oil and Gas Interests acquired by the Company, EXCO PA, EXCO WV or any other Restricted Subsidiary in the Appalachian Area to the extent required pursuant to and in accordance with the right of first refusal provisions of the Marcellus JV Documents;

(S)	the sale, transfer or assignment by the Company, EOC or any other Restricted Subsidiary of an undivided interest in Oil and Gas Interests acquired by the Company, EOC or any other Restricted Subsidiary in the East Texas/North Louisiana Area to the extent required pursuant to and in accordance with the right of first refusal provisions of the BG Joint Development Agreement; and

(T)	the sale, transfer or assignment by the Company or any Restricted Subsidiary of the Oil and Gas Interests and midstream facilities as required by the KKR Participation Agreement in accordance with its terms.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“BGPA” means BG Production Company (PA), LLC, a Delaware limited liability company and its successors and assigns.

“BGWV” means BG Production Company (WV), LLC, a Delaware limited liability company and its successors and assigns.

“BG Development Costs” means the costs and expenses incurred in the conduct of development operations in the East Texas/North Louisiana Area pursuant to the BG JV Documents.

“BG Joint Development Agreement” means that certain Joint Development Agreement, dated as of August 14, 2009, by and among BG Production, EOC and EXCO Production Company, LP, as amended, supplemented or otherwise modified from time to time, pursuant to which the parties thereto entered into a joint development agreement to develop and operate certain oil and gas properties located in the East Texas/North Louisiana Area.

“BG Production” means BG US Production Company, LLC, a Delaware limited liability company and its successors and assigns.

“BG JV Documents” means the BG Joint Development Agreement and any other documents, instruments, agreements or certificates contemplated by or executed in connection therewith, in each case, as the same may be amended, modified or supplemented from time to time.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Management Obligations” means any obligations of the Company or a Subsidiary Guarantor owed to any lender (or any affiliate of any such lender) as permitted under the Credit Agreement in respect of treasury management arrangements, depositary or other cash management services, including commercial credit card and merchant card services.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 40 days prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, redeemed, retired, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, redeem, retire, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged with respect to the Company and the continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;

(5)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period; and

(6)	interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Temporary Cash Investments held by such Person or any Restricted Subsidiary of such Person, which cash or Temporary Cash Investments exist on the date of determination or will exist as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, will be included.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof).

If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and the consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or the Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount and debt issuance cost;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net payments pursuant to Currency Agreements and Interest Rate Agreements;

(7)	dividends accrued in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company);

(8)	interest incurred in connection with Investments in discontinued operations;

(9)	interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any Person; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

Notwithstanding the foregoing, there shall be excluded from Consolidated Interest Expense (A) Consolidated Interest Expense with respect to any Dollar-Denominated Production Payments to the extent such Dollar-Denominated Production Payments are excluded from the definition of “Indebtedness” and (B) noncash interest expense Incurred in connection with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in the Company and its Restricted Subsidiaries being either neutral or net payors as to future payouts under such caps or options.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income the following items, in each case adjusted for income taxes, using the Company’s estimated income tax rate for the applicable period, attributable to such items excluded from Consolidated Net Income:

(1)	any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the exclusion contained in clause (5) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)	the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)	any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3)	any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)	subject to the exclusion contained in clause (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed (or, if greater, for purposes of calculation of the Consolidated Coverage Ratio only, permitted at the date of determination to be distributed) by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)	any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	any impairment losses on oil and natural gas properties;

(6)	extraordinary gains or losses;

(7)	any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC815);

(8)	any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards;

(9)	any income from assets or businesses classified as discontinued operations;

(10)	the cumulative effect of a change in accounting principles; and

(11)	to the extent deducted in the calculation of Consolidated Net Income, any non-cash or nonrecurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded;

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain covenants—Limitation on Restricted Payments” only (but not the calculation of the Consolidated Coverage Ratio for purposes of determining compliance with such covenant), there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consolidated Net Worth” means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

(1)	the par or stated value of all the Company’s outstanding Capital Stock, plus

(2)	paid-in capital and capital surplus relating to such Capital Stock, plus

(3)	any retained earrings or earned surplus less (A) any accumulated deficit, and (B) any amounts attributable to Disqualified Stock.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 31, 2013 by and among the Company, as borrower, certain of its subsidiaries, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC, as sole bookrunner and co-lead arranger, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and BMO Capital Markets Corp., as co-lead arrangers, Bank of America, N.A. and Wells Fargo Bank, N.A., as co-syndication agents, Bank of Montreal, as documentation agent, and the lenders named therein, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance but without limitation as to borrowers or guarantors, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Credit Facilities” means with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including the Credit Agreement), or commercial paper facilities with banks, investment banks, insurance companies, mutual or other institutional lenders or investors providing for revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5.0 million.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the 91st day after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “Change of Control” occurring prior to the 91st day after the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “—Certain covenants—Limitation on sales of assets and Subsidiary stock” and “—Certain covenants—Change of Control”; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“DTC” means The Depository Trust Company.

“East Texas/North Louisiana Area” has the meaning assigned to such term in the BG Joint Development Agreement as in effect on the Issue Date and as amended or restated thereafter.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	all income tax expense of the Company and the consolidated Restricted Subsidiaries;

(2)	Consolidated Interest Expense;

(3)	depreciation, depletion, exploration and amortization expense of the Company and the consolidated Restricted Subsidiaries (excluding amortization of expenses attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4)	all other non-cash charges of the Company and the consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period other than non-cash charges resulting from the application of Financial Accounting Standards Board Accounting Standards Codification Subtopic 410-20 for Asset Retirement Obligations); and

(5)	unrealized foreign exchange losses;

in each case for such period, and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:

(A)	the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and

(B)	amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“EOC” means EXCO Operating Company, LP, a Delaware limited partnership and its successors and permitted assigns.

“Equity Offering” means a public or private sale of common stock of the Company (other than to the Company or a Subsidiary of the Company) or any contribution to the common equity capital of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“EXCO/HGI MLP” means EXCO/HGI Production Partners, LP, a Delaware limited partnership.

“EXCO/HGI MLP General Partner” means EXCO/HGI GP, LLC, a Delaware limited liability company.

“EXCO/HGI MLP Documents” means, collectively, (a) the Unit Purchase and Contribution Agreement, dated as of November 5, 2012, by and among the Company, EXCO Operating Company, LP, the EXCO/HGI MLP General Partner and HGI Energy Holdings, LLC, (b) the Amended and Restated Limited Partnership Agreement for EXCO/HGI MLP dated as of February 14, 2013 and (c) the Amended and Restated Limited Liability Company Agreement for EXCO/HGI MLP General Partner dated as of February 14, 2013, and any other documents, instruments, agreements or certificates contemplated by, or executed in connection with the transactions contemplated by the formation of EXCO/HGI MLP, in each case as may thereafter be amended, supplemented or otherwise modified from time to time.

“EXCO PA” means EXCO Production Company (PA), LLC, a Delaware limited liability company, and its successors and assigns.

“EXCO WV” means EXCO Production Company (WV), LLC, a Delaware limited liability company, and its successors and assigns.

“Existing Senior Notes” means the Company’s $750.0 million aggregate principal amount of 7.500% Senior Notes due 2018.

“Existing Senior Notes Indenture” means the indenture, dated as of September 15, 2010, as supplemented by the first supplemental indenture, dated as of September 15, 2010, among the Company, the Subsidiary Guarantors and Wilmington Trust Company, as trustee, and the second supplemental indenture, dated as of February 12, 2013, as amended, modified, or supplemented from time to time.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Farm-Out Agreement” means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board; and such other statements by such other entity as approved by a significant segment of the accounting profession.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guaranty Agreement” means a supplemental indenture, in the form attached to the Indenture, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Oil and Natural Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Hydrocarbons” means all crude oil and condensate and Natural Gas produced from or attributable to the Oil and Gas Interests of the Company and each Subsidiary Guarantor.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. Notwithstanding the foregoing proviso, any Indebtedness that is extinguished, retired or repaid in connection with a Person merging with or becoming a Subsidiary of a Restricted Subsidiary will not be deemed to be the Incurrence of Indebtedness. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain covenants—Limitation on Indebtedness”:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

(4)	unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC815);

will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Subsidiary of such Person the amount of all obligations of such Subsidiary with respect to any Preferred Stock of such Subsidiary, the principal amount of such Disqualified Stock or Preferred Stock to be determined in accordance with the Indenture;

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured;

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(9)	any Guarantee by such Person of production or payment with respect to a Production Payment (but not any other contractual obligation in respect of such Production Payment).

Except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute “Indebtedness.”

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business or assets, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business or assets after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing, provided, however, that such firm is not an Affiliate of the Company.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, the Company or any Restricted Subsidiary shall be deemed to have made an Investment on the date of such issuance, sale or other disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of or, if less, the value of the Investment when made by the Company or such Restricted Subsidiary in the portion of such Person represented by such Capital Stock. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “—Certain covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, or BBB (or the equivalent) by Standard & Poor’s, or, if neither Moody’s nor Standard & Poor’s provide credit ratings of debt securities, the equivalent investment grade rate from any other Rating Agency.

“Issue Date” means April 16, 2014.

“KKR Participation Agreement” means that certain Participation Agreement, dated July 31, 2013, among Admiral A Holding L.P., Admiral B Holding L.P. and EXCO Operating Company, LP, as such Participation Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York, or the principal place of payment.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Marcellus Development Costs” means the costs and expenses incurred in the conduct of development operations in the Appalachian Area pursuant to the Marcellus JV Documents.

“Marcellus Holding Companies” BG Production Company (PA), LLC and BG Production Company (WV), LLC, each a wholly owned subsidiary of the Marcellus JV Partner and each formed in connection with the Marcellus Joint Development Agreement to facilitate the transfer of an undivided 49.75% interest in the Marcellus JV Oil and Gas Assets to the Marcellus JV Partner.

“Marcellus Joint Development Agreement” means that certain Joint Development Agreement dated as of June 1, 2010, among BGPA, BGWV, the Marcellus Holding Companies and the Marcellus JV Operator to develop and operate the Marcellus JV Oil and Gas Assets with respect to the Marcellus Joint Venture; as such Joint Development Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Marcellus JV Closing Date” means June 1, 2010.

“Marcellus JV Documents” means the Marcellus Joint Development Agreement, the Marcellus Operator LLC Agreement, the Marcellus Midstream LLC Agreement, the Marcellus Transfer Agreement and any other documents, instruments, agreements or certificates contemplated by, or executed in connection with, the Marcellus Joint Development Agreement, in each case, as the same may be amended, modified or supplemented from time to time.

“Marcellus JV Oil and Gas Assets” has the meaning assigned to the term “Subject Oil and Gas Assets” in the Marcellus Joint Development Agreement.

“Marcellus JV Operator” means EXCO Resources (PA), LLC, a Delaware limited liability company, and its successors and assigns, the operator of the Marcellus JV Oil and Gas Assets located in the Appalachian Area.

“Marcellus JV Partner” means BG US Production Company, LLC , a Delaware limited liability company.

“Marcellus Midstream Assets” means the gas gathering and pipeline systems and related facilities associated with the Marcellus Shale portion of the Marcellus JV Oil and Gas Assets.

“Marcellus Midstream LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Marcellus Midstream Owner, dated as of June 1, 2010, as such Limited Liability Company Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Marcellus Midstream Owner” means EXCO Appalachia Midstream, LLC, owner of the Marcellus Midstream Assets.

“Marcellus Operator LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Marcellus JV Operator; dated as of June 1, 2010, as such may thereafter be amended, supplemented or otherwise modified from time to time.

“Marcellus Shale” means (a) with respect to the Commonwealth of Pennsylvania, those subsurface depths that are below the base of (but excluding) the Haskill Sandstone Formation (Base of Elk Sequence) formation at a measured depth of 2,758’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated June 7, 2005 of the Seneca Resources operated Fee PGS SGL No. 44 (API 37-047-23649) located in Elk County, Pennsylvania, (b) with respect to the State of West Virginia, those subsurface depths that are below the base of (but excluding) the Brallier Formation (Base of Elk Sequence) formation at a measured depth of 6,612’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated October 8, 2008 of the EXCO-North Coast Energy, Inc. operated Wentz 4HS (API 47-001-02982) located in Barbour County, West Virginia, recognizing that actual depths may vary, and (c) with respect to the State of New York, those subsurface depths that are below the base of (but excluding) the Genesee Formation at a measured depth of 2,548’, as identified by the Density/Neutron, Gamma/Temperature Log dated May 6, 2005 of the Fortuna Energy, Inc. operated Cotton-Hanlon #1 well (API 31-107-23185) located in Tioga County, New York.

“Marcellus Transfer Agreement” means that certain Membership Interest Transfer Agreement dated as of May 9, 2010, by an between EXCO Holding (PA), Inc. and the Marcellus JV Partner pursuant to which EXCO Holding (PA), Inc. transferred to the Marcellus JV Partner (a) 100% of the equity interests of the Marcellus Holding Companies and (b) 50% of the equity interests of each of the Marcellus JV Operator and the Marcellus Midstream Owner.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Natural Gas” means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

“Net Available Cash” from an Asset Disposition means cash payments received therefrom, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and cash proceeds from the sale or other disposition of any non-cash consideration received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties, in each case net of (without duplication):

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred, including without limitation, all attorney’s fees, accountants’ fees, advisors’ or other consultants’ fees and other fees actually incurred in connection therewith, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or to holders of royalties or similar interests as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Working Capital” of the Company means:

(1) all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of business; minus

(2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and current liabilities from commodity price risk management activities arising in the ordinary course of business, determined in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

“Non-Recourse Purchase Money Indebtedness” means Indebtedness (other than Capital Lease Obligations) of the Company or any Subsidiary Guarantor incurred in connection with the acquisition by the Company or such

Subsidiary Guarantor in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Subsidiary Guarantor in conducting its operations) with respect to which:

(1)	the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, and neither the Company nor any Restricted Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets); and

(2)	no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Subsidiary Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, any Vice Chairman, the Chief Executive Officer, the Chief Operating Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel, the Secretary or any Assistant Secretary of the Company.

“Oil and Gas Business” means:

(1)	the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, natural gas, other hydrocarbon and mineral properties;

(2)	the gathering, marketing, distribution, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and the marketing of oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons;

(3)	any business relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, refining, transportation, gathering or marketing of oil, natural gas, other hydrocarbons and minerals and products produced in association therewith;

(4)	any other related energy business, including power generation and electrical transmission business where fuel required by such business is supplied, directly or indirectly, from oil, natural gas, other hydrocarbons and minerals produced substantially from properties in which the Company or the Restricted Subsidiaries, directly or indirectly, participate;

(5)	any business relating to oil field sales and service; and

(6)	any activity necessary, appropriate or incidental to the activities described in the preceding clauses (1) through (5) of this definition.

“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, wellbore interests, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests, contractual interests, non-operating interests and rights in any pooled, unitized or communitized acreage by virtue of such interest being a part thereof; (b) interests in and rights with respect to Hydrocarbons other minerals or revenues therefrom and contracts and agreements in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), and surface interests, fee interests, reversionary interests, reservations and concessions related to any of the foregoing; (c) easements, rights-of-way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; (d) interests in oil, gas, water, disposal and injection wells, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible or intangible, movable or immovable, real or personal property and fixtures located on, associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (e) all seismic, geological, geophysical and engineering records, data, information, maps, licenses and interpretations.

“Oil and Natural Gas Hedging Contract” means any oil and natural gas hedging agreement and other agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in oil and natural gas prices.

“Opinion of Counsel” means a written opinion of counsel (who may be counsel for the Company) and who shall be acceptable to the Trustee. The counsel may be an employee of the Company. Opinions of Counsel required to be delivered under the Indenture may have qualifications customary for opinions of the type required and counsel delivering such Opinions of Counsel may rely as to factual matters on certificates of the Company or governmental or other officials customary for opinions of the type required.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock Incurred for the purpose of financing all or any part of the cost of acquiring oil and gas properties or was Indebtedness of:

(1)	a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary, or

(2)	a Person that was merged or amalgamated into the Company or a Restricted Subsidiary;

provided that on the date such Indebtedness was incurred, the Subsidiary became a Restricted Subsidiary or the date such Person was merged and amalgamated into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, the Consolidated Coverage Ratio either (x) equals or exceeds 2.25 to 1.0 or (y) is greater than the Consolidated Coverage Ratio immediately prior to such transaction.

“Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other hydrocarbons and minerals through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(1)	ownership interests in oil, natural gas, other hydrocarbon and mineral properties or gathering, transportation, processing, storage or related systems; and

(2)

entry into, and Investments and expenditures in the form of or pursuant to, operating agreements, joint venture agreements (including, without limitation, those relating to the Marcellus Midstream Owner, the EXCO/HGI MLP Documents and the KKR Participation Agreement), partnership agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, development agreements (including without limitation the BG Development Agreement, the Marcellus Joint Development Agreement, the KKR Participation Agreement and the EXCO/HGI MLP Documents), area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts and other similar agreements with third parties (including Unrestricted Subsidiaries).

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person (A) if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary or (B) for consideration consisting solely of Capital Stock of the Company; provided, however, that, in both cases, such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, commission, travel, relocation and similar advances to officers, directors and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non—cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “—Certain covenants—Limitation on sales of assets and Subsidiary stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9)	any Person where such Investment was acquired by the Company or any of the Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain covenants—Limitation on Indebtedness”;

(12)	any Person to the extent such Investment (A) exists on the Issue Date or (B) is an extension, modification or renewal of any such Investments described under the immediately preceding clause (A) but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)	Permitted Business Investments;

(14)	repurchases of the notes;

(15)	Guarantees issued in accordance with the covenants described under “Certain covenants—Limitation on Indebtedness” and “—Future guarantors”;

(16)	Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;

(17)	Investments intended to promote the Company’s strategic objectives in the Oil and Gas Business in an aggregate amount not to exceed 5.0% of ACNTA (determined as of the date of the making of any such Investment) at any one time outstanding (which Investments shall be deemed to be no longer outstanding only upon and to the extent of the return of capital thereof);

(18)	any Investment consisting of purchases and acquisitions of inventory, supplies, material and equipment, purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business; and

(19)	Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (19) outstanding on the date such Investment is made, do not exceed the greater of $25.0 million and 5.0% of ACNTA.

With respect to any Permitted Investment, at the time such Permitted Investment is made, the Company will be entitled to divide and classify such Investment in more than one of the clauses of the definition of “Permitted Investment.”

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance, bid or surety bonds, completion guarantees or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	Liens securing Non-Recourse Purchase Money Indebtedness granted in connection with the acquisition by the Company or any Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations); provided that (i) such Liens attach only to the fixed assets acquired with the proceeds of such Non-Recourse Purchase Money Indebtedness; and (ii) such Non-Recourse Purchase Money Indebtedness is not in excess of the purchase price of such fixed assets;

(8)	Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) under “—Certain covenants—Limitation on Indebtedness” and Liens to secure Cash Management Obligations;

(9)	Liens to secure the notes, any Subsidiary Guarantee and other obligations arising under the Indenture;

(10)	Liens existing on the Issue Date (other than Liens securing Indebtedness under a Credit Facility);

(11)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person (and not incurred in anticipation of or in connection with such transaction); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(12)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (and not incurred in anticipation of or in connection with such transaction); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(13)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(14)	Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries that are permitted to be Incurred pursuant to the Indenture;

(15)

Liens on, or related to, assets to secure all or part of the costs incurred in the ordinary course of a Related Business for the surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair, improvement, processing, transportation, marketing, storage or operation thereof;

(16)	Liens on pipeline or pipeline facilities that arise under operation of law;

(17)	Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil, natural gas, other hydrocarbon and mineral leases, Farm-Out Agreements or Farm-In Agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, master limited partnership agreements, development agreements, operating agreements, production sales contracts, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the Oil and Gas Business provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(18)	Liens securing Production Payments and Reserve Sales that are not prohibited by the Indenture; provided, however, that such Liens do not extend to any property other than the property that is the subject of such Production Payments and Reserve Sales;

(19)	Liens reserved in oil, natural gas, other hydrocarbon and mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(20)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (9), (10), (11) or (12), provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (9), (10), (11) or (12) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(21)	Liens securing Indebtedness of a Foreign Subsidiary permitted to be Incurred under clause (15) of the paragraph (b) of “—Certain covenants—Limitations on Indebtedness”; provided, however, that such Liens do not extend to any property not owned by such Foreign Subsidiary;

(22)	Liens to secure Indebtedness permitted under the provisions described in clause (22) of the paragraph (b) of “—Certain covenants—Limitation on Indebtedness”;

(23)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(24)	Liens on the Marcellus JV Oil and Gas Assets securing the obligations of the Company and certain Restricted Subsidiaries under the Marcellus JV Documents and Liens securing the obligations of the Company and certain Restricted Subsidiaries under the BG JV Documents;

(25)	leases, licenses, subleases and sublicenses of real property and intellectual property rights that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries, taken as whole; and

(26)	in addition to Liens permitted by clauses (1) through (25) above, Liens that are incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to Indebtedness and other obligations that do not exceed the greater of $25.0 million and 5.0% of ACNTA, as determined on the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom, at any time outstanding.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Marketing Obligations” means Indebtedness of the Company or any Restricted Subsidiary under letter of credit or borrowed money obligations, or in lieu of or in addition to such letters of credit or borrowed money, Guarantees of such Indebtedness or other obligation, of the Company or any Restricted Subsidiary by any other Restricted Subsidiary, as applicable, related to the purchase by the Company or any Restricted Subsidiary of hydrocarbons for which the Company or such Restricted Subsidiary has contracts to sell; provided, however, that in the event that such Indebtedness or obligations are guaranteed by the Company or any Restricted Subsidiary, then either: (1) the Person with which the Company or such Restricted Subsidiary has contracts to sell has an Investment Grade Rating or in lieu thereof, a Person guaranteeing the payment of such obligated Person has an Investment Grade Rating from; or (2) such Person posts, or has posted for it, a letter of credit in favor of the Company or such Restricted Subsidiary with respect to all such Person’s obligations to the Company or such Restricted Subsidiary under such contracts.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” means the grant or transfer to any Person of a Production Payment, royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties.

“Rating Agency” means each of Standard & Poor’s or Moody’s, or, if either Standard & Poor’s or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating organization registered under Section 15E of the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	if the final maturity of the Indebtedness being Refinanced is earlier than the Stated Maturity of the notes, such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	if the final maturity date of the Indebtedness being Refinanced is later than the Stated Maturity of the notes, such Refinancing Indebtedness has a final maturity date at least 91 days later than the Stated Maturity of the notes;

(3)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(4)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(5)	if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary of the Company that Refinances Indebtedness of the Company (provided, however, that a Restricted Subsidiary that is also a Subsidiary Guarantor may Guarantee Refinancing Indebtedness Incurred by the Company whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being Refinanced, and provided, further, that if such Refinancing Indebtedness is subordinated to the notes, such Guarantees shall be subordinated to such Restricted Subsidiary Guaranty to at least the same extent) or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any Oil and Gas Business and any other business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, redemption or other acquisition or retirement for value of any Capital Stock of (A) the Company or (B) a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred, including with respect to the Company and the Subsidiary Guarantors, all Indebtedness outstanding under the Credit Agreement and all Hedging Obligations and Cash Management Obligations with respect thereto; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to the Company or any Subsidiary;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s Rating Services, and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the notes pursuant to the terms of the Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the notes.

“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 270 days after the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one Rating Agency or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business; provided, however, that (i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $10.0 million in the aggregate;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(5)

investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the

United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(6)	investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and

(7)	investments in money market funds that invest 95% or more of their assets in securities of the types described in clauses (1) through (6) above.

“Trustee” means Wilmington Trust Company until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means any officer within the corporate trust department of the Trustee with direct responsibility for performing the Trustee’s duties under the Indenture and also means, with respect to a particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain covenants—Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain covenants—Limitation on Indebtedness,” whenever it is necessary to determine whether the Company or any Restricted Subsidiary has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

Book-entry, delivery and form

The notes will be issued as fully-registered global notes (each, a “Global Note”) which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Beneficial interests in the Global Notes will be held in minimum denominations of $2,000 and whole multiples of $1,000 in excess of that amount. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

We will make principal, premium, if any, and interest payments on all notes represented by a Global Note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by that Global Note for all purposes under the Indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a note represented by a Global Note;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a Global Note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Depository procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. None of us, the Trustee or the Paying Agent take responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes with the Trustee, as custodian for DTC, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for certificated notes

A Global Note is exchangeable for certificated notes if:

(1)	DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)	the Company, at its option and subject to the procedures of DTC, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes; or

(3)	there has occurred and is continuing an Event of Default with respect to the notes and DTC has requested it in writing.

In addition, beneficial interests in a Global Note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same day settlement and payment

The Company, or any paying agent on behalf of the Company, will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders of the certificated notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Material U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. It deals only with notes held as capital assets (generally, property held for investment) and acquired at original issuance for their “issue price” (i.e., the first price at which a substantial amount of the notes are sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations thereunder, rulings and judicial decisions as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, or may be subject to different interpretations, so as to produce U.S. federal income tax consequences different from those discussed below. We have not and will not seek any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below. This summary does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules, such as, but not limited to, partnerships and other pass through entities and holders of interests therein, dealers in securities, insurance companies, tax-exempt entities, persons that hold notes in connection with an arrangement that completely or partially hedges the notes, securities traders that use a mark-to-market method of accounting, banks, persons holding notes as part of a conversion, constructive sale or a straddle transaction, persons subject to the alternate minimum tax, U.S. Holders (as defined below) where functional currency is not the U.S. dollar and certain former citizens or residents of the United States. In addition, this summary does not describe any tax consequences arising under U.S. federal gift and estate tax laws or other U.S. federal tax laws or under the tax laws of any state, local or non U.S. jurisdiction.

In certain circumstances, we may elect or be obligated to pay additional amounts on the notes (see, for example, “Description of the notes—Optional redemption” and “Description of the notes—Change of control”). We do not intend to treat the possibility that such additional payments may be made as causing the notes to be treated as contingent payment debt instruments. However, additional income will be recognized if any such additional payment is made. It is possible that the IRS may take a different position. If the IRS were to successfully challenge our determination with the result that the notes were treated as contingent payment debt instruments, you would be required to (i) accrue interest income based on a “comparable yield” and a projected payment schedule, which may require inclusion of interest income at a higher rate than the stated interest rate on the notes, and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, redemption, retirement or other taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Prospective purchasers of notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership that acquires or holds notes should consult its own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

Prospective purchasers of notes should consult their own tax advisors concerning the U.S. federal income, estate and gift tax consequences, and any state or local income or franchise tax consequences, applicable to their particular situations, as well as any consequences under the laws of any other applicable taxing jurisdiction.

United States Holders

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes, (i) an individual citizen or resident alien of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Stated interest

Stated interest on a note generally will be taxable to you as ordinary interest income at the time it is received or accrued, depending on your regular method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption, retirement or other disposition

You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized (less an amount attributable to accrued and unpaid interest, which will be taxable as ordinary interest income as discussed above to the extent you have not previously included that amount in income) and your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in a note will, in general, be the amount you paid for the note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year. Net long-term capital gains of non-corporate U.S. Holders currently are eligible for reduced rates of taxation. The deductibility of capital losses may be subject to significant limitations.

Legislation relating to net investment income

Legislation enacted in 2010 imposes a 3.8% tax on the “net investment income” of certain U.S. citizens and resident aliens and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest and certain net gain from the sale, exchange, redemption, retirement or other taxable disposition of a note, less certain deductions. Prospective holders should consult their tax advisors with respect to the tax consequences of the legislation described above.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of interest on a note and the proceeds of the sale or other disposition (including a retirement or redemption) of a note, and backup withholding may apply to such payments unless you provide a taxpayer identification number certified under penalties of perjury, as well as certain other information. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This discussion applies to you if you are a “non-U.S. Holder.” A “non-U.S. Holder” is a beneficial owner of a note that is an individual, corporation (or entity treated as a corporation for U.S. federal income tax purposes), estate or trust that is not a U.S. Holder.

Interest on the notes

Payments to you of interest generally will be exempt from U.S. federal withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not actually or constructively own 10% or more of the total combined voting power of all our classes of stock;

•	you are not a controlled foreign corporation that is related directly or indirectly to us;

•

you are not a bank whose receipt of interest on the notes is in connection with the extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a trade or business in the United States.

The portfolio interest exemption and several of the special rules for non-U.S. Holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed applicable IRS Form W-8 or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from (or a reduction of) withholding under the benefit of an income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below. (See “—Non-U.S. Holders—Income or gain effectively connected with a U.S. trade or business.”)

Sale, exchange, redemption, retirement or other disposition

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

If you are a non-U.S. Holder described in the first bullet point above, you generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder (See “—Non-U.S. Holders—Income or gain effectively connected with a U.S. trade or business”). If you are a non-U.S. Holder described in the second bullet point above, you will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

Income or gain effectively connected with a U.S. trade or business

If any interest on the notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated U.S. income tax rates, unless an applicable income tax treaty provides otherwise. Effectively connected interest income will not be subject to U.S. withholding tax if you satisfy certain certification requirements, generally by providing to us or our paying agent a properly executed IRS Form W-8ECI (or successor form). If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for a lower rate.

Backup withholding and information reporting

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement. U.S. backup withholding will not apply to payments to you of interest on a note if the statement described in “Non-U.S. Holders—Interest on the notes” is duly provided or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

Generally, information reporting and backup withholding requirements will apply to the gross proceeds paid to you on the disposition (including a retirement or redemption) of the notes by or through a U.S. office of a U.S. or foreign broker, unless you provide the requisite certification of your foreign status or otherwise establish an exemption. Information reporting requirements (but generally not backup withholding) will also apply to payment of the proceeds of a disposition of a note by or through a foreign office of a U.S. broker or a foreign broker with certain types of relationships to the United States unless the broker has documentary evidence in its files that you are not a United States person and the broker has no actual knowledge or reason to know to the contrary, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability (if any) and any excess may be refundable if the proper information is timely provided to the IRS.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase and holding of the notes by the following: (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (or, collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary describes certain of these issues under ERISA and the Code as currently in effect and the existing administrative and judicial interpretations thereunder. No assurance can be given that administrative, judicial or legislative changes will not occur that may make the statements contained herein incorrect or incomplete. Moreover, no attempt is made in this summary to describe issues that may arise under federal, state or local laws that are not preempted by ERISA or the Code. In addition, this summary does not discuss the laws of any country other than the United States.

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. Such transactions are referred to as “prohibited transactions” and include, without limitation, (1) a direct or indirect extension of credit to a party in interest or to a disqualified person, (2) the sale or exchange of any property between an ERISA Plan and a party in interest or disqualified person, or (3) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any plan assets.

A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of the notes by an ERISA Plan with respect to which we, any underwriter, or any guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95- 60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemption will be satisfied.

Similar Laws governing the investment and management of the assets of governmental plans and other plans which are not subject to ERISA or the Code may contain fiduciary and prohibited transaction requirements similar to those under Title I of ERISA and Section 4975 of the Code. Accordingly, fiduciaries of such Plans, in consultation with their counsel, should consider the impact of their respective laws on investments in the notes and the considerations discussed above, to the extent applicable.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless (i) we, the underwriters, and the guarantors are not parties in interest or disqualified persons with respect to the Plan, or (ii) such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

By acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan; (ii) we, the underwriters, and the guarantors are not parties in interest or disqualified persons with respect to the investing Plan under ERISA, the Code, or applicable Similar Laws; or (iii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

THE FOREGOING DISCUSSION IS NECESSARILY GENERAL AND DOES NOT ADDRESS ALL ASPECTS OF ISSUES THAT MAY ARISE UNDER ERISA, THE CODE OR OTHER APPLICABLE SIMILAR LAWS, AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE OR A LEGAL OPINION. FURTHER, NO ASSURANCE CAN BE GIVEN THAT FUTURE LEGISLATION, ADMINISTRATIVE RULINGS, COURT DECISIONS OR REGULATORY ACTION WILL NOT MODIFY THE CONCLUSIONS SET FORTH IN THIS DISCUSSION. ANY SUCH CHANGES MAY BE RETROACTIVE AND THEREBY APPLY TO TRANSACTIONS ENTERED INTO PRIOR TO THE DATE OF THEIR ENACTMENT OR RELEASE. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS TO SUCH INVESTMENT AND WHETHER AN EXEMPTION WOULD BE APPLICABLE TO THE PURCHASE AND HOLDING OF THE NOTES.

THE SALE OF THE NOTES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY US OR BY ANY OTHER PERSON THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR FOR ANY PARTICULAR PLAN.

Underwriting (Conflicts of Interest)

Subject to the terms and conditions contained in the underwriting agreement among us, our subsidiary guarantors and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount

J.P. Morgan Securities LLC	$155,000,000
Wells Fargo Securities, LLC	80,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	62,500,000
BMO Capital Markets Corp.	62,500,000
Credit Suisse Securities (USA) LLC	25,000,000
ING Financial Markets LLC	25,000,000
Natixis Securities Americas LLC	25,000,000
UBS Securities LLC	25,000,000
Capital One Securities, Inc.	10,000,000
CIT Capital Securities LLC	10,000,000
Deutsche Bank Securities Inc.	10,000,000
Goldman, Sachs & Co.	10,000,000

Total	$500,000,000

The underwriting agreement provides that the underwriters will purchase all of the notes being sold pursuant to the underwriting agreement if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.375% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us
Per note	1.750%

In the underwriting agreement, we have agreed that:

•

We will not offer, sell, contract to sell, pledge or otherwise dispose of any of our debt securities (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities LLC.

•	We will pay our expenses related to the offering, which we estimate will be approximately $1.3 million.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), with effect from and including the date on which the European Union Prospectus Directive (the ‘‘Prospectus Directive’’) is implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) each underwriter has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus supplement in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and the 2010 PD Amending Directive to the extent implemented, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented;

•

to fewer than (i) 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented) or (ii) if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•	in any circumstances falling within Article 3(2) of the Prospectus Directive or Article 3(2) of the 2010 PD Amending Directive to the extent implemented.

For the purposes of this provision, the expression an “offer of notes to the public,” in relation to any notes in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EC.

In connection with the offering of the notes, each underwriter:

•

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes and guaranties in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us or the subsidiary guarantors; and

•

has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates. They have received (or will receive) customary fees and commissions for these transactions. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent on, and a lender under, the EXCO Resources Credit Agreement, and J.P. Morgan Securities LLC is a co-lead arranger and sole bookrunner under the EXCO Resources Credit Agreement. Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities LLC, is a co-syndication agent and a lender under the EXCO Resources Credit Agreement and Wells Fargo Securities LLC is a co-lead arranger under the EXCO Resources Credit Agreement. BMO Capital Markets Corp. is a co-lead arranger under the EXCO Resources Credit Agreement and BMO Harris Bank, N.A., an affiliate of BMO Capital Markets Corp., is a lender under the EXCO Resources Credit Agreement. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a co-syndication agent and a lender under the EXCO Resources Credit Agreement. Affiliates of the other underwriters in this offering are also agents or lenders under the EXCO Resources Credit Agreement. These entities will receive a portion of the net proceeds of this offering in connection with the repayment of the term loan and a portion of the revolving commitment under the EXCO Resources Credit Agreement. See “Use of proceeds.”

Certain of those underwriters or their affiliates who have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Conflicts of Interest

Affiliates of J.P. Morgan Securities LLC, BMO Capital Markets Corp., Deutsche Bank Securities Inc. and ING Financial Markets LLC will receive more than 5% of the net proceeds of this offering in connection with the repayment of the term loan and a portion of the revolving commitment under the EXCO Resources Credit Agreement. See “Use of proceeds”. Because J.P. Morgan Securities LLC, BMO Capital Markets Corp., Deutsche Bank Securities Inc. and ING Financial Markets LLC are underwriters in this offering and their respective affiliates are expected to receive more than 5% of the net proceeds of this offering, J.P. Morgan Securities LLC, BMO Capital Markets Corp., Deutsche Bank Securities Inc. and ING Financial Markets LLC are deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. This rule requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement. Capital One Securities, Inc. has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. Capital One Securities, Inc. will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Capital One Securities, Inc. against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act. Pursuant to FINRA Rule 5121, J.P. Morgan Securities LLC, BMO Capital Markets Corp., Deutsche Bank Securities Inc. and ING Financial Markets LLC will not confirm sales of the debt securities to any account over which it exercises discretionary authority without the prior written approval of the customer.

Legal matters

Our legal counsel, Haynes and Boone LLP, Dallas, Texas, will pass upon certain legal matters in connection with the offered securities. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon the validity of the notes offered hereby for the underwriters.

Experts

The consolidated balance sheets of EXCO Resources, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2013 and the related financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses for EXCO Resources Inc.’s Acquired Chesapeake Oil and Natural Gas Properties for the years ended December 31, 2012, 2011, and 2010 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of TGGT Holdings, LLC and its subsidiaries, which comprise the consolidated balance sheets as of November 14, 2013 and December 31, 2012, and the related consolidated statements of operations, cash flows, and members’ equity for the period from January 1, 2013 to November 14, 2013 and the years ended December 31, 2012 and 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Independent petroleum engineers

Lee Keeling and Associates, Inc., independent petroleum engineers, Tulsa, Oklahoma, prepared the Proved Reserves estimates with respect to our non-shale properties included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Netherland, Sewell & Associates, Inc., independent petroleum engineers, Dallas, Texas, prepared the Proved Reserves estimates with respect to our shale properties included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Ryder Scott Company, L.P., independent petroleum engineers, Houston, Texas, prepared the Proved Reserves estimates with respect to our shale properties in the South Texas region included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Haas Petroleum Engineering Services, Inc., independent petroleum engineers, Dallas, Texas, prepared the Proved Reserves estimates with respect to our shale properties included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Where you can find more information

This prospectus supplement does not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about the registrants, you should refer to the registration statement. Summaries of agreements or other documents in this prospectus supplement are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

We are subject to the informational requirements of the Exchange Act, and in accordance with the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including this registration statement, are available over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC at that address. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are made available free of charge on our website at www.excoresources.com as soon as reasonably practicable after we electronically file such material with, or otherwise furnish it to, the SEC. Information on our website is not incorporated by reference in this prospectus supplement and is not a part of this prospectus supplement.

Information we incorporate by reference

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering (excluding any disclosures that are furnished and not filed with the SEC):

•	Our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 26, 2014; and

•

Our Current Reports on Form 8-K filed with the SEC on January 21, 2014, January 24, 2014, March 11, 2014, March 14, 2014, April 1, 2014 and April 8, 2014; and our Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on September 25, 2013 (excluding Exhibit 99.2 thereto).

Information contained in this prospectus supplement modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus supplement or in earlier-dated documents incorporated by reference.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of the information that has been incorporated by reference in this prospectus supplement (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus supplement). You should direct any requests for copies to:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

(214) 368-2084

Attn: William L. Boeing, Vice President, General Counsel and Secretary

Internet Website: www.excoresources.com

Glossary of selected oil and natural gas terms

The following are abbreviations and definitions of terms commonly used in the oil and natural gas industry and in this prospectus supplement and the accompanying prospectus.

Analogous reservoir.    Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an “analogous reservoir” refers to a reservoir that shares the following characteristics with the reservoir of interest: (i) same geological formation (but not necessarily in pressure communication with the reservoir of interest); (ii) same environment of deposition; (iii) similar geological structure; and (iv) same drive mechanism.

Bbl.    One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil, NGLs or other liquid hydrocarbons.

Bcf.    One billion cubic feet of natural gas.

Bcfe.    One billion cubic feet equivalent calculated by converting one Bbl of oil or NGLs to six Mcf of natural gas. This ratio of Bbl to Mcf is commonly used in the oil and natural gas industry and represents the approximate energy equivalent of natural gas to oil or NGLs, and does not represent the sales price equivalency of natural gas to oil or NGLs. Currently the sales price of a Bbl or NGL is significantly higher than the sales price of six Mcf of natural gas.

Boe/d.    Barrels of oil equivalent per day.

Btu.    British thermal unit, which is the heat required to raise the temperature of a one pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

Completion.    The installation of permanent equipment for the production of oil or natural gas, or, in the case of a dry hole, the reporting to the appropriate authority that the well has been abandoned.

Deterministic method.    The method of estimating reserves or resources when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

Development well.    A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Dry hole; Dry well.    A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

Economically producible.    As it relates to a resource, a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation.

Exploitation. The continuing development of a known producing formation in a previously discovered field. To maximize the ultimate recovery of oil or natural gas from the field by development wells, secondary recovery equipment or other suitable processes and technology.

Farmout.    An assignment of an interest in a drilling location and related acreage conditional upon the drilling of a well on that location.

Formation.    A succession of sedimentary beds that were deposited under the same general geologic conditions.

Fracture stimulation.    A stimulation treatment routinely performed involving the injection of water, sand and chemicals under pressure to stimulate hydrocarbon production.

Gross acres or gross wells.    The total acres or wells, as the case may be, in which a working interest is owned.

Held-by-production.    A provision in an oil, natural gas and mineral lease that perpetuates a company’s right to operate a property or concession as long as the property or concession produces a minimum paying quantity of oil or natural gas.

Horizontal wells.    Wells which are drilled at angles greater than 70 degrees from vertical.

Mbbl.    One thousand stock tank barrels.

Mcf.    One thousand cubic feet of natural gas.

Mcfe.    One thousand cubic feet equivalent calculated by converting one Bbl of oil or NGLs to six Mcf of natural gas.

Mmbtu.    One million British thermal units.

Mmcf.    One million cubic feet of natural gas.

Mmcfe.    One million cubic feet of natural gas equivalent calculated by converting one Bbl of oil or NGLs to six Mcf of natural gas. This ratio of Bbl to Mcf is commonly used in the oil and natural gas industry and represents the approximate energy equivalent of natural gas to oil or NGLs, and does not represent the sales price equivalency of natural gas to oil or NGLs. Currently the sales price of a Bbl or NGL is significantly higher than the sales price of six Mcf of natural gas.

Net acres or net wells.    Exists when the sum of fractional ownership interests owned in gross acres or gross wells equals one. We compute the number of net wells by totaling the percentage interest we hold in all our gross wells.

NYMEX.    New York Mercantile Exchange.

NGLs.    The combination of ethane, propane, butane and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

OBO.    Operated by others.

Play.    A term applied to a portion of the exploration and production cycle following the identification by geologists and geophysicists of areas with potential oil and natural gas reserves.

Present value of estimated future net revenues or PV-10.    The present value of estimated future net revenues is an estimate of future net revenues from a property at the date indicated, without giving effect to derivative financial instrument activities, after deducting production and ad valorem taxes, future capital costs, abandonment costs and operating expenses, but before deducting future income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their “present value.” The present value is shown to indicate the effect of time on the value of the net revenue stream and should not be construed as being the fair market value of the properties. Estimates have been made using constant oil and natural gas prices and operating and capital costs at the date indicated, at its acquisition date, or as otherwise indicated.

Probabilistic method.    The method of estimation of reserves or resources when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

Productive well.    A productive well is a well that is not a dry well.

Proved developed reserves.    These reserves are reserves of any category that can be expected to be recovered: (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Proved reserves.    Proved oil and natural gas reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with Reasonable Certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

The area of the reservoir considered as proved includes: (i) the area identified by drilling and limited by fluid contacts, if any, and (ii) adjacent undrilled portions of the reservoir that can, with Reasonable Certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with Reasonable Certainty. Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with Reasonable Certainty.

Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (i) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the Reasonable Certainty of the engineering analysis on which the project or program was based; and (ii) the project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Reservoir.    A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Resources.    Resources are quantities of oil and natural gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

Royalty interest.    An interest in an oil and/or natural gas property entitling the owner to a share of oil and natural gas production free of the costs of production.

Shale.    Fine-grained sedimentary rock composed mostly of consolidated clay or mud. Shale is the most frequently occurring sedimentary rock.

Shut in well.    A producing well that has been closed down temporarily for, among other things, economics, cleaning out, building up pressure, lack of a market or lack of equipment.

Spud.    To start the well drilling process.

Standardized measure of discounted future net cash flows or the standardized measure.    Under the Standardized Measure, future cash flows are estimated by applying the simple average spot prices for the trailing 12 month period using the first day of each month beginning on January 1 and ending on December 1 of each respective year, adjusted for price differentials, to the estimated future production of year-end Proved Reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end and future plugging and abandonment costs to determine pre-tax cash inflows. Future income taxes are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the associated properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate to arrive at the Standardized Measure.

Stock tank barrel.    42 U.S. gallons liquid volume.

Tcf.    One trillion cubic feet of natural gas.

Tcfe.    One trillion cubic feet equivalent calculated by converting one Bbl of oil or NGLs to six Mcf of natural gas. This ratio of Bbl to Mcf is commonly used in the oil and natural gas industry and represents the approximate energy equivalent of natural gas to oil or NGLs, and does not represent the sales price equivalency of natural gas to oil or NGLs. Currently the sales price of a Bbl or NGL is significantly higher than the sales price for six Mcf of natural gas.

Undeveloped acreage.    Leased acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil and natural gas regardless of whether such acreage contains Proved Reserves.

Working interest.    The operating interest that gives the owner the right to drill, produce and conduct activities on the property and a share of production.

Prospectus

EXCO Resources, Inc.

Debt securities

Guaranties of debt securities

We may offer and sell from time to time an indeterminate number of our debt securities, and one or more of our existing and future subsidiaries may fully and unconditionally guarantee the principal of, and premium (if any) and interest on, such debt securities. This prospectus describes the general terms of the debt securities and the general manner in which we will offer such debt securities. When we sell debt securities, we will determine the amounts and types of debt securities we will sell and the prices and other terms on which we will sell them.

We may sell debt securities, on a continuous or delayed basis, to or through underwriters, dealers or agents or directly to purchasers. If any agents or underwriters are involved in the sale of these debt securities, the applicable prospectus supplement will provide their names and any applicable fees, commission or discounts.

Each time we sell debt securities pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement or free writing prospectus will contain more specific information about the offering and the debt securities being offered. The prospectus supplement or free writing prospectus will also describe the specific manner in which we will offer the debt securities. Any prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. This prospectus may not be used to sell debt securities unless accompanied by a prospectus supplement describing the method and terms of the offering.

You should carefully read this prospectus and the prospectus supplement or free writing prospectus, together with the documents we incorporate by reference, before you invest in our debt securities.

Investing in our debt securities involves risks. See “Risk factors” on page 6 of this prospectus and any additional risk factors in the prospectus supplement and the documents incorporated or deemed incorporated by reference before investing in our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 8, 2014.

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act), using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and/or sell any debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. This prospectus does not contain all the information set forth in the registration statement as permitted by the rules of the SEC. Each time we may sell debt securities, to the extent required, we will provide a prospectus supplement that will contain specific information about the terms of that offering and may also provide you with a free writing prospectus. That prospectus supplement and any free writing prospectus may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement prepared by us. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in the prospectus supplement.

You should rely only on the information contained in this prospectus and in any applicable prospectus supplement or any free writing prospectus, including any information incorporated by reference. Important information is contained in the documents that are incorporated by reference that are considered to be part of this prospectus. Additionally, information that we later file with the SEC will automatically update and supersede this information. Before purchasing any debt securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where you can find more information” and “Information we incorporate by reference.”

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

We have not authorized any other person to provide you with any information other than what is contained or incorporated by reference in this prospectus or any applicable prospectus supplement or any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

When used in this prospectus or in any supplement to this prospectus, the terms the “EXCO,” “EXCO Resources,” “Company,” “we,” “our” and “us” refer to EXCO Resources, Inc. and its consolidated subsidiaries, unless the context otherwise requires or as otherwise indicated.

Forward-looking statements

This prospectus, the prospectus supplement and the documents incorporated by reference in this prospectus and the prospectus supplement contain forward-looking statements, as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements relate to, among other things, the following:

•	our future financial and operating performance and results;

•	our business strategy;

•	market prices;

•	our future use of derivative financial instruments; and

•	our plans and forecasts.

We have based these forward-looking statements on our current assumptions, expectations and projections about future events.

We use the words “may,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “plan,” “budget” and other similar words to identify forward-looking statements. The statements that contain these words should be read carefully because they discuss future expectations, contain projections of results of operations or our financial condition and/or state other “forward-looking” information. We do not undertake any obligation to update or revise publicly any forward-looking statements, except as required by applicable securities laws. These statements also involve risks and uncertainties that could cause our actual results or financial condition to materially differ from our expectations in this prospectus, the prospectus supplement and the documents incorporated by reference in this prospectus and the prospectus supplement, including, but not limited to:

•	fluctuations in the prices of oil, natural gas and natural gas liquids;

•	the availability of foreign oil, natural gas and natural gas liquids;

•	future capital requirements and availability of financing;

•	our ability to meet our current and future debt service obligations;

•	disruption of credit and capital markets and the ability of financial institutions to honor their commitments;

•	estimates of reserves and economic assumptions, including estimates related to acquisitions of oil and natural gas properties;

•	geological concentration of our reserves;

•	risks associated with drilling and operating wells;

•	exploratory risks, primarily related to our activities in shale formations, including the Eagle Ford shale play in South Texas;

•	discovery, acquisition, development and replacement of oil and natural gas reserves;

•	cash flow and liquidity;

•	timing and amount of future production of oil and natural gas;

•	availability of drilling and production equipment;

•	availability of water for drilling and hydraulic fracturing activities;

•	marketing of oil and natural gas;

•	political and economic conditions and events in oil-producing and natural gas-producing countries;

•	title to our properties;

•	litigation;

•	competition;

•	general economic conditions, including costs associated with drilling and operations of our properties;

•

environmental or other governmental regulations, including legislation to reduce emissions of greenhouse gases, legislation of derivative financial instruments, regulation of hydraulic fracture stimulation and elimination of income tax incentives available to our industry;

•	receipt and collectability of amounts owed to us by purchasers of our production and counterparties to our derivative financial instruments;

•	decisions whether or not to enter into derivative financial instruments;

•	potential acts of terrorism;

•	our ability to manage joint ventures with third parties, including the resolution of any material disagreements and our partners’ ability to satisfy obligations under these arrangements;

•	actions of third party co-owners of interests in properties in which we also own an interest;

•	fluctuations in interest rates; and

•	our ability to effectively integrate companies and properties that we acquire.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. We caution you not to place undue reliance on any forward-looking statements. When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in this prospectus, the prospectus supplement and the documents incorporated by reference. The risk factors noted in this prospectus, the prospectus supplement and the documents incorporated herein by reference, and other factors noted throughout this prospectus, the prospectus supplement and the documents incorporated by reference, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. Please see “Risk factors” for a discussion of certain risks related to our business and an investment in our debt securities.

Our revenues, operating results and financial condition depend substantially on prevailing prices for oil and natural gas and the availability of capital from our credit agreement, or the EXCO Resources Credit Agreement and other sources. Declines in oil or natural gas prices may have a material adverse effect on our financial condition, liquidity, results of operations, the amount of oil or natural gas that we can produce economically and the ability to fund our operations. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered.

Where you can find more information

This prospectus does not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about the registrants, you should refer to the registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

We are subject to the informational requirements of the Exchange Act, and in accordance with the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including this registration statement, are available over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC at that address. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are made available free of charge on our website at www.excoresources.com as soon as reasonably practicable after we electronically file such material with, or otherwise furnish it to, the SEC. Information on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

Information we incorporate by reference

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of securities described in this prospectus (excluding any disclosures that are furnished and not filed with the SEC):

•	Our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 26, 2014; and

•

Our Current Reports on Form 8-K filed with the SEC on January 21, 2014, January 24, 2014, March 11, 2014, March 14, 2014, April 1, 2014 and April 8, 2014; and our Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on September 25, 2013 (excluding Exhibit 99.2 thereto).

Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference in this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). You should direct any requests for copies to:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

(214) 368-2084

Attn: William L. Boeing, Vice President, General Counsel and Secretary

Internet Website: www.excoresources.com

Our company

We are an independent oil and natural gas company engaged in the exploitation, exploration, acquisition, development and production of onshore U.S. oil and natural gas properties with a focus on shale resource plays. Our principal operations are conducted in certain key U.S. oil and natural gas areas including Texas, Louisiana and the Appalachia region.

Our primary strategy focuses on the exploitation and development of our shale resource plays, while continuing to evaluate complementary acquisitions that meet our strategic and financial objectives. We plan to carry out this strategy by leveraging our management and technical team’s experience, exploiting our multi-year inventory of development drilling locations in our shale resource plays, actively seeking acquisition opportunities, managing our liquidity and enhancing financial flexibility.

EXCO Resources, Inc. is a Texas corporation incorporated in October 1955. Our shares of common stock trade on the New York Stock Exchange, or NYSE, under symbol “XCO.” Our principal executive office is located at 12377 Merit Drive, Suite 1700, Dallas, Texas 75251. Our telephone number is (214) 368-2084. Our website address is www.excoresources.com. Except for any documents that are incorporated on or through this prospectus, our website is not part of this prospectus.

The subsidiary guarantors

One or more of our existing and any future subsidiaries may jointly and severally, fully and unconditionally guarantee our payment obligations under any debt securities offered by this prospectus. Financial information concerning our guarantor subsidiaries and non-guarantor subsidiaries, if any, is included in our consolidated financial statements filed as a part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.

Additional information concerning our subsidiaries and us is, or will be, as the case may be, included in the reports and other documents incorporated by reference in this prospectus or any applicable prospectus supplement. See “Where you can find more information.”

Risk factors

An investment in our debt securities involves certain risks. Before investing in our debt securities, you should carefully consider the risks and uncertainties described throughout this prospectus and contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 under the headings “Risk factors” and in any other filings we made with the SEC prior to the filing of this prospectus, and in the documents that we filed with the SEC after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in the prospectus supplement. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment.

Ratio of earnings to fixed charges

The following table sets forth our historical ratio of earnings to fixed charges:

	Year ended December 31,
	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	1.5x	(1)	(1)	10.4x	(1)

(1)	The amounts by which earnings were insufficient to cover fixed charges in 2012, 2011 and 2009 were $1.5 billion, $16.8 million and $512.1 million, respectively. These deficits were primarily due to non-cash impairments of oil and natural gas properties.

For purposes of computing the ratio of earnings to fixed charges, earnings are defined as:

•	income from continuing operations before income taxes and equity method earnings of affiliates; plus

•	fixed charges, distributed income of equity investees and amortization of capitalized interest; less

•	capitalized interest.

Fixed charges are defined as the sum of the following:

•	interest expense (including amounts capitalized);

•	amortization of debt discount and issuance cost (expensed and capitalized);

•	preferred stock dividends; and

•	that portion of rental expense which we believe to be representative of an interest factor.

Use of proceeds

Unless the applicable prospectus supplement indicates otherwise, we intend to use the net proceeds we receive from the sale of the debt securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include, among other things, the repayment of outstanding indebtedness, acquisitions of assets, businesses or securities, capital expenditures, working capital or the repayment, redemption or refinancing of all or a portion of any indebtedness or other securities outstanding at a particular time. Pending any specific application, we may initially invest proceeds in short-term marketable securities. We may provide additional information on the use of net proceeds from the sale of securities in an applicable prospectus supplement.

Description of debt securities and guaranties

The following summary of the terms of our debt securities describes general terms that apply to the debt securities. The particular terms of any debt securities will be described more specifically in the prospectus supplement relating to such debt securities.

General

From time to time, EXCO Resources, Inc. may issue debt securities in one or more series under the base indenture dated as of September 15, 2010, among EXCO, certain of its subsidiaries and Wilmington Trust Company, as trustee. In this “Description of debt securities and guaranties” section, the words “Company,” “we,” “us” and “our” refer only to EXCO Resources, Inc. and not to any of its subsidiaries.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent general, unsecured obligations of EXCO and will rank equally with all of our other unsecured and unsubordinated debt.

The debt securities may have the benefit of guaranties, which we refer to each as a guarantee, by one or more of our subsidiaries. We refer to our subsidiaries that provide a guarantee as a “guarantor.” If a guarantor issues a guarantee, the guarantee will be the general, unsecured obligation of such guarantor. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guarantee debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the indenture.

The debt securities will effectively rank junior to all liabilities of our subsidiaries that do not guarantee the debt securities (excluding any amounts owed by such subsidiaries to the Company or any guarantor). Claims of creditors of our subsidiaries that do not guarantee the debt securities generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of any debt securities. Accordingly, any debt securities will be structurally subordinated to creditors, including trade creditors and preferred shareholders, if any, of such subsidiaries.

The following description and the description of the terms of any debt securities in a prospectus supplement are only a summary of the material provisions of the indenture and any debt security. We urge you to read the indenture because it, not this description, defines your rights as holders of the debt securities. We have filed the indenture with the SEC as an exhibit to our registration statement. You may request copies of the indenture at our address set forth under the heading “Where you can find more information.”

Specific terms of debt securities

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium or at a discount and, unless otherwise provided in the applicable supplemental indenture, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except that the additional debt securities may have a different date of original issuance, offering price and first interest payment date, and, unless otherwise provided in the applicable prospectus supplement, will be consolidated with, and form a single series with, such outstanding debt securities. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount and any limit on the aggregate principal amount;

•	the person to whom interest is payable if other than the registered holder as of the record date;

•	the date or dates on which principal is payable;

•	the interest rate or rates and the date or dates from which interest will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interests is payable and the manner in which any payments may be made;

•	the terms and conditions upon which we may, or the holders may require us to redeem or repurchase the debt securities;

•	our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund;

•	the denominations in which such debt securities may be issuable, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

if the amount of principal of or premium, if any, or interest on the debt securities may be determined with reference to a financial or economic measure or index or pursuant to a formula, the manner in which the amounts will be determined;

•	the currency of denomination, if other than U.S. dollars;

•

if payments of principal of or premium, if any, or interest on the debt securities will be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•

if payments of principal of or premium, if any, or interest on the debt securities is payable, at our election or the election of the holder, in one or more currencies or currency units other than the currency of denomination, the terms and condition for such election;

•	any addition to or change in the acceleration provisions described in the indenture;

•

if the principal amount payable at stated maturity of the debt securities is not determinable as of any one or more dates prior to the stated maturity, the amount to be deemed to be the principal amount as of any such date;

•	any modifications with respect to the defeasance of the debt securities;

•

provisions relating to the issuance of a global security, if applicable, with respect to the debt securities, any legends for the debt securities and provisions relating to the transfer and exchange of debt securities;

•	any deletions of, modifications or additions to the events of default described in this prospectus or in the indenture;

•	any deletions of, modifications or additions to the covenants with respect to the debt securities described in this prospectus or in the indenture;

•	whether the debt securities will be convertible to or exchangeable for cash, securities or other property of any person, including the Company, and the terms and conditions for doing so;

•	whether the debt securities will be guaranteed by any guarantors and, if so, the identity of the guarantors and a description of the terms of the guaranties;

•	if the debt securities will be secured, the provisions relating to any collateral provided for such debt securities; and

•	any other terms of the debt securities to the extent that such terms are not inconsistent with the terms of the indenture.

Guaranties

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, unless otherwise provided in a prospectus supplement, the indenture does not require that any of our subsidiaries be a guarantor of any series of debt securities. As a result, a series of debt securities may not have any guarantors, and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If the Company issues a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, we will describe the particular terms of the guaranties of each such series in a prospectus supplement relating to that series, which we will file with the SEC. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium and interest, if any, on each debt security of such series, all in accordance with the terms of such guaranteed debt securities and the indenture.

The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.

Unless otherwise specified in the applicable prospectus supplement, a guarantor’s guarantee will represent general, unsecured obligations of such guarantor and will rank equally with all other unsecured indebtedness of such guarantor. A guarantor’s unsecured guarantee will be effectively subordinated to, and thus have a junior position to, any secured indebtedness a guarantor may have with respect to the assets securing that indebtedness.

Each guarantor that makes a payment under its guarantee will be entitled, upon payment in full of all guaranteed obligations under the indenture, to contribution from each other guarantor in an amount equal to such other guarantor’s pro rata portion of such payment based on the respective net assets of all the guarantors at the time of such payment.

If a guarantee is rendered voidable, it could be subordinated by a court to all other indebtedness (including guaranties and other contingent liabilities) of the applicable guarantor, and, depending on the amount of such indebtedness, a guarantor’s liability on its guarantee could be reduced to zero.

Redemption

From time to time, we may issue debt securities that are redeemable, in which event the prospectus supplement will describe the terms and conditions of redemption.

Exchange and/or conversion rights

We may issue debt securities which can be exchanged for or converted into shares of common stock or preferred stock. If we do, we will describe the terms of exchange or conversion in the prospectus supplement relating to those debt securities.

Change of control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of EXCO, or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.

Certain covenants

Unless otherwise specified in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Merger and consolidation

The Company will not consolidate with or merge with or into, or sell, convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any person, unless:

(1)	the resulting, surviving or transferee person shall be a person organized and existing under the laws of the United States, any State thereof or the District of Columbia and the successor company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company under the debt securities and the indenture;

(2)	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

(3)	if requested, the Company shall have delivered to the trustee an officer’s certificate stating that such transaction and such supplemental indenture, if any, complies with the indenture.

The successor company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, and the predecessor company, shall be released from all of its obligations under the debt securities.

Defaults

Set forth below are the events of default under the indenture. In addition, we may add to, modify or delete the events of default that may apply to a particular series of debt securities.

Events of default under the indenture include:

(1)	a default in the payment of interest on the debt securities when due, continued for 30 days;

(2)	a default in the payment of principal of any debt security when due at its stated maturity, upon optional redemption, upon declaration of acceleration or otherwise;

(3)	the Company defaults in the deposit of any sinking fund payment, when and as due by the terms of a security of such series;

(4)	the Company defaults in the performance of, or breaches, any of its covenants and agreements in respect of any debt security of such series contained in the indenture or in the debt securities of such series (other than those referred to in (1), (2) or (3) above), and such default or breach continues for a period of 90 days after the notice specified below;

(5)	the Company commences a voluntary proceeding under bankruptcy law, consents to the entry of an order for relief against it in an involuntary case or proceeding, consents to the appointment of a custodian for all or substantially all of its property, makes a general assignment for the benefit of credits, or takes any action to effect the foregoing;

(6)	a court of competent jurisdiction enters an order or decree against the Company under bankruptcy law that adjudicates the Company insolvent or bankrupt, appoints a custodian for all or substantially all of the Company’s property, or orders the winding-up or liquidation of the Company, or takes any other action to effect the foregoing, and such order or decree remains unstayed and in effect for 90 days; or

(7)	any other event of default with respect to a series of debt securities occurs.

However, a default under clause (4) will not constitute an event of default until the Company receives from the trustee or the holders of 25% in principal amount of the outstanding debt securities of such series a notice specifying the default, demanding that the default be remedied and stating that such notice is a “Notice of Default” and the Company does not cure such default within the time specified above after receipt of such notice.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities may declare the principal of and accrued but unpaid interest on all the debt securities to be due and payable by notice in writing to the Company specifying such event of default and stating that such notice is a “Notice of Acceleration.” Upon such a declaration, such principal and interest shall be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the debt securities will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities may waive an existing or past event of default and its consequences and may also rescind any such acceleration with respect to the debt securities and its consequences.

Subject to the provisions of the indenture, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the debt securities unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a debt security may pursue any remedy with respect to the indenture or the debt securities unless: (1) such holder has previously given the trustee notice that an event of default is continuing; (2) holders of at least 25% in principal amount of the outstanding debt securities of such series have requested the trustee to pursue the remedy; (3) such holders have offered the trustee indemnity satisfactory to the trustee against any loss, liability or expense; (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and (5) holders of a majority in principal amount of the outstanding debt securities have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a debt security or that would involve the trustee in personal liability.

If a default occurs, is continuing and is known to the trustee, the trustee must mail or otherwise deliver in accordance with the procedures of The Depository Trust Company, or DTC, to each holder of the debt securities notice of the default within 90 days of the trustee’s knowledge of such default. Except in the case of a default in the payment of principal of or interest on any debt security, the trustee may withhold notice if and so long as it determines that withholding notice is not opposed to the interest of the holders of the debt securities of such series. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are required to deliver to the trustee, within 30 days after we became aware of any event which would constitute certain defaults, written notice of such event and what action we are taking or propose to take in respect thereof.

Amendments and waivers

From time to time, without the consent of holders of debt securities of one or more series, we and the trustee may amend or supplement the indenture or debt securities of one or more series, or waive compliance in a particular instance by us with any provision of the indenture or debt securities in order to:

(1)	add covenants to any series of debt securities for the benefit of the holders of such debt securities or to surrender any right or power we have under the indenture;

(2)	provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

(3)	add events of default for the benefit of the holders of any series of debt securities;

(4)	add one or more guaranties for the benefit of holders of any series of debt securities;

(5)	secure any series of debt securities;

(6)	evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to any series of debt securities and to add to or change any of the provisions as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(7)	provide for the issuance of additional debt securities of any series;

(8)	establish the form or terms of any series of debt securities as permitted by the indenture;

(9)	comply with the rules of any applicable depositary;

(10)	add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of any series of debt securities in uncertificated form;

(11)	add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (i) will not apply to the debt security of any previously created series that was entitled to the benefit of such provision or (ii) will become effective only when there is no outstanding debt security of any series described in clause (i);

(12)	cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision of the indenture;

(13)	comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(14)	change any other provision under the indenture; provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect.

From time to time we and the trustee may, with the consent of the holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities of one or more series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

(1)	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities;

(2)	reduce the principal amount of any debt securities or reduce the amount of the principal of an original issue discount debt security or any other debt securities which would be due and payable upon a declaration of acceleration of the maturity thereof, or reduce the rate of interest on any debt security;

(3)	reduce any premium payable upon the redemption of or change the date on which any debt security may or must be redeemed;

(4)	change the coin or currency in which the principal of or premium, if any, or interest on any debt security is payable;

(5)	impair the right of any holder to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

(6)	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults hereunder and their consequences) provided for in the indenture;

(7)	modify any of the provisions relating to amendments or modifications to the indenture, the waiver of past defaults or the waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby; or

(8)	if any debt securities are convertible into or for any other debt securities or property of the Company, make any change that adversely affects in any material respect the right to convert any debt securities (except as permitted by the indenture) or decrease the conversion rate or increase the conversion price of any such debt securities of such series, unless such decrease or increase is permitted by the terms of such debt securities.

Satisfaction and discharge

We may satisfy and discharge our obligations under one or more series of debt securities and the indenture (1) by delivering to the trustee all outstanding debt securities of that series for cancellation or (2) if all outstanding debt securities of a series have become due and payable, whether at maturity or on a redemption date as a result of the mailing or delivery in accordance with the procedures of DTC of notice of redemption (it being understood that all outstanding debt securities of a series will be deemed to be due and payable on such redemption date upon the mailing or delivery in accordance with the procedures of DTC of such notice of redemption), and, in the case of clause (2), we irrevocably deposit with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of such series, including premium, if any, and interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable under the indenture by us.

Defeasance

When we use the term defeasance, we mean discharge from some or all of the obligations under the indenture. If we deposit with the trustee money or U.S. government securities sufficient, in the opinion of a nationally recognized firm of independent public accountants, to make payments on the debt securities of a series of debt securities under the indenture on the dates those payments are due, then at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•

we will no longer have any obligation to comply with specified restrictive covenants, if any, with respect to the debt securities of that series and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium, if any, and interest on the debt securities will also survive.

We will be required to deliver to the trustee a legal opinion to the effect that holders of that series of debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, the legal opinion must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning the trustee

Wilmington Trust Company is the trustee under the indenture.

The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must either eliminate such conflict or resign, subject to the provisions of the Trust Indenture Act and the indenture.

The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an event of default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities of any series, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

Payments and paying agent

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any payment agent. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive payments will be governed by the rules and practices of the depositary and its participants.

Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as the paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payments will be made on the following business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to a holder will be repaid to us. After that one-year period, the holder may look only to use for payment and not to the trustee, any other paying agent or anyone else.

Governing law

The indenture, the debt securities and any guaranties will be governed by, and construed in accordance with, the laws of the State of New York.

Form of debt securities and exchange

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in registered form, without coupons. In addition, unless otherwise specified in a prospectus supplement, the debt securities will be issued in global—i.e., book-entry form only. Debt securities in book-entry form will be represented by a global debt security registered in the name of, and deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co.

Beneficial interests in the debt securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Beneficial interests in a global debt security will be held in minimum denominations of $2,000 and whole multiples of $1,000 in excess of that amount.

Except in limited circumstances, global debt securities are not exchangeable for definitive certificated debt securities.

Payments in respect of the principal of, and interest and premium, if any, on a global debt security registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder. We will make principal, premium, if any, and interest payments on all debt securities represented by a global debt security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the global debt security for all purposes under the indenture.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as a depositary as required by the indenture;

•	there has occurred and is continuing an event of default with respect to the debt securities represented by such global security; or

•	there exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, and to persons that may hold beneficial interests through these institutions. These institutions are called participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by (a) DTC, the depositary, with respect to participants’ interests, or (b) any such participant, with respect to interests of persons held by such participant on their behalf. Payments, transfers, exchanges and others matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. We, the trustee and any of our agents will not have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Plan of distribution

We may sell debt securities in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers or agents and the respective amounts of debt securities underwritten or purchased by them, the price of the offered debt securities and the net proceeds to us from the sale, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters, and compensation received by them on resale of the debt securities may be deemed to be underwriting discounts under the Securities Act.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The debt securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase debt securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an “underwriter,” as that term is defined in the Securities Act, of the debt securities so offered and sold. We will name any agent involved in the offer and sale and describe any commissions payable by us in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

If underwriters are utilized in the sale of any debt securities in respect of which this prospectus is being delivered, such debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. If we sell the debt securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of the debt securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such debt securities if they purchase any of them.

If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the applicable prospectus supplement.

Offers to purchase debt securities may also be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others who may be deemed to be “underwriters” within the meaning of the Securities Act with respect to any resale thereof.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving the offer and sale of debt securities and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Unless otherwise indicated in the applicable prospectus supplement, any of the debt securities offered will be a new issue and will have no established trading market. We may elect to list the debt securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the debt securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the debt securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on any securities exchange on which the debt securities may be listed, in the over-the-counter market or otherwise.

The place and time of delivery for debt securities will be set forth in the accompanying prospectus supplement for such debt securities.

Legal matters

Unless we state otherwise in the applicable prospectus supplement, our legal counsel, Haynes and Boone LLP, Dallas, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.

Experts

The consolidated balance sheets of EXCO Resources, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2013 and the related financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses for EXCO Resources Inc.’s Acquired Chesapeake Oil and Natural Gas Properties for the years ended December 31, 2012, 2011, and 2010 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of TGGT Holdings, LLC and its subsidiaries, which comprise the consolidated balance sheets as of November 14, 2013 and December 31, 2012, and the related consolidated statements of operations, cash flows, and members’ equity for the period from January 1, 2013 to November 14, 2013 and the years ended December 31, 2012 and 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Independent petroleum engineers

Lee Keeling and Associates, Inc., independent petroleum engineers, Tulsa, Oklahoma, prepared the Proved Reserves estimates with respect to our non-shale properties included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Netherland, Sewell & Associates, Inc., independent petroleum engineers, Dallas, Texas, prepared the Proved Reserves estimates with respect to our shale properties included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Ryder Scott Company, L.P., independent petroleum engineers, Houston, Texas, prepared the Proved Reserves estimates with respect to our shale properties in the South Texas region included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Haas Petroleum Engineering Services, Inc., independent petroleum engineers, Dallas, Texas, prepared the Proved Reserves estimates with respect to our shale properties included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.